     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1998

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            COUNTY SEAT STORES, INC.

             (Exact Name of Registrant as Specified in its Charter)
                         ------------------------------

               MINNESOTA                                    5651                                   41-1272706
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)               Classification Code No.)                    Identification No.)

                            ------------------------

                         469 SEVENTH AVENUE, 11TH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 714-4800

  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrants' Principal Executive Offices)
                         ------------------------------

                                BRETT D. FORMAN
                            EXECUTIVE VICE PRESIDENT
                            COUNTY SEAT STORES, INC.
                         469 SEVENTH AVENUE, 11TH FLOOR
                            NEW YORK, NEW YORK 10018
                                 (212) 714-4800
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                         ------------------------------

                                WITH COPIES TO:

                           ROBERT M. MCLAUGHLIN, ESQ.
                               EATON & VAN WINKLE
                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 867-0606

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
               TITLE OF EACH CLASS                                          MAXIMUM             MAXIMUM
               OF SECURITIES TO BE                    AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
                   REGISTERED                          REGISTERED          PER UNIT*        OFFERING PRICE*     REGISTRATION FEE
Common Stock, par value $.01 per share...........      10,000,000            $3.35            $33,500,000            $9,882

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED               , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                               10,000,000 SHARES

                            COUNTY SEAT STORES, INC.

                                  COMMON STOCK

                             ---------------------

    This Prospectus relates to the offering from time to time of up to 10,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), that were issued by County Seat Stores, Inc. (the "Company"), a Minnesota corporation, to the general unsecured creditors of the Company pursuant to the Company's Plan of Reorganization dated as of August 22, 1997, ("Plan of Reorganization") under Section 1121(a) of the United States Bankruptcy Code (the "Bankruptcy Code").

    The Plan of Reorganization became effective on October 29, 1997 (the "Effective Date"). Pursuant to the Plan of Reorganization, 20,000,000 shares of Common Stock (including the shares subject to this Prospectus) were issued following the Effective Date. As of March 16, 1998, these 20,000,000 constituted all of the shares of Common Stock outstanding. Under the terms of the Plan of Reorganization, the shares were issued to a Disbursing Agent to be disbursed to
creditors upon final settlement of their respective claims. As of March   ,
1998,       shares have been disbursed to creditors who have settled their claims.

    This prospectus is being filed as part of a registration statement required under a Registration Rights Agreement dated as of January 8, 1998 among the Company and certain holders of the Common Stock (the "Selling Stockholders", and the agreement referred to as the "Stock Registration Rights Agreement"). The Shares of Common Stock held by the Selling Stockholders and covered by this prospectus are referred to as the "Shares".

    The Shares may be sold to the public from time to time by the Selling Stockholders in the amount and the manner described herein or as may be set forth in a Prospectus Supplement accompanying this Prospectus. The Company will receive no proceeds from the sale of any of the Shares by any of the Selling Stockholders. See "Plan of Distribution."

                            ------------------------

    SEE "RISK FACTORS" COMMENCING ON PAGE   FOR INFORMATION CONCERNING CERTAIN
RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.
                             ---------------------

    Through the date hereof, there has been no established public trading market for the Common Stock. Application will be made to list the Common Stock on the NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is          , 1998

                              NOTICE TO INVESTORS

    The Selling Stockholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices of public offering prices, historical trading information for the Common Stock, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." If the Company is advised that an underwriter has been engaged with respect to the sale of any Shares offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause an appropriate amendment to the Registration Statement of which this Prospectus forms a part to be filed with the Securities and Exchange Commission (the "Commission") reflecting such engagement or other change. See "Additional Information."

    The Company will not receive any proceeds from this offering, but has agreed to pay substantially all of the expenses of this offering, including fees of one counsel to the Selling Stockholders and fees and expenses of underwriters or placement or sales agents (but excluding discounts and commissions). The Selling Stockholders and any broker dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Description of Capital Stock--Stock Registration Rights Agreement" and "Plan of Distribution" for a description of certain indemnification arrangements.

    Until 90 days subsequent to the effective date of this filing, all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "SUMMARY," "RECENT DEVELOPMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN ADDITION, WHEN USED IN THIS PROSPECTUS THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS," "MAY," "WILL," "SHOULD," AND SIMILAR EXPRESSIONS OR THE NEGATIVE THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES.

    ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS, AS A RESULT OF MANY FACTORS OUTSIDE THE CONTROL OF THE COMPANY, INCLUDING: CONTINUING SUCCESS WITH, AND MARKET ACCEPTANCE OF, FUNDAMENTAL CHANGES IN THE COMPANY'S MERCHANDISING STRATEGY DESCRIBED HEREIN; FLUCTUATIONS IN THE COST OF RAW MATERIALS AND MERCHANDISE USED OR PURCHASED BY THE COMPANY; DEPENDENCE ON THIRD PARTY SUPPLIERS; CHANGES IN CONSUMER PREFERENCES, IN

THE ADVERTISING MARKET FOR THE COMPANY'S PRODUCTS, IN THE APPAREL INDUSTRY OR MARKET GENERALLY OR THAT SEGMENT OF WHICH THE COMPANY SPECIFICALLY TARGETS; CHANGES IN THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, IN THE GENERAL CONDITION OF THE UNITED STATES ECONOMY, IN THE AVAILABILITY OF KEY PERSONNEL, IN FOREIGN CURRENCY EXCHANGE RATES, IN INDUSTRY CAPACITY, AND IN BRAND AWARENESS; AND THE OTHER MATTERS SET FORTH IN THIS PROSPECTUS AND DESCRIBED FROM TIME TO TIME IN THE COMPANY'S ANNUAL OR QUARTERLY REPORTS FILED WITH THE COMMISSION.

    CONSEQUENTLY, SUCH FORWARD-LOOKING STATEMENTS SHOULD BE VIEWED SOLELY AS THE COMPANY'S CURRENT PLANS, ESTIMATES AND BELIEFS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF OR THEREOF. THE COMPANY DOES NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO SUCH FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

                             AVAILABLE INFORMATION

    The Company is filing concurrently a Registration Statement on Form S-1 (of which this Prospectus forms part) and a Registration Statement on Form S-4 covering an exchange offer for its 12 3/4% Senior Notes. The Company has also made a filing to register the Common Stock under the Exchange Act. When the Commission declares effective any of (i) the Registration Statement on Form S-1,
(ii) the Company's Registration Statement on Form S-4 or (iii) the registration of the Common Stock under the Exchange Act, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will be required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet Web Site located at http:\\www.sec.gov.

    The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect of the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

    The Company was incorporated in Minnesota in 1976. The Company's principal executive offices are located at 469 Seventh Avenue, 11th Floor, New York, New York 10018.

                                    SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. Unless otherwise indicated or the context clearly implies otherwise, all references in this Prospectus to the "Company" refer to County Seat Stores, Inc. and its subsidiaries. The Company's Plan of Reorganization was consummated on October 29, 1997 (the "Plan" or "Plan of Reorganization"). The effects of the Plan have been accounted for herein in the Company's balance sheet dated as of November 1, 1997 using the principles of "fresh start" accounting as required by the AICPA, Statement of Position 90-7, pursuant to which, in general, the Company's assets and liabilities were revalued. The term "Predecessor Company" refers to the Company prior to the consummation of the Plan of Reorganization and the term "Reorganized Company" refers to the Company after the Plan of Reorganization was consummated. Unless otherwise indicated or the context otherwise requires, references to 1997, 1996, 1995, 1994, 1993, and 1992 relate to the Company's fiscal years ended on January 31, 1998, February 1, 1997, February 3, 1996, January 28, 1995, January 29, 1994, and January 30, 1993, respectively. Each of these fiscal years includes 52 weeks, except for the year ended February 3, 1996, which includes 53 weeks. Unless otherwise indicated or the context otherwise requires, the information contained in this Prospectus gives effect to the offering of Private Notes (the "Private Note Offering") (and the application of the proceeds therefrom) and the Company's Plan of Reorganization, pursuant to which the Company emerged from Chapter 11 concurrently with the closing of the Private Note Offering (the date of the effectiveness of the Plan of Reorganization and the closing of the Private Note Offering being herein referred to as the "Effective Date"). "Pro Forma" results of operations have been described in the Company's Pro Forma Consolidated Statement of Operations included herein, giving effect to (i) consummating the Private Note Offering and entering into the Senior Credit Facility, (ii) consummating the Plan of Reorganization, (iii) closing 341 stores, (iv) obtaining rent concessions on existing stores, (v) consolidating certain of the Company's corporate offices, and (vi) applying Fresh Start Accounting in accordance with generally accepted accounting principles ("GAAP") as if each had occurred on February 4, 1996 (with respect to the Pro Forma 1996 results). References to the 413 stores operated by the Company give effect to the closing of 67 stores between the Effective Date and the end of 1997. 375 of the Company's stores are County Seat stores, 14 are County Seat Outlet stores, 22 are Levi's Outlet stores, and 2 are Old Farmer's Almanac General Stores.

                                  THE COMPANY

    The Company is among the nation's largest mall-based specialty retailers of casual apparel, operating 413 stores in 41 states in the midwestern, southern, and eastern regions of the United States. Under the direction of a new management team, the Company's merchandise mix has recently been updated to consist of casual shirts, sweaters, knit tops, khakis, jeans, dresses and accessories for men, women, and teens. The Company's products are now primarily manufactured under private label, which, in the Company's view, offers customers quality comparable to branded merchandise at significantly lower prices and generates higher gross margins than the Company has historically achieved. For the nine months ended November 1, 1997 (the "Pre-Emergence Period"), the Company generated Pro Forma net sales and EBITDA of approximately $233.7 million and $7.8 million, respectively. As described below, the Company has made several fundamental changes in its merchandising strategy.

    During the period from 1992 to 1994, the Company expanded from 605 stores, generating net sales of $458.9 million, EBITDA of $42.9 million, and an EBITDA margin of 9.3%, to 701 stores, generating net sales of $588.3 million, EBITDA of $48.2 million, and an EBITDA margin of 8.2%. However, by 1995 the Company's EBITDA margin declined to 5.6% primarily due, in the Company's view, to the following: (i) the Company, in an attempt to further its expansion strategy, opened stores without sufficient regard to the profitability of each location;
(ii) in response to increased price competition on Levi's merchandise, the Company unsuccessfully expanded its offering of branded apparel in the face of stiff competition from mall-based department stores; (iii) the Company failed to competitively source merchandise for its private-label program; and (iv) apparel retailers generally experienced weak sales. By 1996, in the wake of declining sales and deteriorating EBITDA margins, the Company was unable to meet scheduled interest payment obligations on its then outstanding subordinated indebtedness. As a result of the foregoing, in October 1996, the Company filed a petition (the "Chapter 11 Filing") for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

    In December 1996, the Company retained a new management team led by Sam Forman, the Company's president, chief executive officer, and chairman of the board of directors. In January and February 1997, the new management team developed a business plan designed to enhance the Company's profitability and increase gross margins by reducing costs, implementing a new merchandising strategy that primarily emphasizes switching from branded to private label apparel and offering more tops than bottoms, and capitalizing on the Company's nationally recognized brand name and large store base.

    Mr. Forman has over forty years of retailing and manufacturing experience in the apparel industry and has been an innovator in manufacturing and retailing value-priced private-label apparel, the cornerstone of the Company's new merchandising strategy. Mr. Forman has implemented successful business strategies for apparel retailers by maximizing profitability through direct sourcing, value-oriented merchandising programs, and internal cost controls. Most recently, Mr. Forman was president and chief operating officer of American Eagle Outfitters, Inc. ("American Eagle"), a mall-based specialty retailer.

                               BUSINESS STRATEGY

    The new management team has implemented a business strategy designed to re-establish the Company as a leading national retailer of high-quality, value-priced casual apparel and to restore its profitability and EBITDA to historical levels. The principal elements of this business strategy are similar to those implemented by Mr. Forman at American Eagle and include: (i) reducing costs and closing unprofitable stores, (ii) implementing a new merchandising strategy, and (iii) initiating a controlled expansion program.

PHASE ONE: COST REDUCTIONS

    The Company has continued to implement a comprehensive cost control program during the 39 weeks ended November 1, 1997, that includes five key components:
(i) closing approximately 330 unprofitable stores (137 of which closed in 1997), which increased Pro Forma EBITDA before special charges for the Pre-Emergence Period by approximately $16.5 million, (ii) obtaining rent concessions on existing stores which would have decreased rent expense by approximately $3.6 million for the Pre-Emergence Period, (iii) reducing selling, general and administrative expenses through personnel reductions associated with closed stores and corporate consolidations, which would have increased EBITDA before special charges by approximately $1.8 million for the Pro Forma Pre-Emergence Period compared to the comparable nine-month period for 1996, (iv) consolidating its corporate infrastructure by closing its Dallas and deciding to close Minneapolis corporate offices, which the Company expects to result in approximately $0.3 million in annual cost savings, and (v) establishing a new corporate "culture" focused on cost controls.

PHASE TWO: NEW MERCHANDISING STRATEGY

    Prior to December 1996, the Company sourced products primarily from Levi Strauss and other branded apparel manufacturers. As the Company lowered retail prices on branded jeans and other branded apparel to meet those offered by its competitors, its profitability deteriorated. Utilizing its extensive apparel manufacturing background and significant contacts with domestic and international vendors, the Company's new management team has initiated a merchandising strategy focused on (i) competitively sourcing private-label rather than branded merchandise, (ii) offering high-quality, private-label merchandise at value prices, and (iii) improving the Company's product mix by expanding the offering of women's apparel and increasing the ratio of tops to bottoms.

    The new management team has aggressively sought to reduce merchandise unit costs to increase gross margins and enable the Company to offer lower retail prices consistent with its value-priced strategy. By reducing merchandise unit costs, the Company has been able to lower retail prices and reposition itself as a value-priced, private-label retailer, while improving gross margins. For example, for the nine months ended November 1, 1997, the average retail price per unit at the COUNTY SEAT stores was $14.40 compared to $19.65 for the nine months ended November 2, 1996. For the nine months ended November 1, 1997, the average cost per unit at the COUNTY SEAT stores was $7.53 compared to $11.27 for the nine months ended November 2, 1996. For the nine months ended November 1, 1997, the retail gross margin before special charge at the COUNTY SEAT stores was 45.2% compared to 40.4% for the nine months ended November 2, 1996. The Company's new merchandising strategy has improved unit sales volume. For the nine months ended November 1, 1997, merchandise sales at the COUNTY SEAT stores totaled 13.7 million units compared to 11.7 million units for the nine months ended November 2, 1996. In addition to its commitment to competitive sourcing, the Company has been focusing on emphasizing tops relative to bottoms and on expanding its women's apparel offering. By placing more emphasis on women's wear and on tops, the Company expects to continue to improve unit sales and profitability.

    The new management team initiated its sourcing plan and other elements of its merchandising strategy shortly after its arrival in December 1996. Although the Company has experienced improved operating results as the new management team began implementing the business strategy, the effects of the merchandising strategy are not fully reflected in the operating results for the period ending November 1, 1997 due to various factors, including (i) the inability to cancel previously ordered merchandise, (ii) long lead times (between 120 and 150 days) required for overseas merchandise deliveries, and (iii) the need to take significant markdowns on prior management's merchandise, particularly in the first quarter of 1997. Additionally, management recorded in the third quarter of 1997 a special charge in the amount of $12.0 million for excess markdowns relating to closed stores. The table below shows the actual improvements in the Company's performance with respect to unit sales and retail gross margin resulting from the implementation of the new merchandising strategy.

                                                                                            NINE MONTHS ENDED
                                                                                         ------------------------
                                                                                         NOVEMBER 1,  NOVEMBER 2,
                                                                                           1997(1)      1996(1)
                                                                                         -----------  -----------
Units sold (in millions)...............................................................        13.7         11.7
Average selling price per unit.........................................................   $   14.40    $   19.65
Average cost per unit..................................................................   $    7.53    $   11.27
Retail gross profit ($ in millions)....................................................   $   113.4    $  161.80
Retail gross profit before special charge(2)...........................................        45.2%        40.4%
Retail gross profit after special charge(2)............................................        40.9%        40.4%

------------------------

(1) Represents only results at the 375 County Seat Stores open at the end of 1997.

(2) Retail gross margin is presented before and after a special charge to liquidate excess inventory. The special charge of approximately $12.0 million was recorded within cost of goods sold and relates to the liquidation of excess inventory from purchase commitments in early 1997 for Fall 1997 merchandise based upon a chain of over 500 stores, of which 137 were closed by the time the merchandise was received. See Note 8 to the consolidated balance sheet at November 1, 1997, for discussion of the special charge.

PHASE THREE: CONTROLLED GROWTH

    Upon the successful implementation of the Company's merchandising strategy, the Company expects to commence a controlled program of opening between 15 to 20 new stores annually as well as to deploy capital expenditures toward the remodeling of existing stores. Key factors to be considered prior to opening any new store include store location, mall tenant mix, and mall sales productivity.

PLAN OF REORGANIZATION

    On October 29, 1997, the Plan of Reorganization was consummated. As part of the Plan, the Company issued 20,000,000 shares of Common Stock (including the Shares covered by this Prospectus) to settle claims by general unsecured creditors of the Company. In addition, the Company issued (i) Series A Warrants to purchase up to 2,285,718 shares of Common Stock, (ii) Series B Warrants to purchase up to an aggregate of 15% of Common Stock (subject to dilution), and
(iii) Series C Warrants to Mr. Sam Forman to purchase an aggregate of 15% of Common Stock (subject to dilution). The Company also issued and sold in a private placement 85,000 Units, each unit consisting of $1,000 principal amount of Private Notes and one Series A Warrant to purchase 26.8908 shares of the Company's common stock, par value $0.01 per share. The Private Notes will be the subject of an Exchange Offer the terms of which are described in the prospectus filed as part of the Registration Statement on Form S-4 filed concurrently with the Registration Statement of which this Prospectus is part. See "Plan of Reorganization."

                                  RISK FACTORS

    An investment in the Common Stock involves certain risks that a potential investor should carefully evaluate prior to making the investment. See "Risk Factors," immediately following this Summary, for a discussion of certain factors to be considered in evaluating the Company, its business, and an investment in the Common Stock.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The following table presents summary Pro Forma financial data for the Company. The summary Pro Forma data for the Company include the effects of (i) consummating the Private Note Offering and entering into the Senior Credit Facility, (ii) consummating the Plan of Reorganization, (iii) closing 341 stores, (iv) obtaining rent concessions on existing stores, (v) consolidating certain of the Company's corporate offices, and (vi) applying Fresh Start Accounting under generally accepted accounting principles (GAAP) as if each had occurred on February 4, 1996 (with respect to the Pro Forma 1996 and Pro Forma results for the 39 weeks ended November 1, 1997). The information set forth below should be read in conjunction with the discussion under "Pro Forma Consolidated Statement of Operations." See the Company's Pro Forma Consolidated Statement of Operations, "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Changes in Method of Accounting," "Selected Historical Financial Data."

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                       PRO FORMA
                                                                          HISTORICAL  ADJUSTMENTS  AS ADJUSTED
                                                                          ----------  -----------  -----------
Net sales...............................................................  $  538,260   $(156,741)(a)  $ 381,519
Cost of sales, including buying and occupancy...........................     416,389    (132,651)(a)    283,738
                                                                          ----------  -----------  -----------
    Gross profit........................................................     121,871     (24,090)      97,781
Selling, general and administrative expenses............................     126,561     (39,118)(a)     82,143
                                                                                            (400)(b)
                                                                                          (4,900)(c)
Depreciation and amortization...........................................      11,051      (3,444)(d)     12,212
                                                                                           4,605(e)
Reorganization costs....................................................      43,752     (43,752)(f)
Interest expense, net...................................................      15,445      (2,557)(g)     12,888
                                                                          ----------  -----------  -----------
    Loss before income taxes and extraordinary item.....................     (74,938)    (65,476)      (9,462)
                                                                          ----------  -----------  -----------
Income taxes (benefit)..................................................        (762)     --             (762)
                                                                          ----------  -----------  -----------
    Loss before extraordinary item......................................  $  (74,176)  $ (65,476)   $  (8,700)
                                                                          ----------  -----------  -----------
                                                                          ----------  -----------  -----------
Other Data:
  EBITDA (h)............................................................
                                                                          $   (4,490)               $  15,638
                                                                          ----------               -----------
                                                                          ----------               -----------

------------------------
(a) Reflects the elimination of results related to the 341 closed or decided to be closed stores from the beginning of 1996 through the end of 1997 and the consolidation of certain regional offices.
(b) Reflects the planned closing of the Dallas and the Minneapolis corporate offices and the opening of the Company's new corporate headquarters in New York.
(c) Reflects the adjustment to rent expense to reflect leases modified pursuant to the Plan of Reorganization.
(d) Reflects the reduction in depreciation expense related to property and equipment of closed stores and the write-off of assets recorded as a component of reorganization costs associated with closed stores, assuming closure occurred February 4, 1996.
(e) Reflects the amortization of the Reorganization Value in Excess of Amounts Allocable to Identified Assets, over a 15 year period, assuming fresh start accounting was recorded as of February 4, 1996.
(f) Reflects the elimination of the provision for reorganization costs associated with store closures and professional fees and other expenses associated with the Chapter 11 case, assuming the Plan of Reorganization was implemented on February 4, 1996.
(g) Reflects the adjustment to interest expenses, amortization of debt issuance costs, and amortization of the debt discount to reflect restructured capitalization of the Company related to the Private Note Offering and the Senior Credit Facility.
(h) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with GAAP and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance under GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flow or as a measure of liquidity.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE 39 WEEKS ENDED NOVEMBER 1, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                         PRO FORMA       AS
                                                                            HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                                            ----------  -----------  ----------
Net sales.................................................................  $  277,137   $ (43,427)(a) $  233,710
Cost of sales, including buying and occupancy.............................     202,824     (35,725)(a)    167,099
Cost of sales, special charge.............................................      11,975     (11,975)      --
                                                                            ----------  -----------  ----------
    Gross profit..........................................................      62,338       4,273       66,611
Selling, general and administrative expenses..............................      71,465      (8,762)(a)     58,803
                                                                                              (300)(b)
                                                                                            (3,600)(c)
Depreciation and amortization.............................................       6,136      (3,150)(d)      6,468
                                                                                             3,482(e)
Reorganization costs......................................................      38,405     (38,405)(f)         --
Interest expense, net.....................................................       4,019       5,647(g)      9,666
                                                                            ----------  -----------  ----------
    Loss before income taxes..............................................     (57,687)    (49,361)      (8,326)
                                                                            ----------  -----------  ----------
                                                                            ----------  -----------  ----------
Income taxes (benefit)....................................................      --          --           --
                                                                            ----------  -----------  ----------
    Net loss..............................................................  $  (57,687)  $ (49,361)  $   (8,326)
                                                                            ----------  -----------  ----------
                                                                            ----------  -----------  ----------
Other Data:
  EBITDA (h)..............................................................  $   (9,127)              $    7,808
                                                                            ----------               ----------
                                                                            ----------               ----------

------------------------

(a) Reflects the elimination of results related to the 137 closed or decided to be closed stores during the 39-week period and the consolidation of certain regional offices.

(b) Reflects the planned closing of the Dallas and the Minneapolis corporate offices and the opening of the Company's new corporate headquarters in New York.

(c) Reflects the adjustment to rent expense to reflect leases modified pursuant to the Plan of Reorganization.

(d) Reflects the reduction in depreciation expense related to property and equipment of closed stores and the write-off of assets recorded as a component of reorganization costs associated with closed stores, assuming closure occurred February 2, 1997.

(e) Reflects the amortization of the Reorganization Value in Excess of Amounts Allocated to Identified Assets over a 15 year period, assuming fresh start accounting was recorded as of February 2, 1997.

(f) Reflects the elimination of the provision for reorganization costs associated with store closures and professional fees and other expenses associated with the Chapter 11 case, assuming the Plan of Reorganization was implemented on February 2, 1997.

(g) Reflects the adjustment to interest expense, amortization of debt issuance costs, and amortization of the debt discount, to reflect restructured capitalization of the Company related to the Private Note Offering and the Senior Credit Facility.

(h) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with GAAP and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance under GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following table presents summary historical financial data for the Company. The historical financial data of the Company for each of the fiscal years in the three-year period ended February 1, 1997 have been derived from the historical audited consolidated financial statements of the Company. The statements of operations data for the nine months ended November 1, 1997 has been derived from the unaudited consolidated statement of operations. The November 1, 1997 balance sheet has been derived from the Company's audited consolidated balance sheet. From October 17, 1996 until October 29, 1997 the Company operated as a debtor-in-possession under Chapter 11 of the Bankruptcy Code, which caused the Company to incur certain bankruptcy-related expenses. As a result, the Company does not believe that its historical results of operations are necessarily indicative of its results of operations as an ongoing entity after the consummation of the Plan of Reorganization. The information set forth below should be read in conjunction with the discussion under "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors--Risks Related to Projections," the Company's Audited and Unaudited Consolidated Financial Statements, and the Company's Unaudited Pro Forma Statements of Operations.

                                                                                         NINE          NINE
                                                                                        MONTHS        MONTHS
                                                                                         ENDED         ENDED
                                                                                       NOVEMBER      NOVEMBER
                                                                                        2, 1996       1, 1997
                                                       1994       1995       1996     (UNAUDITED)   (UNAUDITED)
                                                     ---------  ---------  ---------  -----------  -------------
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................................  $   588.3  $   619.2  $   538.3   $   400.4     $   277.1
Gross profit before special charge(1)..............      167.8      167.2      121.9        87.7          74.3
Gross profit after special charge(2)...............      167.8      167.2      121.9        87.7          62.3
Income (loss) from operations......................       31.5       21.3      (15.7)      (18.8)        (15.3)
Reorganization expense.............................                             43.8        42.4          38.4
Store Data:
Number of stores at end of period..................        701        745        537         692           413
Increase (decrease) in same store sales(2).........        7.4%      (4.0)%      (8.7)%       (7.3 )%        (12.2 )%
Other Data: Gross profit % before special
  charge(1)........................................       28.5%      27.0%      22.6%       21.9%          26.8%
Gross profit % after special charge(1).............       28.5%      27.0%      22.6%       21.9%          22.5%
Total capital expenditures.........................  $    14.8  $    13.1  $     1.8  $      1.8   $        1.4
Depreciation and amortization......................       16.7       13.2       11.1         8.8            6.1
EBITDA before special charge(1)(3).................       48.2       34.5       (4.7)       (9.9 )          2.9
EBITDA after special charge(1)(3)..................       48.2       34.5       (4.7)       (9.9 )         (9.1 )
BALANCE SHEET DATA:
Cash and cash equivalents (excludes restricted cash
  in the Security Account).........................                                                $        9.4
Restricted Cash in Security Account................                                                        17.0
Inventories........................................                                                        74.7
Total assets.......................................                                                       220.6
Total Long-Term Debt (including current
  maturities.......................................                                                        99.0 (4)
Total shareholders' equity (deficit)...............                                                        78.1

------------------------

(1) Gross profit and EBITDA are presented before and after a special charge to liquidate excess inventory. The special charge of approximately $12.0 million was recorded within cost of goods sold and relates to the liquidation of excess inventory from purchase commitments in early 1997 for 1997

    Fall merchandise based upon a chain of over 500 stores, of which 137 stores were closed by the time the merchandise was received. See Note 8 to the consolidated balance sheet at November 1, 1997 for a discussion of the special charge.

(2) Income (loss) from operations does not give effect to reorganization costs of $43.8 million for 1996, $42.4 million and $38.4 million for the 39 weeks ended November 2, 1996 and November 1, 1997, respectively.

(3) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization, write-off of certain long-lived assets, and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance in accordance with GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA is presented before and after special charge.

(4) Total long-term debt (including current maturities) includes borrowings of $12.3 million under the Senior Credit Facility, $1.7 million in notes payable to various taxing authorities as provided for in the Plan of Reorganization and $85.0 million of Senior Debt. This presentation differs from that of the Consolidated Balance Sheet at November 1, 1997 as a result of the recognition of $7.6 million of Series A Warrants attached to the debt which is presented as a discount to the Senior Notes in accordance with GAAP.

RECENT DEVELOPMENTS

    The Company's preliminary results, which are subject to adjustment, indicate that net sales for the thirteen weeks of November 1997, December 1997 and January 1998 are approximately $117.4 million, representing a 3.0% decline in same store sales relative to the comparable period of the prior year. The Company believes that the decline in same store sales is primarily due to a decline in Levi's apparel sales.

                                  RISK FACTORS

    THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS SHOULD BE CAREFULLY CONSIDERED BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK. CERTAIN STATEMENTS IN THIS PROSPECTUS, INCLUDING STATEMENTS RELATING TO THE COMPANY'S EXPECTED OPERATIONS AND FINANCING ACTIVITIES, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, (I) CONTINUING SUCCESS WITH, AND MARKET ACCEPTANCE OF, FUNDAMENTAL CHANGES IN THE COMPANY'S MERCHANDISING STRATEGY DESCRIBED HEREIN; (II) CHANGES IN CONSUMER PREFERENCES, IN THE ADVERTISING MARKET FOR THE COMPANY'S PRODUCTS, IN THE APPAREL INDUSTRY OR MARKET GENERALLY OR THAT SEGMENT OF WHICH THE COMPANY SPECIFICALLY TARGETS;
(III) CHANGES IN THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, IN THE GENERAL CONDITION OF THE UNITED STATES ECONOMY, IN THE AVAILABILITY OF KEY PERSONNEL, IN FOREIGN CURRENCY EXCHANGE RATES, IN INDUSTRY CAPACITY, AND IN BRAND AWARENESS; AND THE OTHER MATTERS SET FORTH IN THIS PROSPECTUS AND DESCRIBED FROM TIME TO TIME IN THE COMPANY'S ANNUAL OR QUARTERLY REPORTS FILED WITH THE COMMISSION. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE REFERRED TO ABOVE AND, AMONG OTHERS, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    Since the consummation of the Private Note Offering, the Senior Credit Facility and the Plan of Reorganization, the Company has remained highly leveraged and has indebtedness that is substantial in relation to shareholders' equity. As of November 1, 1997, the Company has an aggregate of $99.0 million of outstanding indebtedness (excluding approximately $37.0 million of letters of credit and bankers' acceptances). Presentation of total debt differs from that of the Consolidated Balance Sheet at November 1, 1997 as a result of the recognition of $7.6 million of Series A warrants attached to the debt, which is presented as a discount to the Senior Notes in accordance with generally accepted accounting principles.

    The Company's high leverage could have important consequences to the holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company may be substantially more leveraged than certain of its competitors and therefore may be at a competitive disadvantage; and (iv) the Company's ability to adjust rapidly to changing market conditions may be hindered and could make the Company more vulnerable in the event of a downturn in its business or general economic conditions.

    The Company's ability to make scheduled payments of principal and interest or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, will be subject to prevailing economic conditions and to certain financial, business, and other factors beyond its control. For the 39 weeks ended November 2, 1996 and the 39 weeks ended November 1, 1997, the Company had net losses of $77.1 million and $57.7 million, respectively. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital, or restructure its indebtedness. There can be no assurance that the Company's operating results, cash flow, and capital resources will be sufficient for payment of its indebtedness in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on its indebtedness or if the Company otherwise fails to comply with the various covenants in agreements governing its indebtedness, the Company will be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company or result in the bankruptcy of the Company. Any such default could have a significant adverse effect on the market value and the marketability of the Common Stock.

LIQUIDITY; ABSENCE OF MARKET FOR COMMON STOCK

    There is no currently existing formal trading market for the Common Stock. Pursuant to the Plan of Reorganization, the Shares were issued to a limited number of holders. Application will be made to list the Common Stock on NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all. In addition, if such markets develop, the trading markets for the The Company Common Stock may be unstable and illiquid for an indeterminate period of time. In addition, holders of the Common Stock who are deemed to be "underwriters" as defined in subsection 1145(b) of the Bankruptcy Code, or who are otherwise deemed to be "affiliates" or "control persons" of the Company within the meaning of the Securities Act, will be unable to freely transfer or sell their respective securities (which securities will be "restricted securities" within the meaning of the Securities Act), except pursuant to an available exemption from registration under the Securities Act and under equivalent state securities or "blue sky" laws. However, as described below, certain holders of Common Stock have certain registration rights.

SUCCESSFUL EXECUTION OF BUSINESS STRATEGY

    The Company is currently implementing a new business strategy, which consists of a number of cost-cutting and revenue-enhancing initiatives including a change in merchandising strategy to focus on private-label apparel. There can be no assurance that the merchandising, operating and other business strategies implemented by the Company's new management team will continue to be successful or that the Company will continue to increase revenue, improve its operations, and remain profitable. Moreover, if the implementation of the new business strategy is not successful and the Company is unable to generate sufficient operating funds to pay interest on the indebtedness of the Company, there can be no assurance that alternative sources of financing will be available to the Company or, if available, that such financing will be on commercially reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business."

NONCOMPARABILITY OF FINANCIAL INFORMATION

    Information reflecting the results of operations and financial condition of the Company subsequent to the Chapter 11 Filing are not comparable to prior periods due to (i) store closings undertaken during the Company's reorganization; (ii) the replacement of the management team and the restructuring of the Company's store operations and general and administrative activities; (iii) the Company's Chapter 11 case, including the costs and expenses relating thereto, and the effect of the settlement of certain related liabilities; and (iv) the application of Fresh Start Accounting, pursuant to which the Company's assets are stated at "reorganization value," which is defined as the value of the entity (before considering liabilities) on a going-concern basis following the reorganization and represents an estimate of the amount a willing buyer would pay for the assets of the Company immediately after the reorganization. In addition, because the Company has been in a restructuring phase and has continued to incur costs and expenses relating to its Chapter 11 case, the results of operations since October 1996 may not be indicative of the Company's future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRICTIVE DEBT COVENANTS

    The Indenture (as defined below in "Description of Certain Indebtedness--Private Notes") covering the Private Notes contains a number of covenants that will impose significant operating and financial restrictions on the Company and its subsidiary. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and its subsidiary to incur additional indebtedness, pay dividends, repay other indebtedness prior to stated maturities, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. These restrictions could limit the ability of the Company in the future to effect financings, make needed capital expenditures, withstand a downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company or its subsidiary to comply with these restrictions could lead to a default under the terms of the Indenture and the Private Notes, notwithstanding the ability of the Company to meet its debt service obligations. Upon the occurrence of an Event of Default, the holders of the Private Notes could elect to declare all such indebtedness, together with accrued and unpaid interest thereon, to be immediately due and payable, and there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payments. Even if additional financing could be obtained, there can be no assurance that it would be obtainable on commercially reasonable terms. See "Description of Certain Indebtedness--Private Notes."

    In addition, the Senior Credit Facility contains covenants that are more restrictive than those contained in the Indenture. Such covenants include covenants related to the financial performance of the Company. The Company's ability to comply with such covenants may be affected by events beyond its control. There can be no assurance that the Company will be able to comply with such covenants. A breach of any of the covenants under the Senior Credit Facility could result in an event of default under the Senior Credit Facility. Upon the occurrence of an event of default under the Senior Credit Facility, the lenders under the Senior Credit Facility could elect to declare all obligations to be immediately due and payable and terminate all commitments under the Senior Credit Facility. If the lenders under the Senior Credit Facility took such action, it would result in an Event of Default under the Indenture.

    If the Company were unable to pay such amounts, the lenders under the Senior Credit Facility could foreclose on the collateral securing the Company's obligations thereunder. Such collateral consists of substantially all assets of the Company. The Private Notes are unsecured and are effectively subordinated to the Senior Credit Facility to the extent of the assets securing such facility. See "Description of Certain Indebtedness--Senior Credit Facility."

DEPENDENCE ON KEY PERSONNEL

    The Company's success will be highly dependent upon the new management team, including Mr. Sam Forman. The loss of Mr. Forman's services could have a material adverse effect upon the implementation of the Company's business strategy and on the Company in general. Mr. Forman has the right to terminate his employment agreement with the Company at any time on sixty days' notice; however, unless such termination results from certain specified actions or events, any unvested Series C Warrants (as defined herein) distributed to Mr. Forman will not vest unless they have already vested, and Mr. Forman will be prevented from being employed by competitors of the Company (other than Forman Enterprises, Inc.) for a period of one year. See "Management--Forman Employment Agreement."

    The Company's success also depends upon other senior executives. No other person employed by the Company is subject to an employment agreement. While the Company believes that no other executive is as important to the success of the Company as Mr. Forman, the loss of the services of a significant number of senior executives could have a material adverse effect on the Company.

    Certain important merchandising and sourcing activities of the Company are performed by consultants who are employees and owners of Forman Enterprises, Inc. ("Forman Enterprises"), which operates factory outlet stores that sell casual apparel. Seventy percent of the common stock of Forman Enterprises is owned by Mr. Forman and his family. The loss of the services of such consultants could have an adverse effect on the Company. See "Certain Relationships."

COMPETITIVE NATURE OF THE COMPANY'S INDUSTRY

    The retail apparel industry is highly competitive with price, selection, quality, service, location, and store environment the principal competitive factors. While the Company believes it is able to compete favorably as to each of these factors, the Company believes it competes mainly on the basis of price, merchandise selection, and customer service. Furthermore, the Company's success largely depends upon its ability to gauge accurately the tastes of its customers and provide merchandise that satisfies customer demand. Misjudgment of such tastes could have a material and adverse effect on the Company's operations, cash flows, and financial condition, it could also result in overstocked inventory or lower profits due to markdowns. The Company competes with many national and local retail stores, specialty apparel chains, department stores, and mail order merchandisers. The Company also competes in certain locations with retail and outlet stores operated by one of its suppliers, Levi Strauss & Co. ("Levi Strauss"). Many of the Company's competitors have greater financial and marketing resources than the Company. In addition, many of the Company's competitors offer private-label merchandise that is comparable to the Company's private-label merchandise.

IDENTIFYING CUSTOMER PREFERENCES

    The Company's future success depends, in part, upon its ability to anticipate and respond to customer preferences in a timely manner. Changes in customer preferences for style, seasonal adaptation, adverse weather conditions, or other reasons, if unsuccessfully identified, forecasted, or responded to by the Company, could, among other things, lead to lower sales, excess inventories, and higher markdowns. Those in turn could have a material adverse effect on the Company's results of operations and financial condition.

IMPACT OF ECONOMIC CONDITIONS

    Certain economic conditions affect the level of consumer spending on merchandise offered by the Company, including, among others, business conditions, interest rates, taxation, and consumer confidence in future economic conditions. If the demand for apparel and related merchandise were to decline, the Company's business and results of operations would be materially and adversely affected. The Company's stores rely principally on mall traffic for customers. Therefore, the Company depends upon the continued popularity of malls as a shopping destination and the ability of mall anchor tenants and other attractions to generate customer traffic for its stores. In addition, a significant number of the Company's stores are concentrated in the midwest, southern, and eastern regions of the United States. A decrease in mall traffic or a decline in economic conditions in the markets where the Company's stores are located would materially and adversely affect the Company's growth, net sales, results of operations, and profitability.

SEASONALITY

    The Company, like most retailers, has a seasonal pattern of sales and earnings. The Company has two major selling seasons: (i) back-to-school in the third quarter and (ii) Christmas in the fourth quarter. Historically, substantially all the Company's income from operations has been generated during the third and fourth quarters. In addition, as is the case with other retailers, the results of the Company's operations are subject to changes in consumer demand associated with general economic conditions and to changes in consumer preferences. The Company's results of operations may also fluctuate from quarter to quarter in the future as a result of the amount and timing of sales contributed by new stores and the integration of new stores into the operations of the Company as well as other factors. An increase in the number of the Company's stores can significantly affect results of operations on a quarter-to-quarter basis.

INFORMATION SYSTEMS AND CONTROL PROCEDURES

    Since the Chapter 11 Filing, the Company has taken steps to improve and, where applicable, replace its management information systems to provide enhanced support to all operating areas and currently anticipates aggregate expenditures for hardware, software, labor, and compliance with year 2000 requirements of approximately $6 million between 1997 and 1998. See "Business --Information Systems." While the Company expects to continue to upgrade its management information systems, there can be no assurance that the Company can successfully implement such enhancements or that such enhancements will support the Company's planned expansion strategy, or, if such upgrades and enhancements are not successfully implemented, that the Company's current systems will continue to support adequately its information requirements.

    Moreover, while the Company believes its current management information systems are generally adequate to support the Company's business operations, certain deficiencies relating to the age and design of the systems, including, without limitation, difficulties in planning, forecasting, allocating and measuring performance through an integrated financial system, may adversely affect the business operations of the Company in the near and long-term. There can be no assurance that the Company's efforts to improve upon and enhance its present management information systems will resolve or eliminate any such existing or potential deficiencies.

    As noted above, the Company has implemented a program designed to ensure that all the Company's software will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. Any failure on the part of the Company to ensure that any such software complies with year 2000 requirements could have a material adverse effect on the business, financial condition, and results of operations of the Company.

RELIANCE ON KEY VENDORS

    The Company's business is dependent upon its ability to purchase current season apparel at competitive prices. The Company currently purchases inventory primarily from foreign manufacturers and Levi Strauss. The Company owns no manufacturing facilities.

    Merchandise purchased from Levi Strauss represented approximately 30% of total sales in 1996 and 26% for the nine months ended November 1, 1997. The Company operates 22 LEVI'S OUTLET stores pursuant to a license agreement with Levi Strauss, which license agreement requires the Company to sell only merchandise manufactured by Levi Strauss in the LEVI'S OUTLET stores. The Company's license agreement with Levi Strauss is scheduled to expire on July 31, 2000, although individual stores may continue to operate under the license until the expiration of each such store's lease. There can be no assurance that the Levi Strauss license for the LEVI'S OUTLETS will be renewed. A change in the Company's relationship with Levi Strauss could have a material adverse effect on the Company's business.

    The Company has no long-term contracts with suppliers and transacts business principally on an order-by-order basis. Although the Company's relationship with its key vendors is satisfactory, there can be no assurance that the Company will be able to acquire merchandise from such vendors on favorable terms in the future.

    Purchasing merchandise from foreign suppliers subjects the Company to the general risks of doing business abroad. These risks include cancellations or delays in shipments, work stoppages, increases in import duties and tariffs, changes in foreign exchange rates, changes in foreign laws and regulations, and political instability. The Company believes that the loss of one or more of these foreign suppliers would not have a long-term material adverse effect on the Company, because merchandise purchased from foreign suppliers can be obtained from other sources. However, the loss of certain foreign suppliers could, in the short term, adversely affect the Company's business until alternative arrangements can be secured. Trade terms are negotiated with each vendor and may be modified from time to time. Substantially all the Company's foreign purchases are currently paid for in U.S. dollars.

NEW STORES AND REMODELING EXISTING STORES

    The Company intends to commence a controlled program of opening 15 to 20 new stores annually as well as to deploy capital expenditures toward the remodeling of existing stores. Accomplishing the Company's expansion goals will depend upon a number of factors, including the identification of new markets in which the Company can successfully compete, the ability to obtain suitably sized locations for new stores at acceptable costs, the hiring and training of qualified personnel, particularly at the store management level, the integration of new stores into existing operations, the expansion of the Company's buying and inventory capabilities and the availability of capital. There can be no assurance that the Company will be able to achieve its store expansion goals, manage growth effectively, successfully integrate planned new stores into the Company's operations, or operate new stores profitably. Nor can there be any assurance that remodeled stores will provide a satisfactory return on investment through increased sales or otherwise.

LIMITATION ON USE OF NET OPERATING LOSSES AND BUILT-IN LOSSES

    Under the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards ("NOLs") against future taxable income is subject to limitation if a Company experiences an "ownership change" as defined in the Code (the "Section 382 limitation"). Moreover, if such Company experiences an ownership change, the ability to use recognized "built-in losses" to offset other income may also be subject to the Section 382 limitation. As a result of its reorganization under Chapter 11, the Company will be treated as having experienced an ownership change. Thus, after emerging from Chapter 11, the Company's ability to offset income in each post-reorganization taxable year by its pre-reorganization NOLs and built-in losses will be limited to an amount not to exceed the aggregate value of the stock of the Company immediately before such change in control (taking into account in such calculation, however, the value of all creditors' claims surrendered in connection with the Plan of Reorganization) multiplied by the specific interest rate published monthly by the Internal Revenue Service.

    The operation and effect of Section 382 of the Code will be materially different from that just described if the Company is subject to the special rules for corporations in bankruptcy provided in Section 382(1)(5) of the Code. In that case, the Company's ability to utilize its NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Company under Section 382(1)(5) of the Code, including (i) the Company's NOLs would be calculated without taking into account deductions for interest paid or accrued in the current tax year and all other tax years ending during the three-year period prior to the current tax year with respect to creditors' claims that are exchanged for stock of the Company under the Plan of Reorganization (resulting in a substantial reduction in the Company's NOLs) and
(ii) if the Company undergoes another ownership change within two years after the Effective Date, the Company's Section 382 limitation with respect to that ownership change will be zero. The Company believes that the provisions of
Section 382(1)(5) of the Code will apply to the ownership change occurring pursuant to the Plan of Reorganization. However, the Company can elect to have the regular Section 382 rules (described above) apply rather than the special rules of Section 382(1)(5) of the Code. The Company has not yet determined whether to elect application of the regular rules under Section 382 of the Code.

EMERGENCE FROM CHAPTER 11

    The Company emerged from Chapter 11 on the Effective Date. The Company's experience in Chapter 11 may affect its ability to negotiate favorable trade terms with manufacturers and other vendors and to negotiate favorable lease terms with landlords. The failure to obtain such favorable terms could have a material adverse effect on the Company and its financial performance. On the Effective Date, the Company entered into the Senior Credit Facility, which will provide the Company with a seasonal revolving line of credit in an amount of $115 million, of which up to $90 million may be used to issue letters of credit and bankers' acceptances, subject to satisfaction of various conditions. See "Description of Certain Indebtedness--Senior Credit Facility."

EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

    No prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock, prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

    An aggregate of 20,000,000 shares of Common Stock were issued pursuant to the Plan of Reorganization. Pursuant to Section 1145 of the Bankruptcy Code, all of such shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of the Company. With respect to all of the shares of Common Stock issued to the former creditors of the Company pursuant to the Plan of Reorganization (together with any securities issued or issuable in respect thereof by way of a dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, the "Registrable Securities") the Company has entered into a registration rights agreement with certain stockholders (the "Registration Rights Agreement") which requires The Company to use its reasonable best efforts to file, cause to be declared effective and keep effective for three years or until all registerable securities are sold, a "shelf" registration statement (the "Shelf Registration"). The Registration Statement of which this Prospectus is a part is the Shelf Registration referred to in the Registration Rights Agreement. See "Description of Capital Stock-Stock Registration Rights Agreement."

DIVIDENDS

    The Company presently intends to retain earnings for working capital and to fund capital expenditures. Accordingly, there is no present intention to pay cash dividends on any shares of the Common Stock. In addition, the Indenture and the Senior Credit Facility restrict the payment of cash dividends on the Company's equity securities.

CERTAIN CORPORATE GOVERNANCE MATTERS

    It is possible that certain provisions of the Minnesota Business Corporation Act may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that might result in the receipt of a premium over the market price for the securities held by stockholders. See "Certain Provisions of the Minnesota Business Corporation Act."

                        NO CASH PROCEEDS TO THE COMPANY

    The Company will receive none of the proceeds from the sale of the Shares by the Selling Stockholders. A total of 20,000,000 shares of Common Stock (of which the Shares are part) were initially issued to the general unsecured creditors of the Company in accordance with the Plan of Reorganization under which the Company emerged from a Chapter 11 bankruptcy proceeding.

                                DIVIDEND POLICY

    The Company has no present intention of paying any dividends on the Common Stock. The declaration and payment of future dividends to holders of Common Stock will be at the discretion of the Company's Board of Directors and will depend upon many factors, including the Company's financial condition, earnings, the capital requirements of its operating subsidiaries, legal requirements and such other factors as the Board of Directors deems relevant. In addition, the Indenture and the Credit Agreement contain certain restrictions on the payment of dividends on the capital stock of the Company.

    Under the Minnesota Business Corporation Act ("MBCA"), the Company may only declare and pay dividends and other distributions if it is able to pay its debts in the ordinary course of business after making the distribution. In addition, payment of the distribution must not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights.

                          MARKET FOR THE COMMON STOCK

    Through the date hereof there has been no established public trading market for the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock." Pursuant to the Plan of Reorganization, 20,000,000 shares of Common Stock (including the shares subject to this Prospectus) were issued following the Effective Date. As of March 16, 1998, these 20,000,000 constituted all of the shares of Common Stock outstanding. Under the terms of the Plan of Reorganization, the shares were issued to a Disbursing Agent to be disbursed to
creditors upon final settlement of their respective claims. As of            ,
1998,       shares have been disbursed to creditors who have settled their claims.

    In reliance on the exemption provided by Section 1145 of the Bankruptcy Code, none of the shares of Common Stock issued pursuant to the Plan of Reorganization was registered under the Securities Act in connection with its issuance pursuant to the Plan of Reorganization; however, the Shares are being registered hereby for resale by the Selling Stockholders pursuant to certain registration rights. Shares issued pursuant to the Plan of Reorganization are freely tradeable without registration under the Securities Act, except for any shares that were issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are subsequently acquired by an "affiliate" of the Company, all of which shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Shares of Common Stock which are "restricted securities" within the meaning of Rule 144 may not be resold in the absence of registration under the Securities Act other than in accordance with Rule 144 or another exemption from registration. See "Description of Capital Stock--Registration Rights Agreement" for a discussion of the rights of the Selling Stockholders to request registration of sales of their Shares.

    As of            , 1998, there were approximately       holders of record of
Common Stock. Under the Plan of Reorganization, the Company also issued (i) Series A Warrants to purchase up to 2,285,718 shares of Common Stock, (ii) Series B Warrants to purchase up to an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants, the Series C Warrants described below, and options to purchase Common Stock granted to certain employees (the "Employee Options")), and (iii) Series C Warrants to Mr. Sam Forman to purchase an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants and certain Employee Options). As of the date hereof, none of the holders of the foregoing warrants or options have exercised their rights to acquire shares of Common Stock. As of March 16, 1998, other than the foregoing, there were no outstanding options or warrants to purchase, or securities convertible into, Common Stock or Preferred Stock.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of November 1, 1997. The table should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Plan of Reorganization" and "Selected Historical Financial Data."

                                                                                                NOVEMBER 1, 1997(1)
                                                                                               (DOLLARS IN MILLIONS)
                                                                                               ---------------------
Cash and cash equivalents (other than restricted cash in the Security Account)...............        $     9.4
Restricted cash in Security Account(2).......................................................             17.0
Long-term debt (including current maturities):
Current Maturities(3)........................................................................               .3
Notes Payable--Taxes.........................................................................              1.4
Senior Credit Facility(4)....................................................................             12.3
Notes(5).....................................................................................             85.0
                                                                                                        ------
Total long-term debt (including current maturities)(6).......................................             99.0
Shareholders' equity.........................................................................             78.1
                                                                                                        ------
Total capitalization.........................................................................        $   177.1
Long-term debt (including current maturities)/Total capitalization...........................             55.9%

------------------------

(1) The balance sheet as of November 1, 1997 gives effect to the Private Note Offering and the application of the proceeds therefrom, the Senior Credit Facility, the Plan of Reorganization, and the application of Fresh Start Accounting in accordance with Generally Accepted Accounting Principles
    (GAAP) as if each had occurred on November 1, 1997. Fresh Start Accounting requires a restatement of the Company's balance sheet accounts to reflect an estimated fair market value upon emergence from Chapter 11. See the Company's Unaudited Pro Forma Consolidated Statements of Operations, "Plan of Reorganization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Changes in Method of Accounting."

(2) Consists of a portion of the net proceeds realized from the Private Note Offering and placed into the Security Account and represents funds that together with the proceeds from the investment thereof will be utilized to pay interest on the Notes to May 1, 1999.

(3) Liabilities subject to compromise are being satisfied pursuant to the Plan of Reorganization.

(4) As of November 1, 1997, the Company had approximately $27.5 million of issued letters of credit and approximately $9.6 million of bankers' acceptances outstanding under the Senior Credit Facility.

(5) In accordance with GAAP, approximately $7.6 million of the proceeds of the Private Note Offering was allocated to the Series A Warrants, as a discount to the debt. Therefore, the Note net of the discount is $77.4 million.

(6) Total long-term debt (including current maturities) includes borrowings of $12.3 million under the Senior Credit Facility, $1.7 million in notes payable to various taxing authorities as provided for in the Plan of Reorganization and $85.0 million of Senior Debt. This presentation differs from that of the Consolidated Balance Sheet at November 1, 1997 as a result of the recognition of $7.6 million of Series A Warrants attached to the debt which is presented as a discount to the Senior Notes in accordance with GAAP.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following selected historical financial data of the Company for 1992, 1993, 1994, 1995, and 1996 have been taken or derived from the historical audited consolidated financial statements of the Company. The consolidated financial data for the 39 week periods ended November 2, 1996 and November 1, 1997 have been derived from unaudited consolidated statements of operations of the Company and, in the opinion of the Company's management, have been prepared on a basis consistent with the audited financial statements and include all adjustments that are considered by management to be necessary for a fair presentation of such financial information. The balance sheet data at November 1, 1997 has been derived from the audited consolidated balance sheet at November 1, 1997. Historical data and interim results are not necessarily indicative of future results, and interim data are not necessarily indicative of results for a full year. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      FISCAL YEAR                              39 WEEKS ENDED
                                 -----------------------------------------------------  ----------------------------
                                                                                         NOVEMBER 2,    NOVEMBER 1,
                                   1992       1993       1994       1995       1996         1996           1997
                                 ---------  ---------  ---------  ---------  ---------  -------------  -------------

                                                                                         (UNAUDITED)    (UNAUDITED)
                                                                (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA
Net sales......................  $   458.9  $   502.6  $   588.3  $   619.2  $   538.3    $   400.4      $   277.1
Gross profit before special
  charge(1)....................      137.4      142.1      167.8      167.2      121.9         87.7           74.3
Gross profit after special
  charge(1)....................      137.4      142.1      167.8      167.2      121.9         87.7           62.3
Reorganization costs...........     --         --         --         --           43.8         42.4           38.4
Income (loss) from
  operations(3)................       26.2       18.0       31.5       21.3      (15.7)       (18.8)         (15.3)
Net income (loss)(2)...........        2.9       (6.6)       5.2      (97.0)     (76.9)       (77.1)         (57.7)
Ratio of earnings to fixed
  charges(3)...................        1.3        0.9        1.5     n/a        n/a          n/a            n/a
STORE DATA:
Number of stores at end of
  period.......................        605        657        701        745        537          692            413
Increase (decrease) in same
  store sales(4)...............       (0.6)%      (3.1)%       7.4%      (4.0)%      (8.7)%        (7.3)%       (12.2)%
Other Data:
Gross profit % before special
  charge(1)....................       29.9%      28.3%      28.5%      27.0%      22.6%        21.9%          26.8%
Gross profit % after special
  charge(1)....................       29.9%      28.3%      28.5%      27.0%      22.6%        21.9%          22.5%
Total capital expenditures.....  $    14.1  $     8.9  $    14.8  $    13.1  $     1.8    $     1.8      $     1.4
Depreciation and
  amortization.................       16.6       17.4       16.7       13.2       11.1          8.8            6.1
EBITDA before special
  charge(1)(5).................       42.9       35.3       48.2       34.5       (4.7)        (9.9)           2.9
EBITDA after special
  charge(1)(5).................       42.9       35.3       48.2       34.5       (4.7)        (9.9)          (9.1)

                                                                                      AS OF
                                                                    AS OF          FEBRUARY 1,           AS OF
                                                              FEBRUARY 3, 1996        1997         NOVEMBER 1, 1997
                                                              -----------------  ---------------  -------------------
BALANCE SHEET DATA
Cash and cash equivalents (excludes restricted cash in
 Security Account)..........................................      $     8.2         $     6.4          $     9.4
Restricted cash in Security Account.........................         --                --                   17.0
Inventories.................................................          110.7              72.6               74.7
Total assets................................................          199.0             132.9              220.6
Total debt (including current maturities and liabilities
 subject to compromise).....................................          201.4             235.6               99.0(6)
Total shareholder's equity (deficit)........................          (73.2)           (157.3)              78.1

------------------------

(1) Gross profit and EBITDA are presented before and after a special charge to liquidate excess inventory. The special charge of approximately $12 million was recorded within cost of goods sold and relates to the liquidation of excess inventory from purchase commitments in early 1997 for 1997 fall merchandise, based upon a chain of over 500 stores, of which 137 stores were closed by the time the merchandise was received. See Note 8 to the consolidated balance sheet at November 1, 1997, for a discussion of the special charge.

(2) Income (loss) from operations does not give effect to the $80.2 million write-off of certain long-lived assets in 1995 and reorganization costs incurred of $43.8 million during 1996, and $38.4 million and $42.4 million for the 39 weeks ended November 1, 1997 and November 2, 1996, respectively.

(3) The ratio of earnings to fixed charges was 1.3 for 1992 and 1.5 for 1994. The ratio of earnings to fixed charges for 1995, 1996 and 1997 is not stated because of the net loss incurred in those years. Earnings were inadequate to cover fixed charges by $1.6 million, $79.4 million and $74.9 million in 1993, 1995 and 1996, respectively. The ratio of earnings to fixed charges for 1996 and 1997 is not stated due to the suspension of interest accruals upon the Company's Chapter 11 Filing. The ratio of earnings to fixed charges is computed by dividing income before income taxes and extraordinary items and fixed charges by fixed charges. Fixed charges consist of interest expense, net, amortization of debt issuance costs, and the portion (approximately one-third) of rent expense that is deemed to represent interest.

(4) The Company defines same stores to be stores that have reached their thirteenth full month of operations, excluding closed stores. Same store sales results present fifty-three weeks of operations measured against fifty-three weeks in the prior year for 1995 and fifty-two weeks of operations measured against fifty-two weeks in the prior year for all other years presented.

(5) EBITDA represents net earnings (losses) before interest, income taxes, depreciation and amortization, and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with GAAP and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance in accordance with Generally Accepted Accounting Principles (GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA is presented before and after non-recurring liquidation charge.

(6) Total debt includes borrowings of $12.3 million under the Senior Credit Facility, $1.7 million in notes payable to various taxing authorities as provided for in the Plan of Reorganization, and $85.0 million of Senior Debt. This presentation differs from that of the Consolidated Balance Sheet at November 1, 1997 as a result of the recognition of $7.6 million of Series A Warrants attached to the debt which is presented as a discount to the Senior Notes in accordance with GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The Company recently emerged from bankruptcy under Chapter 11 of the Bankruptcy Code. See "Plan of Reorganization." The following discussion and analysis relates to the Company's historical financial results of operations and financial condition without giving effect to the implementation of the new business strategy, the Private Note Offering, the Senior Credit Facility, and the Plan of Reorganization, except to the extent that the implementation of the new business strategy and the Plan of Reorganization occurred prior to November 1, 1997. The Company's management does not believe that the results of operations for future periods will be comparable to the results of operations for prior periods, because of the implementation of the new business strategy and the Plan of Reorganization, the completion of the Private Note Offering and the Senior Credit Facility, and the incurrence of expenses in connection with the Company's Chapter 11 case. The following discussion and analysis should be read in conjunction with the "Selected Historical Financial Data," the Pro Forma financial information appearing elsewhere in this Prospectus, and the Company's consolidated financial statements and the notes thereto.

OVERVIEW

    During the period from 1992 to 1994, the Company expanded from 605 stores, generating net sales of $458.9 million, EBITDA of $42.9 million, and an EBITDA margin of 9.3%, to 701 stores, generating net sales of $588.3 million, EBITDA of $48.2 million, and an EBITDA margin of 8.2%. However, by 1995 the Company's EBITDA margin declined to 5.6% primarily due to the following reasons: (i) the Company, in an attempt to further its expansion strategy, opened stores without sufficient regard to the profitability of each location; (ii) in response to increased price competition on Levi's merchandise, the Company unsuccessfully expanded its offering of branded apparel in the face of stiff competition from mall-based department stores; (iii) the Company failed to competitively source merchandise for its private label program; and (iv) the specialty apparel retail sector experienced a downturn. By 1996, in the wake of declining sales and deteriorating margins, the Company was unable to meet its scheduled interest payment obligations on its then outstanding subordinated indebtedness. As a result of the foregoing, in October 1996, the Company made the Chapter 11 Filing.

    In December 1996, the new management team joined the Company and developed a new business strategy designed to enhance the Company's profitability and increase gross margins by capitalizing on the Company's nationally recognized brand name and large store base and by reducing costs and implementing a new merchandising strategy. Upon arrival, the new management team immediately began liquidating merchandise that was inconsistent with its new merchandising strategy and significantly reduced inventory available in the stores. In addition, the new management team (i) closed 341 unprofitable stores; (ii) obtained rent concessions on existing stores; (iii) reduced selling, general and administrative expenses through personnel reductions associated with closed stores; (iv) consolidated the Company's corporate infrastructure by closing the Company's Dallas corporate office; and (v) established a new corporate "culture" focused on cost control.

    The Company began receiving merchandise pursuant to its new business strategy in May 1997 and began realizing significant benefits of such new merchandise by August 1997. Accordingly, the Company's retail margins subsequently increased to 45.2% before the special charge and 40.4% after the special charge for the 39 weeks ended November 1, 1997. See Note 8 to the consolidated balance sheet at November 1, 1997, for discussion of the special charge.

    Net sales consists of sales of apparel, accessories, and other merchandise through the Company's COUNTY SEAT stores, COUNTY SEAT OUTLET stores, LEVI'S OUTLET stores, and OLD FARMER'S ALMANAC GENERAL STORES. For the Pre-Emergence Period, the Company's COUNTY SEAT stores, COUNTY SEAT OUTLET stores, LEVI'S OUTLET stores, and OLD FARMERS ALMANAC GENERAL STORES comprised 87%, 2%, 10%, and 1% of net sales, respectively. The COUNTY SEAT OUTLET stores sell special buy and clearance merchandise, including slow-moving merchandise from the COUNTY SEAT stores. The LEVI'S OUTLET stores offer closeouts, seconds, and irregulars under the Levi's and Docker's trademarks. Merchandise at the County Seat stores is generally sold at ticketed retail prices upon arrival, but markdowns are taken (i) in connection with promotional activities in the ordinary course of business and (ii) on end-of-season clearance items and slow moving merchandise. In accordance with the new business strategy, the Company currently sells its merchandise at lower price points than it had in prior periods. For example, for the 39 weeks ended November 1, 1997, the Company decreased its average selling price per unit at its County Seat stores by 27% to $14.40 from $19.65 in the prior period. As a result, the Company improved unit volume at its County Seat stores by 18.0% to 13.7 million units for the nine months ended November 1, 1997 from 11.6 million units for the nine months ended November 2, 1996.

    Cost of sales includes merchandise costs, transportation costs, storage costs, handling costs, and other costs related to the sourcing of merchandise. Cost of sales also includes a substantial portion of fixed occupancy costs. Selling, general, and administrative costs include store and administrative wages, administrative costs related to corporate offices and corporate activities, employee benefits, marketing costs, insurance premiums, cash management fees, and the cost of supplies, equipment rental and maintenance, outside services, and travel.

    The Company's preliminary results, which are subject to adjustment, indicate that net sales for the thirteen weeks of November 1997, December 1997 and January 1998 are approximately $117.4 million, representing a 3.0% decline in same store sales relative to the comparable period of the prior year. The Company believes that the decline in comparable store sales is primarily due to a decline in Levi's and other branded sales.

RESULTS OF OPERATIONS

    The following table shows the Company's operating results as a percentage of net sales for the periods indicated:

                                                               FISCAL YEAR                       NINE MONTHS ENDED
                                                     -------------------------------  ----------------------------------------
                                                                                          NOVEMBER 2,          NOVEMBER 1,
                                                       1994       1995       1996            1996                 1997
                                                     ---------  ---------  ---------  -------------------  -------------------

                                                                                                    (UNAUDITED)
Net sales..........................................      100.0%     100.0%     100.0%          100.0%               100.0%
Gross profit before special charge(1)..............       28.5%      27.0%      22.6%           21.9%                26.8%
Gross profit after special charge(1)...............       28.5%      27.0%      22.6%           21.9%                22.5%
Selling, general, and administrative expenses......       20.3%      21.4%      23.5%           24.4%                25.8%
EBITDA before special charge(1)....................        8.2%       5.6%      (0.9)%            (2.5    )%             1.0%
EBITDA after special charge(1).....................        8.2%       5.6%      (0.9)%            (2.5    )%            (3.3    )%
Reorganization costs...............................         --         --        8.1%            10.6%                13.9%
Income (loss) from operations(2)...................        5.4%       3.4%      (2.9)%            (4.7    )%            (5.5    )%

------------------------

(1) Gross profit and EBITDA are presented before and after a special charge to liquidate excess inventory. The special charge of approximately $12.0 million was recorded within cost of goods sold and relates to the liquidation of excess inventory from purchase commitments made in early 1997 for 1997 Fall merchandise based upon a chain of over 500 stores, of which 137 stores were closed by the time the merchandise was received. See Note 8 to the consolidated balance sheet at November 1, 1997, for discussion of the special charge.

(2) Income (loss) from operations does not give effect to the $80.2 million write-off of certain long-lived assets in 1995 and reorganization costs of $43.8 million in 1996 and $38.4 million and $42.4 million for the 39 weeks ended November 2, 1996 and November 1, 1997, respectively.

COMPARISON OF THE 39 WEEKS ENDED NOVEMBER 1, 1997 WITH THE 39 WEEKS ENDED
  NOVEMBER 2, 1996.

    Net sales decreased $123.3 million, or 30.8%, to $277.1 million for the 39 weeks ended November 1, 1997 from $400.4 million for the 39 weeks ended November 2, 1996. As contemplated by the Company's new business strategy, the decrease was primarily due to a $96.5 million decrease in net sales from the closing of 253 stores and a $33.5 million decrease in sales from comparable stores. Comparable store sales were 12.2% lower for the 39 weeks ended November 1, 1997 than comparable store sales for the 39 weeks ended November 2, 1996 due primarily to (i) a planned shift toward lower price points in accordance with the Company's new business strategy and (ii) the Company's difficulty in obtaining merchandise during 1997 due to the Chapter 11 case. These decreases were offset by $6.7 million relating to new store sales.

    Gross profit decreased $25.4 million, or 28.9%, to $62.3 million for the 39 weeks ended November 1, 1997 from $87.7 million for the 39 weeks ended November 2, 1996. The decrease in gross profit was primarily due to reduced net sales of $123.3 million, a $10.5 million liquidation sale in the first quarter of 1997, and a $12.0 million special charge to liquidate excess inventory in the third quarter of 1997. Gross margin increased by 0.6% to 22.5% for the 39 weeks ended November 1, 1997 from 21.9% for the 39 weeks ended November 2, 1996 due to (i) a 0.7% reduction in occupancy costs relating primarily to the renegotiation of certain store leases and (ii) a 4.9% increase in retail margins due to the successful implementation of the Company's new business strategy, which has resulted in purchasing merchandise at lower costs per unit and partially offset by clearing prior management's merchandise which allowed the Company to sell merchandise at lower price points. These improvements were partially offset by a 4.3% special charge to costs of goods sold and a 0.7% increase in buying and merchandise handling costs.

    Selling, general, and administrative expense decreased $26.2 million, or 26.8%, to $71.5 million for the 39 weeks ended November 1, 1997 from $97.6 million for the 39 weeks ended November 2, 1996. This decrease was due to a $24.1 million reduction in store expenses from closed stores and a $2.1 million reduction relating primarily to personnel reductions in 1997 and nonrecurring severance and outside service charges in 1996. Selling, general and administrative expense as a percentage of net sales is 25.8% and 24.4% for the 39 weeks ended November 1, 1997 and November 2, 1996, respectively.

    Depreciation and amortization expense decreased $2.7 million to $6.1 million for the 39 weeks ended November 1, 1997 from $8.8 million for the 39 weeks ended November 2, 1996. The decrease was due to the net closing of 253 stores in 1996 and the first half of 1997.

    Loss from operations decreased to $(57.7) million for the 39 weeks ended November 1, 1997 from $(77.1) million for the 39 weeks ended November 2, 1996.

    For the 39 weeks ended November 1, 1997 and November 2, 1996, reorganization costs of $38.4 million and $42.4 million, respectively, were recorded. The reorganization costs primarily relate to stores closed during 1997 and 1996 and stores that the new management team had decided to close. Reorganization costs recorded in 1997 include estimated lease rejection claims, write-offs to fixed assets associated with closed stores, other going out of business store expenses, costs associated with the closure of the distribution center and administrative offices and professional fees and other reorganization costs.

COMPARISON OF YEARS 1996 AND 1995

    Results of operations for 1996 included 52 weeks, while 1995 included 53 weeks.

    Net sales decreased $80.9 million, or 13.1% to $538.3 million in 1996 from $619.2 million in 1995. Comparable store sales were 8.7% lower, on a 52 week basis, in 1996 as compared to 1995. The decline in net sales was due to (i) the closing of 217 store locations during 1996, which accounted for $50.0 million in net sales, 52 weeks versus 53 weeks, (ii) a $41.6 million decrease in sales from comparable stores on a 52 week basis, and (iii) the $6.9 million in net sales for the fifty-third week in 1995. Comparable store sales were negatively affected by the Company's difficulty in obtaining merchandise during the fourth quarter of 1996 following the Chapter 11 Filing and by the liquidation in 1997 of certain branded merchandise that was inconsistent with the Company's new business strategy. These decreases were offset in part by $15.1 million from new store sales.

    Gross profit decreased $45.3 million, or 27.1%, to $121.9 million in 1996, from $167.2 million in 1995. The decrease in gross profit was primarily due to a $24.2 million decrease due to store closures and $25.0 million decrease due to a decline in net sales at comparable stores. The decrease in gross profit was offset by a $3.9 million reduction in buying, occupancy and merchandise handling costs. Gross margin decreased to 22.6% in 1996 from 27.0% in 1995 due to the Company's attempt to improve liquidity prior to the Chapter 11 Filing by liquidating merchandise irrespective of gross margins achieved.

    Selling, general and administrative expense decreased $6.1 million, or 4.6%, in 1996 compared to 1995. The decrease was primarily due to reduced operating expenses associated with stores closed in 1996. Selling, general and administrative expense as a percentage of net sales increased to 23.5% in 1996 compared to 21.4% in 1995. The increase in selling, general and administrative expense as a percentage of net sales was primarily due to comparable stores reporting lower sales combined with relatively constant operating costs.

    Depreciation and amortization expense decreased $2.1 million to $11.1 million in 1996 from $13.2 million in 1995. The decrease was due to the elimination of goodwill amortization due to the $80.2 million write-off of long-lived assets in 1995 and fixed assets becoming fully depreciated.

    Income (loss) from operations decreased to $(15.7) million for 1996 from $21.3 million for 1995. As a percentage of net sales, income (loss) from operations was (2.9)% for 1996 compared to 3.4% for 1995.

    In the third quarter of 1995, the Company recorded an $80.2 million non-cash write-off of certain long-lived assets. Approximately $74.7 million of remaining goodwill was written off to reflect a change in the Company's estimate of its fair value. Certain fixed assets with a net book value of $5.5 million were included in the write-off based on management's estimate of the recoverability of their net book value.

    Reorganization costs of $43.8 million were recorded in 1996. The reorganization costs primarily relate to stores closed during 1996 and stores that the new management team had decided to close. Reorganization costs recorded in 1996 include estimated lease rejection claims of $25.6 million, write-offs of fixed assets associated with closed stores of $7.2 million, operating and other costs associated with closed stores of $7.2 million, and professional fees and other reorganization costs of $3.7 million.

    The Company recorded income tax benefits of $0.7 million in 1996 on a loss before income taxes of $74.9 million. The Company's income tax provision includes a $28.4 million valuation allowance for deferred tax assets. The effective income tax rate differs from the statutory federal rate primarily due to the non-deductible write-off of the valuation allowance for deferred tax assets.

    In the third quarter of 1996, the Company recorded an extraordinary charge of $2.7 million with no tax benefit. The extraordinary charge represented the write-off of debt issuance costs related to the pre-existing credit agreement, which was replaced with the Existing Credit Facility in October 1996.

COMPARISON OF YEARS 1995 AND 1994

    Results of operations for 1995 included 53 weeks, while 1994 included 52 weeks.

    Net sales increased $30.9 million, or 5.3%, to $619.2 million in 1995 from $588.3 million in 1994. The increase was primarily due to a $52.0 million increase in net sales from new store locations, partially offset by a $16.4 million decrease in sales from comparable stores and a $4.7 million reduction in sales due to store closings. Comparable store sales were 4.0% lower in 1995 than comparable store performance in 1994 due to a weak retail environment. Sales were also affected by unseasonable and adverse weather conditions, which affected the mix of goods sold in both the spring and fall seasons.

    Gross profit decreased $0.6 million, or 0.4%, to $167.2 million in 1995 compared to $167.8 million in 1994. The decrease was primarily due to lower comparable store sales, additional buying and occupancy costs from new store locations, and a lower retail margin rate, partially offset by sales from stores opened in 1995 and 1994. Gross Margin decreased to 27.0% in 1995 from 28.5% in 1994 due to promotional pricing and adverse weather conditions. The change in the mix of goods sold reflected an increase in sales of competitively priced Levi's jeans and outlet merchandise and lower sales of higher margin tops.

    Selling, general, and administrative expense increased $13.1 million, or 10.9%, to $132.7 million in 1995 compared to $119.6 million in 1994. The increase was primarily due to store operating expenses associated with new stores opened in 1995 and 1994, as well as a $1.0 million non-recurring consulting fee related to the evaluation of the Company's financial structure recorded in the first half of 1995. Selling, general, and administrative expense as a percentage of net sales increased to 21.4% in 1995 compared to 20.3% in 1994. This increase was primarily due to comparable stores reporting lower sales combined with relatively constant operating expenses and the non-recurring consulting fee referred to above.

    Depreciation and amortization expense decreased $3.5 million to $13.2 million in 1995 from $16.7 million in 1994. The decrease was due to the reduction in amortization expense related to the Company's noncompete agreement and goodwill, partially offset by depreciation on new store and remodeled store assets. The Company's noncompete agreement was fully amortized in 1994, and the remaining balance of goodwill was written off in the third quarter of 1995. Depreciation and amortization decreased as a percentage of net sales to 2.1% from 2.8%, substantially as a result of the elimination of noncompete agreement amortization.

    Income from operations decreased to $21.3 million for 1995 from $31.5 million for 1994. As a percentage of net sales, income from operations was 3.4% in 1995 compared to 5.4% for 1994.

    In the third quarter of 1995, the Company recorded an $80.2 million non-cash write-off of certain long-lived assets. The $74.7 million of remaining goodwill was written off to reflect a change in the Company's estimate of its fair value. Certain fixed assets with a net book value of $5.5 million were included in the write-off based on management's estimate of the recoverability of their net book value.

    The Company recorded income tax expense of $7.6 million in 1995 on a loss before income taxes of $79.4 million, reflecting the impact of non-deductible charges for the $74.7 million goodwill write-off, $1.6 million goodwill amortization, and $0.3 million of debt discount amortization. The Company's income tax provision includes an $8.6 million valuation allowance for the deferred tax assets, partially offset by a $1.0 million income tax benefit. The effective income tax rate differs from the statutory federal rate primarily due to the non-deductible write-off of goodwill and the valuation allowance for the deferred tax assets.

    Extraordinary charges totaling $10.0 million, net of related income taxes, were recorded in 1995. In May 1995, an extraordinary charge of $2.4 million relating to the redemption of the Company's senior notes was recorded, consisting of prepayment premiums of $1.6 million and the write-off of debt issuance costs related to the retirement of debt of $0.8 million. In July 1995, an extraordinary charge of $7.6 million relating to the exchange of $104.9 million principal amount of 12% Senior Subordinated Notes maturing October 1, 2002 for $104.9 million principal amount of 12% Senior Subordinated Notes maturing October 1, 2001 in the second quarter of 1995 was recorded, consisting of the write-off of debt discount of $5.1 million, the write-off of debt issuance costs related to the retirement of debt of $2.0 million, and the payment of repurchase premiums of $0.5 million.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash used in operating activities for the 39 weeks ended November 1, 1997 was $32.8 million due primarily to a $57.7 million net loss which was offset in part by $6.1 million of depreciation and amortization, $1.2 million of rent expense in excess of cash outlays, $4.9 million loss on disposal of property and equipment and $20.2 million of reorganization costs. Net cash used in operations for the 39 weeks ended November 2, 1996 was $5.8 million due primarily to a $77.1 million net loss which was offset in part by $8.8 million of depreciation and amortization, $38.1 million of reorganization costs and a $2.7 million extraordinary item.

    Because of the seasonal nature of the Company's business, working capital requirements increase as inventory levels peak in anticipation of the back-to-school and holiday shopping seasons. Working capital as of November 1, 1997 and at the end of 1996 were $41.7 million and $3.4 million respectively.

    Net cash used to make capital expenditures was $1.4 million during the 39 weeks ended November 1, 1997 and $1.8 million in 1996.

    The Company's Plan of Reorganization was confirmed by the Bankruptcy Court on, and in an order (the "Confirmation Order") dated, October 1, 1997. The planned proceeds of the Private Note Offering together with borrowings under the new Senior Credit Facility are being used to repay the Existing Credit Facility, pay claims pursuant to the Plan of Reorganization, and pay other transaction fees and expenses.

    The Senior Credit Facility provides for a three-year revolving line of credit in an amount of $115 million. Up to $90 million of such amount may be utilized for letters of credit and bankers' acceptances. Amounts available under the Senior Credit Facility are subject to the value of the Company's eligible inventory (as defined in the Senior Credit Facility) and to the satisfaction of certain conditions. The borrowing base provides for seasonal fluctuations in inventory. Peak borrowing periods generally occur between June and November. The Company's peak borrowing periods commence with the sourcing of its merchandise through the utilization of letters of credit facilities with approximately three months lead-time prior to delivery of such merchandise. The Company has entered into the Senior Credit Facility to repay its obligations under the Existing Credit Facility upon the closing of the Private Note Offering. See "Description of Certain Indebtedness--Senior Credit Facility."

    As of November 1, 1997, the Company had approximately $27.5 million of letters of credit and $9.6 million of bankers' acceptances outstanding in addition to approximately $24.0 million of remaining availability under the Senior Credit Facility. The Company believes that cash generated from operations, together with borrowings under the Senior Credit Facility, will be adequate to finance 1998 operations.

INFLATION, ECONOMIC TRENDS, AND POTENTIAL DEVELOPMENTS

    The Company's operations are affected by general economic trends, including inflation. Management believes that the Company and other specialty retailers have suffered from price competition, which has had a negative effect on sales and gross margin. The Company believes that poor economic conditions have adversely affected its sales and profitability in prior years and may affect results in future periods.

SEASONALITY

    The Company, like most retailers, has a seasonal pattern of sales and earnings. The Company has two major selling seasons: back-to-school (third quarter) and Christmas (fourth quarter). The table below sets forth by quarter, 1997 (through the third quarter), 1996 and 1995 net sales, gross profit, and EBITDA.

                                                                   FIRST       SECOND      THIRD       FOURTH      TOTAL
YEAR                                                              QUARTER     QUARTER     QUARTER     QUARTER       YEAR
---------                                                        ----------  ----------  ----------  ----------  ----------
                                                                                   (DOLLARS IN THOUSANDS)
1997       Net sales...........................................  $   93,158  $   86,897  $   97,081         N/A         N/A
           Gross profit before special charge(1)...............      15,820      25,289      33,221         N/A         N/A
           Gross profit after special charge...................      15,820      25,289      21,246         N/A         N/A
           EBITDA before special charge(1)(2)..................      (7,861)        247      10,462         N/A         N/A
           EBITDA after special charge(1)(2)...................      (7,861)        247      (1,513)        N/A         N/A
           Income (loss) from operations (3)...................     (10,061)     (1,832)     (3,371)        N/A         N/A
1996       Net sales...........................................  $  121,604  $  121,727  $  157,060  $  137,869  $  538,260
           Gross profit........................................      26,075      31,444      33,559      30,793     121,871
           EBITDA(2)...........................................      (5,227)     (2,203)     (2,511)      5,251      (4,690)
           Income (loss) from operations(3)....................      (8,186)     (5,159)     (5,430)      3,034     (15,741)
1995       Net sales...........................................  $  124,189  $  130,110  $  159,476  $  205,450  $  619,225
           Gross profit........................................      29,251      34,987      41,073      61,900     167,211
           EBITDA(2)...........................................        (622)      2,818       8,447      23,869      34,512
           Income (loss) from operations(3)....................      (3,878)       (713)      4,998      20,868      21,275

------------------------

(1) Gross profit and EBITDA are presented before and after a special charge to liquidate excess inventory. The special charge of approximately $12.0 million was recorded within cost of goods sold and relates to the liquidation of excess inventory from purchase commitments in early 1997 for 1997 Fall merchandise, based upon a chain of over 500 stores, of which 137 stores were closed by the time the merchandise was received. See Note 8 to consolidated balance sheet at November 1, 1997, for discussion of special charge.

(2) EBITDA represents net earnings (losses) before interest, income taxes, depreciation and amortization, and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance in accordance with GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA is presented before and after special charge to liquidate inventory.

(3) Income (loss) from operations does not give effect to the write-off of certain long-lived assets in 1995 and reorganization costs incurred during 1996 and the 39 weeks ended November 1, 1997.

INCOME TAXES

    The Company had been included in the consolidated federal income tax return of County Seat, Inc. Prior to the Effective Date, County Seat, Inc. owned all the Company's capital stock. The tax year-end for the Company and County Seat, Inc. is the Saturday closest to July 31. As of November 1, 1997, the Company had NOLs of approximately $100.0 million. The Company's Plan of Reorganization or significant changes in ownership of the Company could substantially limit the use of NOLs. The Company and County Seat, Inc. account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This standard requires, among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax NOLs to the extent that realization of such benefits is more likely than not. Based on the Company's history of earnings and in consideration of the Company's Chapter 11 Filing, the Company's entire balance of deferred tax assets has been reduced by a valuation allowance of $14.7 million, as realization of these long-term tax benefits is dependent upon future earnings. Management cannot predict sufficient operating income to utilize fully its deferred income tax assets.

CHANGES IN METHOD OF ACCOUNTING

    The effects of the Company's reorganization under Chapter 11 have been accounted for in the Company's financial statements using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE (Fresh Start Accounting). Pursuant to such principles, the Company's assets, upon emergence from Chapter 11, were stated at "REORGANIZATION VALUE," which is defined as the value of the entity before considering liabilities on a going-concern basis following the reorganization and represents the estimated amount a willing buyer would pay for the assets of the Company immediately after the reorganization. The reorganization value for the Company is determined by reference to the remaining liabilities plus the estimated value of total shareholders' equity of the outstanding shares of the Common Stock. The reorganization value of the Company is allocated to the assets of the Company in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, Business Combinations, for transactions reported on the basis of the purchase method of accounting. In this allocation, identifiable assets are valued at estimated fair values, and any excess reorganization value has been recorded as "reorganization value in excess of amounts allocated to identified assets" (a long-term intangible asset similar to "goodwill").

YEAR 2000 COMPLIANCE

    The Company has recently commenced a two year project to update and, where applicable, replace all main frame systems with third party software to support the operations of the Company. The Company anticipates expenditures for hardware, software and labor to be approximately $6.0 million through 1998 (the anticipated completion) and at which point operating systems will be year 2000 compliant. The Company will also begin a process to review with its vendors the impact of year 2000 on transactions between both parties.

                                    BUSINESS

OVERVIEW

    The Company is among the nation's largest mall-based specialty retailers of casual apparel, operating 413 stores in 41 states in the midwestern, southern, and eastern regions of the United States. Under the direction of a new management team, the Company's merchandise mix has recently been updated to include more tops than bottoms and consist of casual shirts, sweaters, knit tops, khakis, jeans, dresses, and accessories for men, women, and teens. The Company's products are now primarily manufactured under private label, which, in the Company's view, offers customers quality comparable to branded merchandise at significantly lower prices and generates higher gross margins than the Company has historically achieved.

    In December 1996, a new management team led by Sam Forman developed a new business plan designed to enhance the Company's profitability and increase gross margins by reducing costs, implementing a new merchandising strategy, and capitalizing on the Company's nationally recognized brand name and large store base.

    Mr. Forman has over forty years of retailing and manufacturing experience in the apparel industry and has been an innovator in manufacturing and retailing value-priced private label apparel, the cornerstone of the Company's new merchandising strategy. Mr Forman has implemented successful business strategies for apparel companies by maximizing profitability through direct sourcing, value-oriented merchandising strategies, and internal cost controls. Most recently, Mr. Forman was president and chief operating officer of American Eagle, a mall-based specialty retailer.

    The new management team has implemented a business strategy designed to re-establish the Company as a leading national retailer of high-quality, value-priced casual apparel and to restore its profitability and EBITDA to historical levels. The principal elements of this business strategy are similar to those implemented by Mr. Forman at American Eagle and include (i) reducing costs, including, unlike at American Eagle, closing unprofitable stores, (ii) implementing a new merchandising strategy, and (iii) initiating a controlled expansion program.

STORES

    The Company owns and operates approximately 375 COUNTY SEAT stores, 14 COUNTY SEAT OUTLET stores, 22 LEVI'S OUTLET stores, and 2 OLD FARMER'S ALMANAC GENERAL STORES. COUNTY SEAT stores are typically located in regional shopping malls that are typically at least 500,000 square feet in size and that are anchored by two or more major department stores. COUNTY SEAT stores range in size from 2,700 to 7,300 square feet and average 4,000 square feet. The Company seeks to position its COUNTY SEAT stores in prime mall locations with sufficient store frontage in areas occupied by comparable specialty stores. The Company believes that, based on its business strategy and recent results of operations since the arrival of the new management team, it will compete effectively with comparable apparel stores due to the relative quality and value of its merchandise selection. The Company believes that its stores are generally in good physical condition and anticipates making approximately $4.2 million in capital expenditures in 1998 to remodel its stores.

    The Company projects a casual lifestyle image in its stores. In each COUNTY SEAT store, there are usually large tables near the entrance filled with key items like polo shirts, flannel shirts, or t-shirts to attract customers into the store. Coordinated groupings and outfits are displayed throughout the store to enable the customer to visualize the product offering and to promote multiple unit transactions. The merchandise selection in the COUNTY SEAT stores is limited by design to key colors and styles with a focus on offering basics. The general layout of merchandise in the stores is planned by the Company's corporate management but may be varied and adapted by individual store management to properly reflect specific store characteristics and customer preferences.

    The Company's store employees generally wear the Company's merchandise. The Company seeks to hire sales associates who have prior retail sales experience and an entrepreneurial spirit. Sales personnel are knowledgeable about the merchandise and encouraged through incentives to increase the number of units sold per transaction. The Company considers customer service an important element of its success and believes it has an established reputation for personal attention to the customer's needs and requirements for casual, value-priced apparel. The Company's sales personnel, store managers, and co-managers are trained by experienced store managers and district managers to offer the customer courteous and knowledgeable service. Store managers and co-managers receive bonuses based on sales and shrinkage. Other store employees are not paid a commission but receive incentive pay based on sales.

MERCHANDISE

    The Company has transitioned itself from a retailer of denim jeans and primarily branded apparel to a private label casual apparel retailer. The new strategy places less dependence on bottoms and branded apparel and more emphasis on tops and women's wear and is intended to enhance gross margins. The assortment of tops consists of classics such as polo shirts, woven and flannel shirts, knit shirts and t-shirts in a broad range of colors with updated features.

    Since it began implementing its new merchandise strategy, the Company has offered basic bottoms such as khakis and jeans at $19.99. The Company is utilizing such marketing strategies and taking advantage of its reputation as a bottoms retailer to position itself as the value leader in the mall, offering a merchandise mix designed to appeal to a broad customer base.

    SHIFT OF PRODUCT MIX. Part of the Company's merchandise strategy is to increase the percentage of its sales derived from tops. Tops generally provide higher margins and more unit volume than bottoms since tops usually have a lower relative unit cost and customers typically purchase more units of tops than bottoms. The Company's goal is to increase the ratio of tops to bottoms sold to 3:1 by the end of 1998. The Company has significantly improved the ratio of tops to bottoms at its COUNTY SEAT stores from 1:1 for the 39 weeks ended November 2, 1996 to 1.7:1 for the nine months ended November 1, 1997.

    Another feature of the new management team's strategy is to focus on women's apparel with a view toward broadening the customer base. The increased mix of women's wear includes fashionable basics such as sweaters, knit tops, and casual dresses. Based on this change in product mix, management expects women's wear to grow from 43% of sales to 50% of sales.

    PRIVATE LABEL. The Company believes that the sale of high quality private-label merchandise builds customer loyalty and differentiates the Company from its competitors. In addition, private-label merchandise typically has higher gross margins than branded merchandise and allows the Company to avoid direct price competition on national branded merchandise. Private-label merchandise has grown from approximately 65.0% of sales at the Company's COUNTY SEAT stores during the nine months ended November 2, 1996 to 82.0% during the nine months ended November 1, 1997.

    QUALITY. Management believes that the quality of the Company's private-label merchandise is comparable to the quality of select branded merchandise and private-label merchandise sold by the Company's competitors. The Company's goods are generally made with high quality cotton or other natural fibers. For example, typically the weight of the Company's private-label jeans is 14 3/4 ounces, the weight of its private-label t-shirts is 185 grams, and the weight of its pique polo shirt is 220 grams, which, in management's view, are the industry standards for high quality denim, cotton t-shirts and pique polo shirts, respectively. The Company regularly inspects samples of its manufactured goods prior to delivery for quality based on materials, color, sizing specifications, and shrinkage. The Company's management team also routinely inspects the factories of the Company's suppliers to ensure that the Company's goods are of high quality.

SOURCING AND SUPPLIERS

    All the Company's inventory is purchased from third-party suppliers or manufacturers. The Company owns no manufacturing facilities. Approximately 80% of the Company's private-label products are manufactured abroad, with the remainder being made in the United States.

    A key element of the Company's strategy is to significantly reduce its cost of goods sold while maintaining or increasing gross margins through disciplined, direct sourcing of its merchandise. Pursuant to this strategy, the Company has established relationships with vendors in certain developing countries. The Company generally negotiates directly with its vendors without using agents or middlemen. As a result, the Company has greater control over its manufacturing costs, the manufacturing process, and the quality of its merchandise. The Company also takes advantage of special buy situations that complement its private-label merchandise and provide gross margin enhancement.

    As a result of the Company's improved sourcing, the cost of acquiring merchandise has declined significantly. The table below shows the decline in average cost per unit on a percentage basis for select items at the COUNTY SEAT stores between November 1996 and November 1997. For the 39 weeks ended November 1, 1997, the average cost per unit for merchandise at the COUNTY SEAT stores was $7.53, which is 33% lower than the average cost per unit for the nine months ended November 2, 1996.

                                                                                                      PERCENT SAVINGS
                                                                                                     IN COST PER UNIT
                                                                                                   ---------------------
Menswear
Denim jeans......................................................................................               34%
Short sleeve solid tee...........................................................................               43%
Short sleeve solid polo..........................................................................               40%
Socks............................................................................................               40%
Womenswear
Denim jeans......................................................................................               33%
Short sleeve solid tee...........................................................................               44%
Socks............................................................................................               25%

    The Company believes it has established relationships with an adequate number of suppliers to meet its ongoing inventory needs. The Company has no long-term contracts with suppliers and transacts business principally on an order-by-order basis. During the nine months ended November 1, 1997, merchandise purchased from Levi Strauss represented approximately 26% of net sales. No other vendor or group of vendors account for more than 15% of the Company's merchandise purchases. No more than 20% of the Company's purchases are currently manufactured in any particular country other than the United States.

DISTRIBUTION

    All merchandise is currently shipped to the Company's stores through the distribution center in Brooklyn Park, Minnesota, except replenishment of inventory to the LEVI'S OUTLET stores. In February, 1998 the Company signed a ten-year lease for a new 276,000 square foot distribution center located near Baltimore, Maryland. The Company plans to relocate to this new facility from its current Brooklyn Park distribution center sometime in the early summer of 1998. The new facility in Baltimore will be able to service a substantially greater number of stores than the distribution center which the Company currently operates or could out of its existing facility. The transit time for merchandise being delivered to the distribution center generally varies from three to five days for domestic goods and a few days to several weeks for imported goods. Freight consolidators are used in the shipment process to reduce costs. Advanced shipping notices are utilized when possible to anticipate delivery of goods and schedule on-call employees for merchandise handling. The time period from receipt of goods at the distribution center to display in the Company's stores is generally five days.

    During the nine months ended November 1, 1997, approximately 85% of merchandise coming into the distribution center was vendor pre-ticketed and approximately 66% was vendor pre-packed, with 8% of the merchandise prepacked in a manner which permits cross-docking. Pre-ticketing, pre-packing, and cross-docking save time, reduce labor costs, and enhance inventory management. The Company is seeking to increase the amount of goods that are cross-docked. In accordance with the new business strategy of reducing operating costs, the Company is evaluating additional ways to reduce distribution costs, including evaluating alternative distribution facility options to take advantage of regional differences in labor costs.

    Shipments to stores for basic items are generated by a planning and distribution personnel team that compares individual store stock levels to the store's model stock level. Shipments to all stores are made once or twice per week depending on the season. The delivery schedule allows the Company to adjust on-hand inventory at the store level, thus minimizing the total inventory needs and maximizing inventory turns.

STORE OPENINGS AND CLOSINGS

    The Company has utilized the legal protections available to it under the Bankruptcy Code to reduce operating costs and improve profitability through its store closing program. Under this program, immediately following the Chapter 11 Filing the Company began identifying underperforming stores and stores located in regions where the associated administrative costs did not warrant continuing such operations and implementing streamlined procedures for closing such stores.

    Phase one of the Company's new business strategy contemplated the closing of approximately 330 stores. Approximately 260 of such stores had been closed prior to the Effective Date. Approximately 70 such stores were closed in January 1998, after the Christmas season.

    The Company opened two new stores in 1997, and it reopened prior to the Effective Date 13 COUNTY SEAT OUTLET stores that had previously been closed. In the future, the Company expects to consider expansion through the opening of additional stores on a selective basis. The Company expects to open 15 to 20 additional stores per year.

    In deciding whether to open or close a store, the Company considers a number of factors, including (i) the extent of competition from other mall tenants,
(ii) the location of the store in the mall, (iii) the rental rate for the property on which the store is or will be located, (iv) the performance of other specialty stores in the mall, (v) whether the mall's environment is suitable for the store, (vi) the anticipated return on investment, and (vii) whether there are at least two department store anchors in the mall in which the store is or will be located.

PROPERTIES

    As of the end of 1997, the Company owns and operates 413 go-forward stores in 41 states. Of the 413 stores, approximately 375 are COUNTY SEAT stores, 14 are COUNTY SEAT Outlet stores, 22 are LEVI'S OUTLET stores, and 2 are OLD FARMER'S ALMANAC GENERAL STORES. The following table details the geographical distribution of the Company's stores.

STATE                                               STORES                          STATE                          STORES
------------------------------------------------  -----------  ------------------------------------------------  -----------
Alabama.........................................           5   Nebraska........................................           3
Arkansas........................................           5   Nevada..........................................           2
Colorado........................................           7   New Hampshire...................................           2
Delaware........................................           1   New Jersey......................................           3
Florida.........................................          20   New Mexico......................................           1
Georgia.........................................          11   New York........................................           8
Idaho...........................................           3   North Carolina..................................          13
Illinois........................................          32   North Dakota....................................           3
Indiana.........................................          19   Ohio............................................          24
Iowa............................................          13   Oklahoma........................................           8
Kansas..........................................           8   Pennsylvania....................................          11
Kentucky........................................           6   South Carolina..................................           7
Louisiana.......................................          10   South Dakota....................................           2
Maine...........................................           2   Tennessee.......................................          11
Maryland........................................          11   Texas...........................................          58
Massachusetts...................................           2   Utah............................................          11
Michigan........................................          26   Virginia........................................           9
Minnesota.......................................          19   West Virginia...................................           6
Mississippi.....................................           3   Wisconsin.......................................          14
Missouri........................................          11   Wyoming.........................................           1
                                                                                                                        ---
Montana.........................................           2
                                                               Total Stores....................................         413
                                                                                                                        ---
                                                                                                                        ---

    All the Company's stores are operated under leases that typically provide for monthly rental payments plus a percentage of gross receipts in excess of certain sales levels. Leases typically have an initial term of approximately seven to ten years, except for certain outlet locations and do not contain a renewal option. In each case, the particular terms of the proposed lease are a major factor in determining whether to open a store at that site. After a site has been approved, the Company normally completes lease negotiations and constructs the store within five to twelve months. As of November 1, 1997 the average remaining lease term of the Company's stores was 3.7 years.

    Approximately 8% to 19% of store leases expire each year. The Company has not experienced problems renewing its leases but no assurance can be given that the Company can renew existing leases on favorable terms.

    In addition to its retail stores, the Company currently leases office space in New York, New York, and Eden Prairie, Minnesota. In January 1998, the Company closed its leased offices in Dallas, Texas, which formerly housed the Company's executive office, merchandising, merchandising planning, and real estate functions. To complete the Company's office consolidation, the Company plans to close the Eden Prairie office by the end of June 1998 and transfer functions formerly performed there to the New York office. Once the Eden Prairie office is closed, the New York office will house all functions in approximately 34,000 leased square feet. The Eden Prairie office currently houses the accounting, finance, human resources, and MIS functions in approximately 28,000 leased square feet, of which 2,400 square feet is sub-leased to a third party. The Company also currently owns a distribution center in Brooklyn Park, Minnesota, which provides product distribution to all stores except for Levi's Outlet stores, which are direct-shipped by Levi Strauss. The Brooklyn Park distribution center occupies 159,000 square feet. In February 1998, the Company signed a lease for a new 276,000 square foot facility in the Baltimore, Maryland area. The

Company's chief executive office is located at 469 Seventh Avenue, 11th Floor, New York, New York 10018 and its telephone number is (212) 714-4800.

COMPETITION

    The retail apparel industry is highly competitive, with merchandise selection, price, quality, fashion, customer service, location and store environment being the principal competitive factors. While the Company believes that it is able to compete favorably with respect to each of these factors, the Company believes it competes primarily on the basis of price, merchandise selection, and customer service. In recent years, the Company has experienced increased competition, particularly with respect to branded apparel.

    The Company competes in the highly competitive casual apparel industry. The Company's specialty store competitors include The Gap, The Limited, Abercrombie & Fitch, Express, Structure, Gadzooks, The Buckle, American Eagle, Miller's Outpost, Designs, Inc., Wet Seal, and Contempo Casuals. Among the Company's largest specialty store competitors, the Company is one of the few companies offering a full selection of Levi's jeans, the biggest selling brand of jeans in the United States. The Company also competes with department and discount stores that sell casual apparel. Many of the Company's competitors are larger and have greater financial resources than the Company.

MARKETING

    The Company relies on mall traffic, the Company's reputation, in-store promotions, and in-store visual merchandising to attract customers. In-store visual merchandising is dynamic and coordinated so that all stores feature a consistent marketing strategy. One of the Company's current marketing strategies is the in-store promotion of the sale of jeans and khakis for $19.99. This strategy is designed to make the Company's stores a destination for high quality merchandise at value prices and take advantage of the Company's reputation as a bottoms retailer.

    The Company utilizes co-op advertising from Levi Strauss, in mass media and merchandise tabloids. In 1996, Levi Strauss paid for approximately 54% of this expense. Marketing expenses net of co-op payments have averaged approximately 0.7% of sales for the last five years. The Company has incurred marketing expenses in the amount of $2.5 million during 1997 for, among other things, direct marketing, in-store displays, and limited mass media advertising.

CREDIT SALES

    In 1996, approximately 37% of the Company's total sales were paid for with credit cards. The Company accepts MasterCard, VISA, Discover, and American Express. Under its agreements with MasterCard, VISA, Discover, and American Express, the Company receives daily payments on amounts charged on those cards. The payments are not subject to recovery by MasterCard, VISA, Discover or American Express unless the charge in question involved invalid use of a credit card.

OTHER OPERATIONS

    In addition to 375 COUNTY SEAT stores, the Company owns and operates 14 COUNTY SEAT OUTLET stores, 22 LEVI'S OUTLET stores, and 2 OLD FARMER'S ALMANAC GENERAL STORES. During 1996, 89% of the Company's sales were derived from the COUNTY SEAT stores.

    The COUNTY SEAT Outlet stores range in size from 5,000 to 8,400 square feet, with the average size being 5,700 square feet. The COUNTY SEAT OUTLET stores are located primarily in factory outlet shopping centers. The COUNTY SEAT OUTLET stores sell special buy and clearance merchandise. The Company uses the COUNTY SEAT OUTLET stores to facilitate the sale of slow-moving merchandise at the COUNTY SEAT stores, thus enabling the COUNTY SEAT stores to remain stocked with fresh, higher margin merchandise.

    Located primarily in outlet shopping malls in nine midwestern states, the Company's LEVI'S OUTLETstores carry a large and comprehensive assortment of Levi's and Docker's products for men, women, and children. The LEVI'S OUTLET stores target value conscious consumers by offering Levi's closeouts, seconds, and irregulars. The LEVI'S OUTLET stores range in size from 8,900 square feet to 13,700 square feet and average about 11,100 square feet. The Company operates the LEVI'S OUTLET stores on a royalty-free basis pursuant to a license agreement, which expires on July 31, 2000. Under the terms of this license agreement, the Company is the only party other than Levi Strauss or any subsidiary of Levi Strauss that is permitted to use the Levi's trademark in connection with the sale of closeouts, seconds, and irregulars in nine midwestern states. The Company is also permitted to use the Levi's trademark in connection with the sale of closeouts, seconds, and irregulars in two other states, but two outlet stores operated by Designs, Inc. are also permitted to use the Levi's trademarks in those states.

    The Company's two OLD FARMER'S ALMANAC GENERAL STORES are located in malls in Indianapolis, Indiana and Bloomington, Minnesota and offer housewares, food products, decorative home products, clothing, and stationery in a turn-of-the-century setting that includes potbellied-stoves, and rocking chairs. The Company's OLD FARMER'S ALMANAC GENERAL STORES are operated pursuant to a license agreement with Yankee Publishing, Inc. The license agreement grants the Company the right to use the Old Farmer's Almanac trademark, which is also licensed to certain other parties, in connection with the marketing, distribution, and sale of certain products in the United States, Canada, and Mexico. The Company is required to pay to Yankee Publishing, Inc., on a quarterly basis, a royalty of 2% of total net sales. If the Company's OLD FARMER'S ALMANAC GENERAL STORES do not achieve certain annual royalty targets, then it must pay Yankee Publishing, Inc. the shortfall in the royalty target for the applicable year or permit Yankee Publishing, Inc. to license the use of the Old Farmer's Almanac trademark to additional parties. Pursuant to the license agreement, Yankee Publishing, Inc. has the right to terminate the license if the Company has not continually operated at least three OLD FARMER'S ALMANAC GENERAL STORES for a period of one fiscal year at any time. The Company and Yankee Publishing, Inc. have agreed in principle that the Company will operate at least five OLD FARMER'S ALMANAC GENERAL STORES from October 1, 1998 throughout the remainder of the term of the license. The license agreement expires in 2005 but is subject to renewal if certain sales targets are met or specified amounts are paid by the Company to Yankee Publishing, Inc.

INFORMATION SYSTEMS

    In 1995, the Company completed installation of a new point of sale (POS) system. The Company's POS system provides daily merchandising data to the merchandise information systems on a store-by-store basis by individual stock keeping unit ("SKU"). The new POS system added bar coded universal product code ("UPC") scanning with integrated price-lookup and credit authorization, enhanced promotional pricing support and improved processing of store transfers. The POS system generates reports showing merchandise data organized by store, department, class, category, style, and size. This provides merchandise planners with detailed information enabling them to adjust stock levels and balance merchandise and size distribution profiles. The Company's buyers are provided with velocity sales reports, which rank selling within categories and classes. Timely sales reporting allows the Company to react quickly to developing sales trends. The Company believes timely and accurate data capture is critical to the success of its business.

    The Company's systems assist merchandise management in all aspects of inventory control by tracking purchases and receipts, controlling inter-store movement, and determining the on-hand inventory for all locations. Stock status is monitored at the distribution center, at individual stores and in transit, by capturing SKU level data (style, color, and size). A stock ledger application developed by the Company provides financial dollar inventory control and gross margin results for all physical locations and merchandise departments. The Company's information systems help to shorten the time from product ordering to receipt at the store. This reduced lead time helps the Company maintain lower inventory levels and take advantage of sales opportunities.

    The Company's systems allow the Company to plan unit sales and inventory for all merchandise categories according to season. Merchandise categories are planned by store and adjusted for seasonality, demographics, and sales trends. The planning system is integrated with a comprehensive distribution and replenishment system facilitating delivery of merchandise to the correct location in a timely manner.

    Merchandise pricing decisions are controlled centrally and communicated to stores on a next-day basis through the use of the Company's data transmission system. Timely and centralized control allows the Company to test sales volume sensitivity to price changes.

    The Company's non-POS systems are primarily mainframe systems. The Company has recently commenced a two-year project to update and, where applicable, replace these systems with third-party packaged solutions which will provide enhanced support to all operating areas, particularly merchandising. The Company is working with IBM on the selection and implementation process. The Company currently anticipates aggregate expenditures for hardware, software, labor, and compliance with year 2000 requirements of approximately $6.0 million between 1997 and 1998 to complete this project, including $4.2 million in 1998.

TRADEMARKS AND SERVICE MARKS

    The Company uses numerous trademarks, service marks and trade names in its business, including COUNTY SEAT-Registered Trademark-, COUNTY SEAT THE JEANSTORE-Registered Trademark-, NUOVO-Registered Trademark-, NUOVO COUNTY SEAT-Registered Trademark-, and TEN STAR-Registered Trademark-. While the Company believes that the products and services underlying such trade names and trademarks are of great importance to the Company and that such trade names and trademarks as a whole are of material importance to the Company's business in which they are used, besides COUNTY SEAT-Registered Trademark- and COUNTY SEAT THE JEANSTORE-Registered Trademark-, none individually is material to the Company's business. Certain of the Company's service marks are owned by CSS Trade Names, Inc. ("CSS"), the Company's subsidiary, and licensed to the Company. CSS has no other assets other than such service marks.

LITIGATION

    The Company has been named as a defendant in certain legal proceedings. Although the outcome of these matters cannot be determined, the Company believes that the disposition of these proceedings will not materially affect the financial position or results of operations of the Company.

    On or about September 29, 1997, RAI Credit Corporation ("RAI") filed an adversary proceeding against the Company in the Bankruptcy Court. The Company and RAI had entered into an Account Purchase and Service Agreement dated July 11, 1997 (the "RAI Agreement") pursuant to which RAI had agreed to establish and service a private-label credit card program for the Company. In September 1997, the Company notified RAI that it was terminating the RAI Agreement on the ground that RAI had materially breached and failed to perform under the RAI Agreement. RAI's complaint alleges that the Company wrongfully terminated the RAI Agreement and seeks compensatory damages of not less than $10,741,960 and an injunction prohibiting the Company from entering into a private-label credit card program with any person other than RAI prior to the beginning of 1999, as well as attorneys' fees and costs.

    The Company believes that it has meritorious defenses to RAI's complaint and counterclaims against RAI, which it intends to pursue vigorously. Although the ultimate outcome of the litigation cannot be predicted at this time, management believes that any resolution of this matter will not have a material adverse effect on the Company's financial position or future results of operations.

    Simultaneous with the Company's Chapter 11 Filing, CSS, the Company's wholly-owned subsidiary, also filed a petition for reorganization relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court. A motion will be filed with the Bankruptcy Court before the Effective Date to dismiss the Chapter 11 case of CSS.

    As contemplated by the Plan of Reorganization and the Confirmation Order, the Company is litigating various Disputed Claims (as defined in the Plan). As of November 1, 1997, the aggregate amount of all Disputed Claims was $0.5 million. Cash in the amount of $0.5 million has been established to cover the estimated aggregate amount of (x) the disputed amount of all Disputed Claims that are unliquidated or, if liquidated, as to which the Company shall have requested estimation, and (y) the Face Amount (as defined in the Plan) of all other liquidated Disputed Claims. Payments and distributions from the Distribution Reserve to each holder of a Disputed Claim, to the extent that claim ultimately becomes an Allowed Claim (as defined in the Plan), will be made in accordance with the provisions of the Plan that govern the class of claims to which that Allowed Claim belongs under the Plan.

EMPLOYEES

    At March 3, 1998, the Company had a total of 5,880 employees, of which 5,524 worked in the Company's stores, 169 worked in the Company's offices, and 187 worked in the Company's distribution center. All the Company's employees are non-union, and the Company enjoys good labor relations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the current directors and executive officers of the Company and the positions they hold.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Sam Forman...........................................          70   Chairman, President, Chief Executive Officer
Brett D. Forman......................................          28   Executive Vice President and Director
Paul Roth............................................          53   Executive Vice President
Paul J. Kittner......................................          48   Senior Vice President, Chief Financial Officer and
                                                                    Treasurer
Bernadette R. Duponchel..............................          44   Senior Vice President
Ronda A. Hisiger.....................................          46   Senior Vice President
John R. Meinert......................................          70   Director
Marshall E. Felenstein...............................          65   Director
M. Brent Stevens.....................................          36   Director
John S. Belisle......................................          50   Director
Faith Larsen.........................................          42   Director

    The Company's board of directors consists of seven members, five of whom were previously selected and began serving as directors on the Effective Date. The remaining two members were selected at the first meeting of the Company's board of directors by the non-management directors. As provided in, and for the term of, the Forman Employment Agreement (as defined below), Mr. Forman has the right to serve as a director of the Company and to name one other person to act as his designee (the "Executive Designee") to serve as an additional director of the Company. See "--Forman Employment Agreement." All of the Company's directors shall hold office until the first annual meeting of shareholders and until their successors are duly elected and qualified. Thereafter, directors who are elected at an annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is a brief description of the business experience of the executive officers and directors of the Company.

    SAM FORMAN has served as president and chief executive officer of the Company since December 1996. Since the Effective Date he has also served as the chairman of the Company's board of directors. Prior to joining the Company, Mr. Forman formed Forman Enterprises in 1995 to purchase the outlet stores then operated by American Eagle. Mr. Forman was president and chief operating officer of American Eagle from 1992 to 1995 and chairman of Kuppenheimer from 1982 to 1992. Mr. Forman is the chairman of the board of directors of Forman Enterprises. His service as a director of the Company commenced on the Effective Date. Sam Forman is the father of Brett D. Forman, a director and executive vice president of the Company.

    BRETT D. FORMAN has served as an executive vice president of the Company since the Effective Date and served from December 1996 until the Effective Date as the senior vice president of real estate and corporate development of the Company. In 1995, he joined his father, Sam Forman, in creating Forman Enterprises. He was an analyst at Bear, Stearns & Co. Inc from 1994 to 1995 and was employed by Blue Cross of Western Pennsylvania from 1992 to 1994. His service as a director of the Company commenced on the Effective Date. He is the Executive Designee.

    PAUL ROTH has served as executive vice president of the Company, with responsibility for merchandising since December 1996. Before joining the Company, Mr. Roth served as merchandise manager at American Eagle, which he joined in 1992. Mr. Roth has nearly thirty years of retail merchandising experience and was a senior vice president and the general merchandise manager at R. H. Macy from 1980 to 1991.

    PAUL J. KITTNER has served as a senior vice president, treasurer and chief financial officer of the Company since September 1997. Before joining the Company, Mr. Kittner was part of the co-sourcing practice at Deloitte & Touche from November 1996 to September 1997. Before joining Deloitte & Touche, Mr. Kittner was a vice president and controller for the Leslie Fay Companies, Inc. from March 1993 to November 1996 and a senior vice president, chief financial officer, and treasurer for The He-Ro Group Ltd. from November 1989 to November 1992. Prior to joining The He-Ro Group, Ltd., Mr. Kittner was a senior vice president and the chief financial officer for Loehmann's, Inc. and a vice president at Associated Dry Goods Corporation.

    BERNADETTE R. DUPONCHEL has served as a senior vice president of the Company with responsibility for planning and distribution since 1997. Ms. Duponchel served as a vice president of planning and distribution of J. Crew Retail from July 1996 to November 1997 and as a vice president of planning and distribution of Britches from 1994 to 1996. From 1993 to 1994 she served as a vice president of planning and distribution of American Eagle. Ms Duponchel has nearly twenty years of experience in merchandise planning and allocation.

    RONDA A. HISIGER has served as a senior vice president of the Company with responsibility for store operations since August 1997. Ms. Hisiger served as the senior vice-president of store operations at Paul Harris Stores, Inc. from September 1995 to July 1997 and the regional director of stores for certain divisions of Petrie Stores Corporation from March 1991 to August 1995. Ms. Hisiger has over twenty-five years of experience in retail store operations.

    JOHN R. MEINERT has served as a director of the Company since January 1998 and is a member of both the Compensation Committee and the Audit Committee of the Company's board of directors. Since January 1990 Mr. Meinert has been a principal, and since January 1996 the chairman of the board of directors, of the investment banking firm J.H. Chapman Group, L.L.C. From 1975 through December 1986, Mr. Meinert served as chief financial and administrative officer of Hartmarx Corporation/Hart Shaffner & Marx. From 1973 to April 1990 he was a member of the board of directors of Hartmarx

Corporation and the chairman of that board from December 1986 until 1990, and thereafter has been designated as chairman emeritus. He is a member of the board of Northwestern University's Kellogg Graduate School of Management and John Evans Club, the Chicagoland Chamber of Commerce and Better Business Bureau and has been vice president of the American Institute of CPAs and president of the Illinois CPA Society.

    MARSHALL E. FELENSTEIN has served as a director of the Company since January 1998 and is a member of the Compensation Committee of the Company's board of directors. Since December 1990 he has been a principal of Felenstein Koniver & Associates, retail consultants. From 1986 to present Mr. Felenstein has been a director of Dorchester Public Relations, Inc., a private public relations firm. Mr. Felenstein has over forty years of experience in the retail industry.

    M. BRENT STEVENS has served as a director of the Company since the Effective Date and is a member of the Audit Committee of the Company's board of directors. He is a managing director of Jefferies & Company, Inc., which he joined in 1990.

    JOHN S. BELISLE has served as a director of the Company since the Effective Date and is a member of the Compensation Committee of the Company's board of directors. Mr. Belisle served as a managing director and the chief workout officer of Chemical Banking Corporation from 1989 to 1996. He has been an independent consultant since 1996 and formed Alco & Belisle, LLC, a reorganization consulting firm, in 1998.

    FAITH LARSEN has served as a director of the Company since the Effective Date and is a member of the Audit Committee of the Company's board of directors. After joining BankAmerica Corporation in 1977, Ms. Larsen served as a senior vice president and chief workout officer in New York from 1992 to September 1996. Since October 1996, she has been an independent consultant.

EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the accrued compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") received from the Company in 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                             COMPENSATION AWARDS
                                                                  ANNUAL COMPENSATION   -----------------------------
                                                                                        SECURITIES
NAME AND                                                          --------------------  UNDERLYING      ALL OTHER
PRINCIPAL POSITION                                       YEAR      SALARY$    BONUS$    OPTIONS #     COMPENSATION$
-----------------------------------------------------  ---------  ---------  ---------  ----------  -----------------

Sam Forman...........................................       1997    639,231     --       3,529,410(1)         9,537
  Chairman, CEO and President                               1996    140,769     --          --             --
                                                            1995     --         --          --             --
Brett D. Forman......................................       1997    154,693     50,000      --             --
  Executive Vice President                                  1996     23,462     --          --             --
                                                            1995     --         --          --             --
Paul Roth............................................       1997    177,665     --          --             --
  Executive Vice President                                  1996     37,019     --          --             --
                                                            1995     --         --          --             --
Steven Anderson......................................       1997    131,250     30,000      --             --
  Senior Vice President/CIO                                 1996     --         --          --             --
                                                            1995     --         --          --             --
David Mitchell.......................................       1997    129,696     25,000      --             --
  Vice President                                            1996    115,449     --          --             --
                                                            1995    124,478     13,357      --             --

------------------------

(1) Represents Series C Warrants issued to Sam Forman pursuant to his employment agreement with the Company. The warrants have a term of five years. Currently, warrants exercisable for 1,176,470 shares of Common stock are vested; an additional 1,176,470 warrants will vest on October 29, 1998 and an additional 1,176,470 warrants will vest on October 29, 2000. The exercise price of the warrants is determined on the basis of the total recovery to the holders of general unsecured claims under the Plan. See "Forman Employment Agreement."

DIRECTORS' COMPENSATION

    Directors each receive $25,000 in annual directors' fees, and $1,500 per each meeting attended. The Company is also contemplating establishing a plan to compensate directors with equity compensation in the form of stock options. In addition, all directors are reimbursed for their expenses, if any, incurred for attendance at each Board meeting

    The following table sets forth information with respect to option grants to the Company's Chief Executive Officer during the last fiscal year:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                               POTENTIAL
                                                                                                              REALIZABLE
                                                       INDIVIDUAL GRANTS                                       VALUE AT
                                                   -------------------------                                    ASSUMED
                                                                PERCENT OF                                      ANNUAL
                                                                   TOTAL                                       RATES OF
                                                   NUMBER OF      OPTIONS                                     STOCK PRICE
                                                   SECURITIES      /SAR                                       APPRECIATION
                                                   UNDERLYING   GRANTED TO      EXERCISE                      FOR OPTION
                                                     OPTION      EMPLOYEES       OF BASE                         TERM
                                                     /SARS       IN FISCAL        PRICE        EXPIRATION     -----------
NAME                                               GRANT (3)       YEAR          (S/SB)           DATE          5% ($)
-------------------------------------------------  ----------  -------------  -------------  ---------------  -----------
Sam Forman.......................................   3,529,410          100             (1)             (1)

NAME                                                 10% ($)
-------------------------------------------------  -----------
Sam Forman.......................................

------------------------

(1) Represents Series C Warrants issued to Sam Forman pursuant to his employment agreement with the Company. The warrants have a term of five years. Currently, warrants exercisable for 1,176,470 shares of Common stock are vested; an additional 1,176,470 warrants will vest on October 29, 1998 and an additional 1,176,470 warrants will vest on October 29, 2000. The exercise price of the warrants is determined on the basis of the total recovery to the holders of general unsecured claims under the Plan. See "Forman Employment Agreement."

COMMITTEES OF BOARD OF DIRECTORS

    An Audit Committee has been established by the Company's board of directors consisting exclusively of independent directors. The current members of the Audit Committee are Messrs. Meinert and Stevens and Ms. Larsen. The Audit Committee makes recommendations to the board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results. Arthur Andersen LLP presently serves as the independent accountants of the Company.

    The board of directors has also established a Compensation Committee which consists of Messrs. Belisle, Meinert and Felenstein. The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee also reviews compensation policies and practices with respect to senior executive officers and directors of the Company and makes its recommendations to the board. The board of directors may also establish other committees to assist in the discharge of its responsibilities.

FORMAN EMPLOYMENT AGREEMENT

    Mr. Sam Forman is employed pursuant to an employment agreement (the "Forman Employment Agreement") with the Company. Under the terms of the Forman Employment Agreement, which expires in August 2002, Mr. Forman is entitled to receive as compensation a base salary of $600,000 per year, which shall be adjusted annually in accordance with the federal cost of living index. Mr. Forman received, in connection with the Forman Employment Agreement, Series C Warrants, which entitle him to purchase 15% of the Common Stock, subject to dilution only by the Series A Warrants and by certain options to purchase Common Stock that may be granted to certain employees and directors of the Company. The Series C Warrants have the following exercise prices: (1) the Series C-1 Warrants have an exercise price which represents a recovery to the holders of general unsecured claims under the Plan (a "Recovery") of 40%; (ii) the Series C-2 Warrants have an exercise price which represents a Recovery of 70%; and
(iii) the Series C-3 Warrants have an exercise price which represents a Recovery of 90%; provided further that, notwithstanding the foregoing, if, for any consecutive ten trading days during the five-year term of the Series C Warrants, the product of the average value per share of the Company's Common Stock times the number of outstanding shares of such Common Stock (including shares reserved for Warrants other than the Series C Warrants) exceeds $200 million, then the exercise price of the Series C-1 Warrants shall be zero. Mr. Forman is also entitled to receive certain severance benefits if, among other things, (i) any person or entity acquires beneficial ownership of 51% or more of the Common Stock (including Common Stock subject to options and warrants) following the Effective Date, (ii) Mr. Forman's designee (the "Forman Designee") to serve on the Company's Board of Directors is removed from or not elected to the Company's Board of Directors, or (iii) Mr. Forman resigns from the Company following certain specified events. Mr. Forman may terminate the Forman Employment Agreement at any time upon sixty days' written notice to the Company's Board of Directors.

LIMITATIONS ON LIABILITY; INDEMNIFICATION

    The Company's articles of incorporation, which have been amended and restated pursuant to the Plan of Reorganization, provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty. The Articles of Incorporation, however, do not eliminate or limit the liability of a director for, among other things, (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) failing to vote against or consenting to an unlawful distribution, or (iv) any transaction from which the director derived an improper personal benefit.

                             CERTAIN RELATIONSHIPS

    Mr. Sam Forman is chairman of the board of directors and owns, together with his family, 70% of the voting securities of Forman Enterprises. Forman Enterprises owns and operates 73 factory outlet stores that sell casual apparel similar to that sold by the Company. The Forman Employment Agreement provides that Mr. Forman must devote substantially all of his working time to the performance of his responsibilities as chief executive officer of the Company. Mr. Forman's sons, Brett Forman and Richard Forman, have relationships with both the Company and Forman Enterprises. Brett Forman is a member of the board of directors, a shareholder and a nonemployee president of Forman Enterprises but devotes substantially all of his time to the performance of his responsibilities as executive vice president and a director of the Company. Richard Forman is an employee but not an officer of the Company. Richard Forman also owns voting securities of Forman Enterprises.

    To take advantage of operating synergies and reduce the Company's corporate overhead, the Company has engaged Forman Enterprises to perform certain consulting services for the Company. In August 1997, with the approval of the Bankruptcy Court, the Company entered into a Consulting Agreement with Forman Enterprises (the "Consulting Agreement"), pursuant to which Forman Enterprises provides the Company with sourcing, merchandising, budgeting, store management, and related services. Howard Katcher, the chief operating officer of Forman Enterprises, Amaz Zivony, the vice president of sourcing of Forman Enterprises, and Wendy Forman, the vice president of merchandising and a shareholder of Forman Enterprises, will each provide services to the Company primarily related to the sourcing of merchandise, spending, respectively, 50%, 75%, and 75% of their working time to perform such services on behalf of the Company. Wendy Forman is the daughter of Sam Forman. The Company will reimburse Forman Enterprises for 50%, 75%, and 75%, respectively, of Messrs. Katcher and Zivony's and Ms. Forman's salary and benefits payable by Forman Enterprises. In 1997, the Company purchased $1,666,827 of merchandise and paid consulting fees and related expenses of $321,739 to Forman Enterprises; in 1998, such payments are expected to result in an aggregate payment of approximately $750,000. The Consulting Agreement provides for an additional payment of $40,000 per month by the Company to reimburse Forman Enterprises for the consulting services referenced above other than those being performed by Messrs. Katcher and Zivony and Ms. Forman, from which will be deducted a $5,000 payment from Forman Enterprises to the Company to pay Forman Enterprises's share of rent expense for the Company's New York office.

    Thirty percent of the equity of Forman Enterprises is owned by Mr. Larry Ashinoff. Coronet an entity controlled by Mr. Ashinoff, sells merchandise to both the Company and Forman Enterprises. In addition, Forman Enterprises and the Company utilize many of the same suppliers. During 1997, payments for merchandise to Coronet totaled approximately $762,000.

    These relationships pose a potential conflict of interest. The Company believes that the potential for a conflict of interest is minimized because (i) Forman Enterprises is not, for the most part, a mall-based retailer, (ii) the overlap in suppliers could strengthen the Company's ability to acquire goods at a low cost in furtherance of its business strategy, and (iii) the Consulting Agreement is at least as advantageous to the Company as would an arrangement for similar consulting services entered into with an unaffiliated third party.

    In 1997, the Company engaged Felenstein Koniver & Associates ("FKA"), to act as a real estate consultant to the Company at (i) a consulting fee of $3,000 per month plus (ii) a success fee of $3,000 for each lease completed by the Company and arranged by FKA. In fiscal year 1997, the Company entered into 27 leases that were arranged by FKA and total payments to FKA totaled $117,219. As noted above, Mr. Felenstein, a member of the Company's board of directors, is a principal of FKA.

    During 1997, prior to their retention after the Effective Date by the Company, Eaton & Van Winkle represented Sam Forman and Forman Enterprises on certain matters. Eaton & Van Winkle has continued since the Effective Date to represent Sam Forman and Forman Enterprises on certain matters.

    The Audit committee of the Board of Directors is monitoring and will continue to monitor these relationships.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information concerning the beneficial
ownership of shares of Common Stock on            , 1998, by: (i) each
stockholder known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock (ii) each director of the Company, (iii) each Named Executive Officer, (iv) and all directors and current executive officers as a group.

                                                                                        SHARES BENEFICIALLY OWNED
                                                                                       ----------------------------
                                                                                        AMOUNT AND
                                 NAME AND ADDRESS OF                                     NATURE OF    PERCENTAGE OF
                                  BENEFICIAL OWNER                                     OWNERSHIP(1)     CLASS(2)
-------------------------------------------------------------------------------------  -------------  -------------
Dean Witter High Yield Securities, Inc.(3)...........................................
Dean Witter Diversified Income Trust(3)..............................................
                                                                                       [To be completed by
Dean Witter Variable Investment Series--High Yield Portfolio(3)......................  amendment.]
High Income Advantage Trust(3).......................................................
High Income Advantage Trust II(3)....................................................
High Income Advantage Trust III(3)...................................................
Dean Witter Select Dimensions Investment--The Diversified Income Portfolio(3)........
Sam Forman...........................................................................    1,176,470(4)
Brett D. Forman......................................................................       --             --
John S. Belisle......................................................................       --             --
Marshall E. Felenstein...............................................................       --             --
Faith Larsen.........................................................................       --             --
John R. Meinert......................................................................       --             --
M. Brent Stevens.....................................................................
Directors and Named Executive Officers as a group....................................    1,176,470(4)

(1) In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding.

(2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) The Company has been advised that none of the holders listed above beneficially owns individually more than 5% of the outstanding shares of
    Common Stock. Nevertheless,        of the        shares of Common Stock held
    by each of the listed holders are held pursuant to [shared voting and
    investment power with [Dean Witter        ,] an affiliate[, and        such
    shares are held pursuant to shared voting and investment power with        ,
    a wholly-owned subsidiary].

(4) Represents the vested portion of Series C Warrants issued to Mr. Sam Forman. See Note 1 to Summary Compensation Table and "Forman Employment Agreement."

                     CERTAIN PROVISIONS OF THE ARTICLES OF
                            INCORPORATION AND BYLAWS

ELECTION OF DIRECTORS

    Pursuant to the Bylaws, the directors of the Company appointed pursuant to the Plan of Reorganization will hold office until the first annual meeting of the Company's shareholders and until their successors are elected and qualified. Thereafter, directors who are elected at an annual meeting of the Company's shareholders shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

INDEMNIFICATION

    The Articles of Incorporation provide that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Business Corporation Act of the State of Minnesota (the "MBCA"). These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care or duty of loyalty.

                           CERTAIN PROVISIONS OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

    Certain provisions of the MBCA could thwart an unsolicited takeover of the Company. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company, thus depriving the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in any person acquiring beneficial ownership of 20% or more of the Company's voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares. A corporation, pursuant to a provision in its articles of incorporation or bylaws, may elect not to be governed by Section 302A.671 of the MBCA. The Company will not make such an election, and as a result, the Company will be subject to the provisions of Section 302A.671 of the MBCA following completion of the Offering.

    Section 302A.673 of the MBCA prohibits certain transactions between a Minnesota corporation and an "interested shareholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 10% or more of the outstanding voting shares of a Minnesota corporation. Section 302A.673 prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation) between an interested shareholder and a corporation for a period of four years after the date the interested shareholder acquired its stock unless the business combination or the acquisition of the shares is approved by an affirmative vote of a majority of a committee of all the disinterested members of the Board of Directors. A corporation, pursuant to a provision in its articles of incorporation or bylaws, may elect not to be governed by Section 302A.673 of the MBCA. The Company will not make such an election, and, as a result, the Company will be subject to the provisions of Section 302A.673 of the MBCA following completion of the Offering.

                             PLAN OF REORGANIZATION

    The Private Note Offering and the Plan of Reorganization were consummated on October 29, 1997. The Plan of Reorganization was confirmed by the Bankruptcy Court on October 1, 1997. The Plan of Reorganization was designed to reorganize the Company's capital structure so that the Company can continue as a going concern with adequate capitalization. The Plan of Reorganization organized the claims against and interests in the Company into seven classes. Under the terms of the Plan of Reorganization, the class consisting of general unsecured claims received 20,000,000 shares of Common Stock and the class consisting of preferred stock interests received 3,000,000 Series B Warrants, which, when exercised, will entitle the holder thereof to receive 3,000,000 shares of Common Stock. All other classes, with the exception of the class consisting of common stock interests and the class consisting of fines, penalties, and punitive damage claims, will either be reinstated or paid in full under the Plan of Reorganization using the proceeds from the Private Note Offering and amounts borrowed under the Senior Credit Facility. See "Use of Proceeds." The class consisting of common stock interests and the class consisting of fines, penalties, and punitive damage claims will not receive a distribution of either cash or property under the Plan of Reorganization.

    The disclosure statement (the "Disclosure Statement") that relates to the Plan of Reorganization was approved by the Bankruptcy Court on August 22, 1997 and distributed to pre-petition creditors and other parties-in-interest shortly thereafter. The Disclosure Statement contains, among other things, a description of the Plan of Reorganization and information relating to the Company, its operating history, and future prospects. The Disclosure Statement also contains projections as to the future operating and financial results of the Company. The inclusion of such projections in the Disclosure Statement is required by the Bankruptcy Court. Such projections, which are subject to numerous assumptions and qualifications as set forth in the Disclosure Statement, were prepared in connection with the Disclosure Statement and not for the purpose of evaluating an investment in the Common Stock. The Initial Purchaser did not participate in the preparation of such projections and disclaims any responsibility therefor. Copies of the Disclosure Statement are available from Donlin, Recano & Company, Inc., 419 Park Avenue South, Suite 1206, New York, NY 10016; telephone number
(212) 481-1411.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a description of certain indebtedness of the Company outstanding as of November 1, 1997.

SENIOR CREDIT FACILITY

    As of the Effective Date, the Company entered into a revolving credit facility (the "Senior Credit Facility") with BankBoston Retail Finance Inc. and the lenders named therein. The Senior Credit Facility provides the Company with a three-year revolving line of credit in the amount of $115 million. $90 million of the availability under the Senior Credit Facility may be utilized for issuance of letters of credit and bankers' acceptances primarily to secure obligations to merchandise suppliers; provided that only $20 million of such availability may be utilized in connection with the issuance of standby letters of credit. The ability of the Company to borrow under the Senior Credit Facility or to issue letters of credit or bankers' acceptance thereunder is subject to various conditions precedent including, without limitation, accuracy of representations, compliance with covenants and absence of defaults thereunder. The amounts available to be borrowed thereunder or utilized in connection with the issuance of letters of credit or bankers' acceptances are limited to specified percentages of the value of the Company's eligible inventory, as determined under the Senior Credit Facility, ranging from 65% to 75% based upon the Company's projected seasonal working capital requirements. Availability at any time will be reduced by any amounts then borrowed under the Senior Credit Facility, as well as then outstanding amounts of letters of credit and bankers' acceptances issued thereunder.

    Interest on amounts advanced under the Senior Credit Facility will accrue, at the option of the Company, at (a) the applicable London interbank offered rate (as determined under the Senior Credit Facility) plus a margin ranging from 1.50% to 1.75% or (b) the prime rate plus a margin not to exceed 0.75%. The Senior Credit Facility contains a number of covenants and events of default customary for credit facilities of this nature, including covenants related to the financial performance of the Company and restrictions on payment of dividends by the Company. A breach of such covenants or any other default by the Company under the Senior Credit Facility could prevent the Company from making borrowings or issuing letters of credit or bankers' acceptances thereunder and result in the acceleration of the Company's obligations thereunder. The Company will be subjected to a prepayment penalty if it terminates the Senior Credit Facility prior to maturity.

    The Company's obligations under the Senior Credit Facility are secured by a lien on substantially all of the Company's assets except real property and property in the Security Account. The Senior Credit Facility will be cross-defaulted to the Private Notes and any other material indebtedness of the Company.

    On the Effective Date, the Company borrowed approximately $6.8 million under the Senior Credit Facility and utilized such amount, together with the net proceeds of the Private Note Offering, to repay all amounts outstanding under the Existing Credit Facility, to satisfy certain claims under the Plan of Reorganization and to pay fees and expenses related to the Plan of Reorganization and the Private Note Offering.

PRIVATE NOTES

    Concurrently with the Plan of Reorganization, as of the Effective Date, the Company issued $85,000,000 aggregate principal amount of the Private Notes in order to settle claims of certain of the Company's creditors. Interest on the Private Notes will be payable in cash semi-annually in arrears on each November 1 and May 1, commencing May 1, 1998. The Private Notes will mature on November 1, 2004. The Company initially placed $15.5 million of the net proceeds realized from the sale of the Private Notes into a security account (the "Security Account") to be held for the benefit of the holders of the Private Notes. Such funds, together with the proceeds from the investment thereof, will be utilized to pay interest on the Private Notes to May 1, 1999.

    The Private Notes are senior unsecured indebtedness of the Company, except to the extent collateralized by a first priority security interest in the Security Account. The Private Notes also rank PARI PASSU in right of payment with all senior indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. Except to the extent collateralized by a first priority security interest in the Security Account, the Private Notes will be effectively subordinated to secured indebtedness of the Company, including indebtedness outstanding under the Senior Credit Facility, to the extent of the assets securing such indebtedness. As of the Effective Date, the Company had $99.0 million of indebtedness outstanding, $14.0 million of which was secured indebtedness.

    The indenture governing the Private Notes (the "Indenture"), among other things, restricts the ability of the Company to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, sell assets or stock of subsidiaries, enter into transactions with shareholders or affiliates, or effect a consolidation or merger. These limitations will, however, be subject to important qualifications and exceptions.

    The Private Notes were sold by the Company on October 29, 1997 to Jefferies & Company, Inc. (the "Initial Purchaser") pursuant to a Purchase Agreement, dated October 23, 1997, by and among the Company and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchaser entered into a Registration Rights Agreement dated as of October 29, 1997 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. Pursuant to those rights, the Private Notes will be the subject of an Exchange Offer the terms of which are described in the prospectus filed as part of the Registration Statement on Form S-4 filed concurrently with the Registration Statement of which this Prospectus is part.

PRE-PETITION TAX CLAIMS

    Certain of the Company's tax liabilities incurred prior to the Chapter 11 Filing have been restructured pursuant to the Plan of Reorganization as "Priority Tax Claims." Such Priority Tax Claims have an aggregate value of approximately $1.68 million. Under the Plan of Reorganization, Priority Tax Claims are payable (i) in equal installments every three months over a period of six years with interest accruing at the rate available on 90-day United States Treasuries on the date the Plan of Reorganization is consummated or (ii) with Bankruptcy Court approval, (a) on other terms that are less favorable than those set forth in clause (i), or (b) in full on the date the Plan of Reorganization is consummated. The Company paid approximately $235,000 of Priority Tax Claims were paid in full on the date the Plan of Reorganization was consummated and the remainder will be paid over six years in accordance with clause (i) above.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share. Marine Midland Bank is the transfer agent and registrar for the Common Stock. As of March 16, 1998, the 20,000,000 shares of Common Stock issued pursuant to the Plan of Reorganization constituted all of the shares of Common Stock outstanding. Under the terms of the Plan of Reorganization, the shares were issued to a Disbursing Agent to be disbursed to
creditors upon final settlement of their respective claims. As of            ,
1998,       shares have been disbursed to creditors who have settled their claims.

    Under the Plan of Reorganization, the Company also issued (i) Series A Warrants to purchase up to 2,285,718 shares of Common Stock, (ii) Series B Warrants to purchase up to an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants, the Series C Warrants described below, and options to purchase Common Stock granted to certain employees (the "Employee Options")), and (iii) Series C Warrants to Mr. Sam Forman to purchase an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants and certain Employee Options). As of the date hereof, none of the holders of the foregoing warrants or options have exercised their rights to acquire shares of Common Stock.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of preferred stock. In addition, the Indenture and the Senior Credit Facility contain restrictions on the Company's ability to issue certain types of redeemable or convertible capital stock.

COMMON STOCK

    The holders of the Common Stock are entitled to one vote for each share held of record and shall vote as a single class on all matters as to which stockholders are entitled to vote. There are no cumulative voting rights in the election of directors. The quorum required at any stockholders' meeting for consideration of any matter is a majority of all outstanding shares entitled to vote, represented in person or by proxy. All matters will be decided by a majority of the votes cast at stockholder meetings by holders of shares present in person or by proxy who are entitled to vote.

    Holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for dividends. See "Risk Factors--Dividends" and "Dividend Policy." In the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them, after payment of all obligations of the Company. The holders of Common Stock are not entitled to pre-emptive rights to any securities issued by the Company.

    The Shares of the Common Stock offered hereby are duly authorized, validly issued, fully paid and nonassessable.

    The Company is authorized to issue additional shares of capital stock from time to time. There are no specific restrictions upon such issuances, except that the Company's Certificate prohibits the issuance of non-voting equity securities if, and only to the extent that and so long as,
Section 1123 of the Bankruptcy Code is applicable and would prohibit such issuance.

REGISTRATION RIGHTS AGREEMENT

    The Company has entered into a Registration Rights Agreement, dated as of January 8, 1998, with the Selling Stockholders of Common Stock pursuant to which the Company agreed to (i) use its reasonable best efforts to file a registration statement for a shelf offering within 75 days after the date thereof, (ii) use its reasonable best efforts to cause the Shelf Registration to be declared effective within 120 days of the date thereof, and (iii) to keep such Shelf Registration continuously effective, supplemented and amended until the disposition of all Registrable Securities under the Shelf Registration or otherwise.

    The Company is also obligated to effect up to three (3) registrations (the "Demand Registrations") at the request of the 25% of the Registrable Securities (as defined in the Registration Rights Agreement) outstanding at any given time; a majority of the demanding holders may request that the Demand Registration be an underwritten offering. However, the Company will not be obligated (i) in the case of a Demand Registration, to maintain the effectiveness of a registration statement for a period longer than 90 days or (ii) to effect any Demand Registration within 180 days after the effective date of (A) a firm commitment underwritten registration statement in which all stockholders were given piggyback registration rights, or (B) any other Demand Registration. In addition, the Company is entitled to postpone the filing or effectiveness of a Demand Registration Statement for up to 90 days if the Board reasonably determines in good faith that effect the Demand Registration would have a material adverse effect on any proposal or plan by the Company to engage in any debt or equity offering, material acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction. The Company may only postpone once in any twelve month period and holders making a Demand are entitled to withdraw the Demand in the event of a postponement.

    If the Company proposes to file a Registration Statement for its own account (other than a Registration Statement on Form S-4 or S-8 (or any successor form thereto)) or in connection with a Demand Registration, then the Company will offer the Holders the opportunity to register the number of Registrable Securities as each such Holder may request (a "Piggyback Registration"). If the Company is advised by an underwriter that the amount of the shares to be registered in the Piggyback Registration would adversely affect the marketability of the shares to be offered, then the Company will able minimize the adverse effect by allocating the number of Piggybacked shares, giving first priority to the shares registered on the Company's behalf or on behalf of the Holders demanding a Demand Registration, as the case may be. The Company will be entitled to withdraw a Piggyback Registration prior to its effectiveness, but then the Piggyback Sellers may continue the registration as a Demand Registration if they hold the requisite number of shares to make such a demand.

    Stockholders participating in a Demand or Piggyback Registration may withdraw any or all of their Registrable Securities from the registration by giving notice to the Company prior to the effectiveness of the relevant registration statement. In the case of a Demand Registration, if any withdrawing Holder withdraws so many Registrable Securities that the number left to be registered is less than the Requisite Amount, then either the Company or the holders of a majority of Registrable Securities left to be registered can elect to terminate or withdraw the registration in its entirety.

    Stockholders have agreed to not to effect any sales or distributions of equity securities of the Company (including Rule 144 sales) for the period from the 10 day period prior to receiving notice of a public offering through the 60 day period immediately following the effective date of the registration of that offering. However, stockholders are required to follow such a holdback only once in any nine month period.

    The Registration Rights Agreement also sets forth the procedures which are to be followed in effecting any registration requireed under the agreement. The Company will bear all of the expenses relating to its compliance with the Registration Rights Agreement, including all registration and filing fees, fees and expenses of underwriters and their counsel, fees and expenses of theCompany's own counsel and accountants, and all delivery, printing and copying expenses. However, in the case of a Piggyback Registration, participating Stockholders shall bear the incremental costs for federal, blue sky and Nasdaq registration and filing. The Company will be responsible for the fees and expenses of a single legal counsel retained by all of the Stockholders in the aggregate in connection withthe sale of Registrable Securities.

    The Company will indemnify each holder of Registrable Securities, each Affiliate of such holder, each Person who controls (within the meaning of the Securities Act) such holder, and their respective officers, directors, employees, shareholders, investment advisors and agents against all losses, claims, damages, liabilities and expenses, (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectusor preliminary prospectus or any amendment thereof or supplement thereto, or caused by any omission or alleged omission of material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except where such misstatement or omission was caused by information provided to the Company by the holder or where the holder failed to deliver materials furnished to it by the Company. In the case of an underwritten offering, the Company will indemnify the underwriters and their officers, directors, employees, shareholders, investment advisors and agents to the same extent as described above for the holders.

    Each holder of Registrable Securities participating in an offering agrees to indemnify and hold harmless the Company, and its directors, officers, employees, advisors, agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) the Company for any material misstatement or omission in the offering materials that was caused by information provided by such holder to the Company; provided, however, that the liability of any such holder will be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

                              SELLING STOCKHOLDERS

    The following tables provide certain information with respect to the Common Stock held by each Selling Stockholder, which information has been furnished to the Company by the Selling Stockholders and other sources and which the Company has not verified. Because the Selling Stockholders may sell all or some part of the Common Stock which they hold pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this Offering. See "Plan of Distribution." The Common Stock offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement.

                                                                                                        AMOUNT TO BE
                                                                                     AMOUNT OF STOCK     OFFERED FOR
                                                                                     OWNED PRIOR TO     STOCKHOLDER'S
NAME                                                                                    OFFERING           ACCOUNT
----------------------------------------------------------------------------------  -----------------  ---------------
Dean Witter High Yield Securities, Inc. (1).......................................
Dean Witter Diversified Income Trust (1)..........................................           [To be completed
Dean Witter Variable Investment Series--High Yield Portfolio (1)..................            by amendment.]
High Income Advantage Trust (1)...................................................
High Income Advantage Trust II (1)................................................
High Income Advantage Trust III (1)...............................................
Dean Witter Select Dimensions Investment--The
Diversified Income Portfolio (1)..................................................

------------------------

* The Company has been advised that none of the holders listed above beneficially owns individually more than 5% of the outstanding shares of
    Common Stock. Nevertheless,          of the          shares of Common Stock
    held by each of the listed holders are held pursuant to [shared voting and
    investment power with [Dean Witter           ,] an affiliate [and       such
    shares are held pursuant to shared voting and investment power with , a wholly-owned subsidiary].

                              PLAN OF DISTRIBUTION

    The Shares included in this Prospectus were distributed on a pro rata basis to certain creditors of the Company pursuant to the Plan of Reorganization, under which the Company emerged from bankruptcy on October 29, 1997.

    The Company will receive no proceeds from this offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time, offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Common Stock offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the Commission reflecting such engagement or other change. See "Additional Information."

    At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Stockholder which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

    The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

    Through the date hereof, there has been no established public trading market for the Common Stock. The Shares were issued to general unsecured creditors of the Company pursuant to the Plan of Reorganization. Application will be made to list the Common Stock on NASDAQ National Market. There can be no assurance that any active trading market will develop or will be sustained for the Common Stock or as to the price at which the Common Stock may trade or that the market for the Common Stock will not be subject to disruptions that will make it difficult or impossible for the holders of Common Stock to sell Common Stock in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors--Liquidity; Absence of Market for Common Stock" and "Risk Factors--Effect of Future Sales of Common Stock; Registration Rights."

    Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each

Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

    Pursuant to the Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock of the Selling Stockholders to the public other than commissions and discounts of underwriters, dealers or agents. The Selling Stockholders, and any underwriter they may utilize, and their respective controlling persons are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."

                                 LEGAL MATTERS

    Certain legal matters regarding the Shares will be passed upon for the Company by Eaton & Van Winkle, 600 Third Avenue, New York, New York 10016.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of February 1, 1997, February 3, 1996 and January 28, 1995, and for the years then ended, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report (which report contains an explanatory paragraph relating to the Company's ability to continue as a going concern) contained herein, and are included herein in reliance on the authority of such firm as experts in giving such reports.

    The consolidated balance sheet of the Company as of November 1, 1997 included in this Prospectus has been audited by Arthur Andersen LLP, independent public accountants, as stated in their report contained herein, and is included in reliance on the authority of such firm as experts in giving such report.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
39-WEEKS ENDED NOVEMBER 1, 1997 AND NOVEMBER 2, 1996
Report of Independent Public Accountants............................................        F-1
Audited Consolidated Balance Sheet..................................................        F-2
Unaudited Statements of Operations..................................................        F-3
Unaudited Statements of Shareholders' Equity........................................        F-4
Unaudited Statements of Cash Flows..................................................        F-5
Notes to Audited Consolidated Balance Sheet.........................................        F-7

52-WEEKS ENDED FEBRUARY 1, 1997, 53-WEEKS ENDED FEBRUARY 3, 1996, AND 52-WEEKS ENDED
  JANUARY 28, 1995
Report of Independent Public Accountants............................................       F-21
Consolidated Balance Sheets.........................................................       F-22
Consolidated Statements of Operations...............................................       F-23
Consolidated Statements of Shareholder's Equity (Deficit)...........................       F-24
Consolidated Statements of Cash Flows...............................................       F-25
Notes to Consolidated Financial Statements..........................................       F-26

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited Pro Forma Consolidated Statement of Operations for the 52-Weeks Ended
  February 1, 1997..................................................................       PF-1
Unaudited Pro Forma Consolidated Statement of Operations for the 39-Weeks Ended
  November 1, 1997..................................................................       PF-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of County Seat Stores, Inc.:

We have audited the accompanying consolidated balance sheet of County Seat Stores, Inc. (a Minnesota corporation) and subsidiary, as of November 1, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As more fully described in Notes 1 and 2 to the consolidated balance sheet, effective October 29, 1997, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on October 1, 1997. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh Start Accounting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of November 1, 1997.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of County Seat Stores, Inc. and subsidiary, as of November 1, 1997, in conformity with generally accepted accounting principles.

New York, New York

March 11, 1998

                                          ARTHUR ANDERSEN LLP

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                       NOVEMBER 1,
                                                                                                          1997
                                                                                                       -----------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..........................................................................   $   9,370
  Restricted cash in security account................................................................      11,687
  Receivables........................................................................................       2,736
  Merchandise inventories............................................................................      74,701
  Prepaid expenses...................................................................................       7,017
                                                                                                       -----------
    Total current assets.............................................................................     105,511
                                                                                                       -----------
Property and equipment, net..........................................................................      32,360
                                                                                                       -----------
Other Assets:
  Debt issuance costs................................................................................       7,384
  Restricted cash in security account................................................................       5,317
  Reorganization value in excess of amounts allocated to identified assets...........................      69,643
  Other..............................................................................................         420
                                                                                                       -----------
    Total other assets...............................................................................      82,764
                                                                                                       -----------
                                                                                                        $ 220,635
                                                                                                       -----------
                                                                                                       -----------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Borrowings under credit agreement..................................................................   $  12,276
  Current maturities of long-term debt...............................................................         292
  Accounts payable...................................................................................      24,581
  Accrued expenses...................................................................................      13,532
  Accrued reorganization costs.......................................................................      13,136
                                                                                                       -----------
    Total current liabilities........................................................................      63,817
                                                                                                       -----------
Long-Term Liabilities:
  Long-term debt.....................................................................................      77,353
  Other long-term liabilities........................................................................       1,400
Shareholders' Equity:
  Common stock: par value $.01 per share; 40,000,000 shares authorized, 20,000,000 issued and
    outstanding......................................................................................         200
  Paid-in capital in excess of par value.............................................................      77,865
                                                                                                       -----------
    Total shareholders' equity.......................................................................      78,065
                                                                                                       -----------
                                                                                                        $ 220,635
                                                                                                       -----------
                                                                                                       -----------

The accompanying notes are an integral part of this consolidated balance sheet.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                   UNAUDITED

                                                                                           PREDECESSOR COMPANY
                                                                                        --------------------------
                                                                                        NINE MONTHS   NINE MONTHS
                                                                                           ENDED         ENDED
                                                                                        NOVEMBER 1,   NOVEMBER 2,
                                                                                            1997          1996
                                                                                        ------------  ------------
Net sales.............................................................................   $  277,137    $  400,391
Cost of sales, includes buying and occupancy costs, and
  a special charge of $11,975.........................................................      214,799       312,693
                                                                                        ------------  ------------
    Gross profit......................................................................       62,338        87,698
Selling, general and administrative expenses..........................................       71,465        97,639
Depreciation and amortization.........................................................        6,136         8,834
Reorganization costs..................................................................       38,405        42,352
Interest expense, net.................................................................        4,019        14,069
                                                                                        ------------  ------------
    Loss before income tax (benefit) and extraordinary item...........................      (57,687)      (75,196)
Income tax (benefit)..................................................................       --              (762)
                                                                                        ------------  ------------
    Loss before extraordinary item....................................................      (57,687)      (74,434)
Extraordinary item, net of tax benefit................................................       --             2,692
                                                                                        ------------  ------------
    Net loss..........................................................................   $  (57,687)   $  (77,126)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                   UNAUDITED

                                                                                   ACCUMULATED         TOTAL
                                                                        PAID-IN      EARNINGS      SHAREHOLDERS'
                                               SHARES      PAR VALUE    CAPITAL     (DEFICIT)          EQUITY
                                            ------------  -----------  ----------  ------------  ------------------
Balance, January 28, 1995.................         1,000   $       1   $   49,789   $  (13,912)     $     35,878
  Net loss................................       --           --           --          (97,030)          (97,030)
  Redeemable preferred stock dividends and
    accretion.............................       --           --           --           (8,645)           (8,645)
  Dividend to parent......................       --           --           --           (2,102)           (2,102)
  Receivable from parent..................       --           --           --           (1,300)           (1,300)
                                            ------------       -----   ----------  ------------       ----------
Balance, February 3, 1996.................         1,000           1       49,789     (122,989)          (73,199)
  Net loss................................       --           --           --          (76,868)          (76,868)
  Redeemable preferred stock dividends and
    accretion.............................       --           --           --           (6,029)           (6,029)
  Dividend to parent......................       --           --           --           (1,051)           (1,051)
  Receivable from parent..................       --           --           --             (144)             (144)
                                            ------------       -----   ----------  ------------       ----------
Balance, February 1, 1997.................         1,000           1       49,789     (207,081)         (157,291)
  Net loss................................       --           --           --          (57,687)          (57,687)
  Redeemable preferred stock dividends and
    accretion.............................       --           --           --           --               --
  Dividend to parent......................       --           --           --           --               --
  Receivable from parent..................       --           --           --           --               --
                                            ------------       -----   ----------  ------------       ----------
Balance, November 1, 1997 (Predecessor
  Company)................................         1,000   $       1   $   49,789   ($ 264,768)     ($   214,978)
                                            ------------       -----   ----------  ------------       ----------
                                            ------------       -----   ----------  ------------       ----------
  Retirement of old common stock and
    paid-in capital and write-off of
    accumulated deficit...................        (1,000)  $      (1)  ($  49,789)  $  264,768      $    214,978
  Issuance of new common stock at par
    value.................................    20,000,000        0.01                                         200
  Paid-in capital in excess of par
    value.................................                                 66,711       --                66,711
    Series A warrants.....................                                  7,647       --                 7,647
    Series B warrants.....................                                  1,595       --                 1,595
    Additional warrant....................                                  1,912       --                 1,912
                                            ------------       -----   ----------  ------------       ----------
  Balance, November 1, 1997 (Reorganized
    Company)..............................    20,000,000   $    0.01   $   77,865       --          $     78,065
                                            ------------       -----   ----------  ------------       ----------
                                            ------------       -----   ----------  ------------       ----------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                   UNAUDITED

                                                                                        NINE MONTHS   NINE MONTHS
                                                                                           ENDED         ENDED
                                                                                        NOVEMBER 1,   NOVEMBER 2,
                                                                                            1997          1996
                                                                                        ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................................................   $  (57,687)   $  (77,126)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Reorganization costs..............................................................       20,156        38,786
    Extraordinary item................................................................       --             2,692
    Depreciation and amortization.....................................................        6,136         8,834
    Amortization of debt issuance costs...............................................          538           715
    Loss on disposal of property and equipment........................................        4,915        --
    Rent expense in excess of cash outlays............................................        1,215            12
    Deferred tax benefit..............................................................       --              (762)
    Changes in operating assets and liabilities:
      Receivables.....................................................................         (960)          635
      Merchandise inventories.........................................................       (2,073)         (269)
      Prepaid expenses................................................................        1,268           600
      Accounts payable................................................................       (5,373)       10,076
      Accrued expenses................................................................       (1,190)       (5,907)
      Current maturities of long-term debt............................................          292        --
      Other non-current assets and liabilities........................................       --               (79)
      Operating liabilities subject to compromise.....................................       --            15,968
                                                                                        ------------  ------------
        Net cash used in operating activities.........................................      (32,763)       (5,825)
                                                                                        ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Repayments) borrowings under credit agreement......................................      (26,324)        9,600
  Issuance of long-term debt..........................................................       85,000        --
  Notes payable, taxes................................................................        1,400        --
  Debt and equity issuance costs......................................................       (5,872)       (1,649)
  Dividend to parent..................................................................       --            (1,051)
  Receivable from parent..............................................................       --              (237)
  Advance to parent and capital leases................................................       --               (16)
  Restricted cash in security account.................................................      (17,004)       --
                                                                                        ------------  ------------
        Net cash provided by financing activities.....................................       37,200         6,647
                                                                                        ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................................       (1,423)       (1,790)
  Proceeds from disposal of property and equipment....................................       --                 4
                                                                                        ------------  ------------
        Net cash used in investing activities.........................................       (1,423)       (1,786)
                                                                                        ------------  ------------
Net increase (decrease) in cash and cash equivalents..................................        3,014          (964)
Cash and cash equivalents:
  Beginning of period.................................................................        6,356         8,166
                                                                                        ------------  ------------
  End of period.......................................................................   $    9,370    $    7,202
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                                                                NINE MONTHS
                                                                                   ENDED
SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING, INVESTING AND                       NOVEMBER 1,
FINANCING ACTIVITIES                                                               1997
                                                                               -------------
NONCASH OPERATING ACTIVITIES:
  Elimination of current assets upon emergence from bankruptcy...............    $     269
  Elimination of debt issuance costs upon emergence from bankruptcy..........       (1,021)
  Elimination of liabilities subject to compromise upon emergence from
    bankruptcy...............................................................     (197,043)
  Other current liabilities upon emergence from bankruptcy...................      (15,088)
  Other long-term liabilities upon emergence from bankruptcy.................       (9,118)

NONCASH INVESTING ACTIVITIES:
  Elimination of property and equipment in connection with the
    reorganization...........................................................    $   8,160
  Establishment of reorganization value in excess of amounts allocated to
    identified assets........................................................      (69,643)
  Elimination of accumulated deficit upon emergence from bankruptcy..........      214,978

NONCASH FINANCING ACTIVITIES:
  Issuance of common stock to unsecured creditors upon emergence from
    bankruptcy...............................................................    $  66,911
  Issuance of Series B warrants to preferred shareholders....................        1,595

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1. REORGANIZATION AND NATURE OF BUSINESS

    The accompanying consolidated balance sheet represents those of County Seat Stores, Inc. (County Seat) and its wholly-owned subsidiary, CSS Trade Names, Inc. (Trade Names) (together, the Company). The Company is a specialty apparel retailer selling both brand name and private-label jeans and jeanswear. The Company currently operates 413 stores in 41 states. The Company's 375 County Seat stores, located almost exclusively in regional shopping malls, offer one-stop shopping for daily casual wear featuring a contemporary jeanswear look. The Company's selection of popular brands includes Levi's, and its proprietary brands, County Seat, Nuovo and Ten Star. The Company also operates 14 County Seat Outlet stores offering discount pricing on special purchase and clearance merchandise and 22 Levi's Outlet stores under license from Levi Strauss & Co. (Levi Strauss) offering a full range of Levi's and Docker's off-price merchandise for both adults and children. The Company operates two Old Farmer's Almanac General Stores, a new retail concept selling products associated with American country living, under license from Yankee Publishing, Inc., the publisher of The Old Farmer's Almanac.

    The activities of Trade Names consist principally of licensing the rights to the County Seat service marks to these stores.

    On October 17, 1996, County Seat and Trade Names filed voluntary petitions for relief under Chapter 11 (Chapter 11) of Title 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (the Court). The Company operated as debtors-in-possession under the jurisdiction of the Court.

    Following approval by the Court on October 17, 1996, the Company entered into a debtor-in-possession credit agreement (the DIP Credit Agreement) with a syndicate of commercial banks to provide working capital and longer-term financing through the Chapter 11 process.

    On August 22, 1997 the Company filed the "First Amended Disclosure Statement with Respect to Plan of Reorganization of County Seat Stores, Inc." (The Plan) with the Court, which was confirmed on October 1, 1997 and consummated on October 29, 1997 (Effective Date). The Plan segregated creditors into three classes--unclassified claims, unimpaired claims and impaired claims. Unclassified and unimpaired claims were satisfied by cash payments totaling $4,234,286. Additionally, a $1,520,664 security account was established to pay lease cures, disputed claims and holdback professional fees. In exchange for impaired claims of approximately $151.0 million, creditors received 20,000,000 shares of new common stock (100% of the Company's Stock) valued at $66,911,000 representing 44% recovery of their claims. Previous preferred stockholders received warrants valued at $1.595 million in exchange for their claims of $50.347 million.

    As provided for in the Plan, the Company sold $85,000,000 of 12 3/4% Senior Notes due November 1, 2004 with Series A warrants to purchase common stock (Notes). Each unit consisting of a principal amount of $1,000 contains one Series A Warrant to purchase 26.8908 shares of the Company's common stock, par value $.01 per share, at an exercise price of $.01 per share. Proceeds from the Notes after the initial discount to the underwriters of $4,250,000 and less $15,482,100 deposited into a security account to satisfy interest on the Notes to May 1, 1999, and a $125,000 fee paid to the underwriters is $65,142,900. Additionally, the Company secured a New Credit Facility (Credit Facility) with a syndicate of banks led by Bank Boston (Banks). The Company used the proceeds from the Notes and initial borrowings under the Credit Facility to pay $65,515,531 to satisfy the obligations from the DIP Credit Agreement and pay claims as described above. Also, under the Plan, the old stockholders of the Company did not receive assets of the reorganized company. Due to the Company's reorganization and the implementation of fresh start

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 1. REORGANIZATION AND NATURE OF BUSINESS (CONTINUED) reporting, (see Note 2), the consolidated balance sheet as of November 1, 1997, is not comparable to that of the predecessor company.

NOTE 2. FRESH START ACCOUNTING

    The effects of the Company's reorganization under Chapter 11 have been accounted for in the Company's balance sheet using principals required by the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (Fresh Start Accounting). Fresh Start Accounting results in a revaluation of the Company's assets and liabilities as of the Effective Date to reflect the estimated fair market values of those assets and liabilities in conformity with the procedures specified by Accounting Principles Board (APB) No. 16, "Business Combinations". The valuation differences are charged to the Reorganization Value in Excess of Amounts Allocated to Identified Assets account (Excess Reorganization Value). This balance is being amortized on a straight-line basis over 15 years. After Fresh Start Accounting is applied, the Company, is in effect a new entity (Reorganized Company).

    The estimated reorganization value has been based upon an equity valuation and represents a hypothetical value that reflects the estimated intrinsic value assigned by the public markets for debt and equity securities. The estimated equity value of the company as of the Effective Date was derived from an entity equity valuation of the Company, through various valuation methodologies, prepared by an independent appraiser, including (i) an analysis of comparable publicly-traded specialty apparel retailers and (ii) a discounted cash flow analysis. The discounted cash flow analysis utilizes projected future cash flows of the Company through 2002, which were provided by the Company, and a remaining terminal value. The cash flow projections were based on estimates and assumptions about circumstances and events that have not yet occurred. As such, these estimates and assumptions are inherently subject to significant economic uncertainties beyond the control of the Company, which prevent the Company from making assurances in achieving these projections.

    The consolidated balance sheet presented herein is as of November 1, 1997, which differs from the Effective Date of the Company's emergence from bankruptcy. Management believes that the three days between October 29, 1997 and November 1, 1997 did not materially impact the presentation of Fresh Start Accounting, and as a matter of expedience and practicality reported Fresh Start Accounting as if it occurred on November 1, 1997. Since the fresh start balance sheet, presented herein, is in effect, that of the Reorganized Company, the comparable balance as of November 2, 1996 is not presented. Furthermore, the fresh start balance sheet as of November 1, 1997 is not comparable to prior periods.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 2. FRESH START ACCOUNTING (CONTINUED)
    The effect of the Plan on the Company's balance sheet using Fresh Start Accounting to the Company's consolidated balance sheet for the period ended November 1, 1997, is presented by the following:

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                           REORGANIZING BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

                                                                         REORGANIZATION FRESH
                                                          PREDECESSOR            START            REORGANIZED
                                                            COMPANY           ADJUSTMENTS           COMPANY
                                                          NOVEMBER 1,  -------------------------  NOVEMBER 1,
                                                             1997         DEBIT        CREDIT        1997
                                                          -----------  -----------  ------------  -----------
ASSETS
Total current assets....................................   $  94,094   $    11,687(a) $        270(b)  $ 105,511
Property and equipment, net.............................      32,439                          79(c)     32,360
Other assets............................................       1,821        12,321(d)        1,021(e)     13,121
Reorganization value in excess of amounts allocated to
  identified assets.....................................                    69,643(f)                 69,643
                                                          -----------  -----------  ------------  -----------
TOTAL ASSETS............................................   $ 128,354   $    93,651  $      1,370   $ 220,635
                                                          -----------  -----------  ------------  -----------
                                                          -----------  -----------  ------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings under credit agreement.......................   $  70,561   $    58,285(g)              $  12,276
Current liabilities.....................................      59,382        10,749(h)        2,908(i)     51,541
                                                          -----------  -----------  ------------  -----------
Total current liabilities...............................     129,943        69,034         2,908      63,817
Long-term liabilities...................................      10,190        17,837(j)       86,400(k)     78,753
Liabilities subject to compromise.......................     201,390       201,390(l)                     --
                                                          -----------  -----------  ------------  -----------
                                                             341,523       288,261        89,308     142,570
Shareholders' equity....................................    (213,169)                    291,234(m)     78,065
                                                          -----------  -----------  ------------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............   $ 128,354   $   288,261  $    380,542   $ 220,635
                                                          -----------  -----------  ------------  -----------
                                                          -----------  -----------  ------------  -----------

------------------------

(a) Cash resulting from the Offering restricted for payment of current interest related to the debt, lease cures, disputed claims and holdback professional fees.

(b) To reflect the fair market value of current assets, pursuant to Fresh Start Accounting.

(c) To reflect the fair value of property and equipment, pursuant to Fresh Start Accounting.

(d) Reflects debt issuance costs related to the Offering, as well as cash resulting from the Offering restricted for long-term interest payments.

(e) Reflects the write-off of deferred financing fees associated with retired/extinguished debt.

(f) Reflects the reorganization value of the Company not allocable to specific, identified assets that is recorded as an intangible asset in accordance with guidance provided by the American Institute of Certified Public Accountants in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". The Company has estimated a useful life of 15 years for amortization purposes.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 2. FRESH START ACCOUNTING (CONTINUED)
(g) Reflects the repayment of the Company's Debtor in Possession Credit Agreement with funds obtained through the Offering.

(h) Reflects the repayment of undisputed administrative claims and expenses pursuant to the Plan of Reorganization and the write-off of the straight line rent liability.

(i) To record additional liabilities and reclassify certain liabilities not subject to compromise.

(j) Reflects the debt discount attributable to the value of the Series A warrants, which are attached to the debt, of approximately $7.6 million and the write down of long-term liabilities to their fair value pursuant to Fresh Start Accounting.

(k) Recording of $85 million of seven year Senior Notes that bear interest at 12 3/4% per annum with interest payable semiannually in November and May, and long-term taxes payable.

(l) Pursuant to Fresh Start Accounting, the Company eliminated its liabilities subject to compromise, including claims of preferred stockholders.

(m) Reflects the issuance of new common stock and warrants in accordance with the Plan of Reorganization, as well as the elimination of the Old Common Stock and accumulated deficit pursuant to Fresh Start Accounting.

    SECURED DEBT--The Company's secured obligation of $65,515,531 under the DIP Credit Agreement was paid in full from the proceeds of the bond sale and initial borrowings under the New Credit Facility.

    UNCLASSIFIED AND UNIMPAIRED CLAIMS--The holders of unclassified and unimpaired claims were paid $4,234,286. An escrow of $1,520,664 was established for lease cures, disputed claims and professional fee holdback, which will be paid by order of the Court through a distribution agent of the Company.

    IMPAIRED CLAIMS--Holders of $151,043,087 in impaired claims, which include $105,000,000 from old senior debt holders, $35,997,407 in lease cure claims from Lessors and $10,045,680 from other general creditors, received in exchange for their claims 20,000,000 shares of new common stock. The 20,000,000 shares represent 100% of the Company's outstanding stock. The new common stock is valued at $66,911,000 and represents a 44% recovery of their claims.

    NEW SENIOR DEBT--The Company secured Notes on the Effective Date with interest payable each May 1 and November 1, through November 1, 2004 when the principal amount, $85,000,000 is due. After the discount to the initial purchaser of $4,250,000, and associated expenses of $125,000, and $15,482,100 placed in escrow to pay the first 18 months of interest, the net proceeds from the offering are $65,142,900. Each unit has a face value of $1,000 with a stated interest rate of 12 3/4%. Additionally, Series A Warrants issued as attachments to the Notes are valued at $7.6 million and reflected as a debt discount to the Notes in the accompanying balance sheet. The discount will be amortized as additional interest expense over the life of the debt, utilizing the effective interest rate method of accounting.

    PREFERRED STOCK--The old preferred stock of the Company was retired in exchange for Series B Warrants, providing for an aggregate of 15% of the new common stock in three equal tranches exercisable over a seven-year period after the Effective Date. The first tranche price will be equal to the price per share of the stock granted to the holders of impaired claims plus an amount equal to 12% per annum from the Effective Date. The second and third tranche prices will represent a 120% and 140% recovery to the holders of impaired claims. In the event of a sale, merger or other business combination of the

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 2. FRESH START ACCOUNTING (CONTINUED)
Reorganized Company for cash within two years following the Effective Date, the Series B warrants will convert into the right to receive cash. The Series B Warrants are valued at $1.6 million and in the accompanying schedule of Shareholders' Equity.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

YEAR-END

    The Company's fiscal year ends on the Saturday closest to January 31 of each year. References to 1996, 1995 and 1994 relate to the fiscal years ended on February 1, 1997, February 3, 1996 and January 28, 1995 which include 52, 53 and 52 weeks, respectively. The Company's tax year-end is the Saturday closest to July 31.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards (SFAS) No. 107 requires disclosure about the fair value of certain financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are presented at fair value.

CASH AND CASH EQUIVALENTS

    Short-term investments having original maturities of three months or less are considered cash equivalents.

MERCHANDISE INVENTORIES

    Merchandise inventories are stated at the lower of first-in, first-out
(FIFO) cost or market, using the retail inventory method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The useful lives are generally 25 years for buildings and improvements, 3 to 10 years for furniture, fixtures and equipment, and the remaining lease term for leasehold improvements. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in income.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Effective October 28, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 establishes accounting standards for recognizing and recording the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The Company evaluates the recoverability of the net book value of property and equipment based on an analysis of expected cash flows. In fiscal 1997, the Company closed 137 stores as part of the Company's reorganization. Reorganization costs of $8.2 million were recorded in fiscal 1997 for the write-off of the net book value of assets disposed of, including $6.8 million related to store closings.

    Fresh Start Accounting results in a revaluation of the Company's assets and liabilities as of the Effective Date to reflect the estimated fair market values of those assets and liabilities in conformity with the procedures specified by APB Opinion 16, "Business Combinations". When fresh start accounting was applied to the property and equipment of the Company, the net book value fairly represented the fair value.

OTHER ASSETS

    Other assets consist principally of Excess Reorganization Value, debt issuance costs, restricted cash, deferred income taxes and other deferred charges. Excess Reorganization Value will be amortized on a straight-line basis over 15 years. Debt issuance and credit acquisition costs are amortized into interest expense utilizing the effective interest rate method.

STORE OPENING AND CLOSING COSTS

    Store opening costs are expensed as incurred. Costs of store closings, principally lease commitment costs, estimated future store fixed expenses and estimated losses on store asset dispositions, are provided for in the period when the decision is made to close the store.

PROVISION FOR INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 utilizes an asset and liability approach to deferred taxes which are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

EQUITY BASED COMPENSATION

    The Financial Accounting Standards Board (FASB) issued SFAS No. 123 (effective for fiscal years beginning after December 15, 1996), "Accounting for Stock-Based Compensation", which gave companies the choice to use either the fair market valuation method for accounting for stock-based compensation or the alternative method as provided by APB No. 25. Instead of assigning a fair value to the stock-based compensation, APB No. 25 records compensation expense when the first date that both the number of shares that may be issued upon exercise of the options and the exercise price are known. SFAS No. 123 disclosure requirements, however, supersede APB No. 25.

    The Company has elected to account for stock-based compensation under the provisions of APB No. 25, and provide disclosures as required by SFAS No. 123.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which revises the manner in which earnings per share is calculated. This statement is effective for both interim and annual periods after December 15, 1997. The Company intends to comply with the provisions of SFAS No. 128 after the effective date.

    Additionally, in 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which is effective for periods beginning after December 15, 1997, expands and modifies disclosure and will have no impact on the Company's reported financial position, results of operations, or cash flows.

NOTE 4: COUNTY SEAT, INC.

    On December 4, 1989, County Seat, Inc. (CSI), formed by Donaldson, Lufkin & Jenrette Securities Corporation (DLJ) and certain members of the Company's management, acquired all of County Seat's outstanding capital stock from Carson Pirie Scott & Company. The activities of CSI consisted principally of its investment in the Company.

    Since the old common stock of the Company was canceled under the Plan and no distributions were made to CSI with respect to such interests, the Company, in effect, is no longer a subsidiary of CSI. CSI, as of the Effective Date owed the Company $4.6 million. CSI filed for Chapter 11 bankruptcy protection on the same day as the Company. The case is currently being converted to a Chapter 7 filing, and it is unlikely that there will be assets to distribute to creditors to satisfy claims after the liquidation, including the Company's claim. Accordingly, this amount has been eliminated from the Company's assets in Fresh Start Accounting.

NOTE 5: MERCHANDISE INVENTORIES

    Merchandise inventories, net of reserves, at November 1, 1997 consist of finished goods.

NOTE 6: PROPERTY AND EQUIPMENT

    Property and equipment, at November 1, 1997, consisted of the following (in thousands):

Land...............................................................................  $     766
Buildings and improvements.........................................................      2,897
Leasehold improvements.............................................................     13,301
Furniture, fixtures and equipment..................................................     14,342
Construction in progress...........................................................      1,054
                                                                                     ---------
                                                                                        32,360
Less -- Accumulated deprecation and amortization...................................         --
                                                                                     ---------
Net................................................................................  $  32,360
                                                                                     ---------
                                                                                     ---------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 7: RESERVE FOR REORGANIZATION COSTS

    Reorganization costs of $38.4 million recognized for the nine months ended November 1, 1997 consist of store closing costs ($22.8 million), corporate office and distribution center facility exit costs, ($6.1 million), and professional fees ($9.5 million), as described below. Of this amount, approximately $13.1 million is reflected as a liability for reorganization costs to be incurred as a result of the Company's reorganization plan in connection with and upon the Company's emergence from bankruptcy.

        Store closing costs - Store closing costs include 137 stores operating in a going out of business mode (GOB) in conjunction with the Company's plan of reorganization. Management records store closings in the period in which the decision to close is made. Store closing costs of $22.8 million consisted of lease rejection claims, write-off of fixed assets and other GOB store expenses. An accrual of approximately $1.9 million is included in accrued restructuring expenses at November 1, 1997 for costs attributable to stores closing after November 1, 1997.

        Facility exit costs - These costs represent the Company's decision to relocate its Minneapolis distribution center to Baltimore, Maryland and its Dallas and Minneapolis administrative operations to New York. Facility exit costs include severance to terminated employees ($2.7 million), incremental/ duplicative operating costs and wages ($1.7 million), operating lease cancellations and fixed asset write-offs ($1.7 million). The relocation of these facilities is expected to be complete during fiscal 1998. An accrual of approximately $9.5 million is included in accrued reorganization costs at November 1, 1997 for facility exit costs.

        Professional fees - These costs include legal, accounting and consulting fees incurred in connection with the Company's reorganization. Accrued professional fees of approximately $1.7 million are included in accrued reorganization costs at November 1, 1997.

NOTE 8: SPECIAL CHARGE

    A special charge of approximately $12.0 million recorded within cost of goods sold for the nine months ended November 1, 1997 relate to the liquidation of excess inventory. Non-cancelable purchase commitments made by management for 1997 Fall merchandise were based on a chain of over 500 County Seat stores. As a result of management's reorganization plan in which it closed a substantial number of unprofitable stores, the Company owned and operated only 375 County Seat stores by the Fall season of 1997. This resulted in significantly more merchandise on-hand than was needed to sell through remaining store channels. In order to liquidate this excess merchandise, the Company will recognize lower than anticipated recovery rates on this merchandise. The additional markdowns anticipated to liquidate this excess inventory represent an incremental provision in excess of the original provision normally included in cost of goods sold. The Company utilizes various methods to dispose of excess inventory, including clearance sales in existing and going out of business stores, warehouse sales and sales through jobbers. Management anticipates substantially completing this liquidation process during fiscal 1998. A markdown reserve of approximately $11.8 million was established at November 1, 1997 to be used to liquidate this excess inventory in subsequent periods.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 9: DEBT

    A.) CREDIT AGREEMENT

    On October 29, 1997, the Company entered into the Credit Agreement with a syndicate of banks, led by Bank of Boston (Banks). The Credit Agreement is funded through the Banks to provide working capital and longer-term financing. The Credit Agreement matures October 29, 2000.

    The commitment under the Credit Agreement provides for a revolving credit facility up to $115,000,000, including a $90,000,000 letter of credit facility. Availability under the Credit Agreement is limited to certain percentages of eligible inventory. Availability is reduced by any amounts drawn under the facility as well as outstanding letters of credit and bank acceptances. Borrowings under the facility are secured by the Company's assets and guaranteed by Trade Names. Trade Names was formed to hold trade names and service marks of the Company.

    Borrowing capacity under the Credit Agreement is subject to inventory levels which change during periods of the year as defined below:

FROM                                      TO               RATE
------------------------------  ----------------------     -----
October 29, 1997                December 15, 1997               75%
December 16, 1997               January 31, 1998                65%
Each February 1                 Each June 30                    70%
Each July 1                     Each December 15                73%
Each December 16                Each January 31                 65%

    At the option of the Company, interest is payable on borrowings under the Credit Agreement at a prime rate plus .75% or the London Interbank Offer Rate (LIBOR) plus 1.75%.

    The Credit Agreement contains a financial covenant which requires a fixed charge coverage ratio of 1.25:1.00 (defined as earnings before interest, taxes, depreciation and amortization (EBITDA) divided by the sum of interest paid, cash dividend payments, principal payments on capitalized leases, cash payment of taxes and capital expenditures). The fixed charge coverage ratio is be measured quarterly, commencing with the fiscal quarter ended January 31, 1998, using the preceding twelve month rolling average, provided that, for the first three such fiscal quarters ending after November 2, 1997, the calculation period for the ratio shall be the period commencing on November 3, 1997 and ending as of the end of each of such first three fiscal quarters. Other non-financial covenants limit the amount of debt of the Company and limit acquisitions.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 9: DEBT (CONTINUED)
    Loans, borrowing base and letter of credit commitments under the Credit Agreement as of November 1, 1997 are as follows (dollars in thousands):

AT PERIOD-END
Loans outstanding..................................................................  $  12,276
Borrowing base.....................................................................     83,906
Available borrowing base...........................................................     23,968
Letter of credit commitments outstanding...........................................     27,468
Bank Acceptances outstanding.......................................................      9,568

DURING THE 39 WEEK PERIOD
Days loans were outstanding........................................................        272
Maximum loan borrowing.............................................................  $  66,400
Average loan borrowing.............................................................     48,688
Weighted average interest rate.....................................................       8.72%

    In connection with securing the credit line, the Company incurred costs of $1.1 million, which will be amortized on a straight-line basis over the life of the Credit Agreement.

    B.) LONG-TERM DEBT

    GENERAL--As provided for in the Plan, the Company sold 85,000 units of "12 3/4% Senior Notes due 2004 with Series A warrants to purchase shares of common stock" on the Effective Date. Each unit has a face value of $1,000 with interest payable each May 1 and November 1, through November 1, 2004 when the principal amount, $85,000,000 is due. The Company deposited $15,482,100 of the net proceeds of the Offering into an escrow account, which, together with the proceeds from the investment thereof will pay the interest on the Notes to May 1, 1999. The net proceeds from the offering after the initial purchaser discount of $4,250,000, fees of $125,000 and the payment to the escrow account is $65,142,900.

    The value assigned to the Series A warrants represents a discount to the Notes of $7,647,000. In addition, the Company incurred debt issuance costs of $6.3 million. Both the discount to the Notes and debt issuance costs will be amortized as interest expense utilizing the effective interest rate method over the life of the Notes.

    The Notes are senior unsecured obligations of the Company, that rank senior in right of payment to all present and future subordinated indebtedness, except to the extent collateralized by a first priority security interest in the security account. The Notes were issued as a private offering, and as such cannot be traded publicly. The Company has agreed, for the benefit of all holders of the Notes, to register the Notes under the Securities Act of 1933 within 180 days of their issuance on the necessary form to effect an exchange of the private notes for public notes (Exchange Offer).

    If the Exchange Offer registration statement is not filed within 120 days following the Effective Date of the Plan, an additional interest of 0.50 % per annum over and above the stated interest of 12.75% will accrue on the Notes for the first 90 days commencing on the 120th day after the Effective Date. Additional interest of 0.50% per annum for each subsequent 90-day period will accrue. Further, if the Exchange Offer does not become effective 180 days after the Effective Date, additional interest of 0.50% per annum over

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 9: DEBT (CONTINUED)
and above the stated interest of 12.75% will accrue on the Notes for the first 90 days commencing on the 180th day after the Effective Date.

    The additional interest penalty for failing to file within 120 days and failing to become effective within 180 days may not exceed 1.50% per annum in the aggregate; and provided further, that as soon as all registration defaults have been cured additional interest on the Notes shall cease to accrue. The penalty began accruing February 25, 1998 and will be cured with the filing of the S-4.

    REDEEMABLE OPTION--The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2001 at redemption prices set below, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to November 1, 2001, the Company may, subject to certain conditions, redeem up to one-third of the principal amount of outstanding Notes with proceeds of one or more offerings of capital stock at 112.75% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. Upon a change of control, the Company is required to offer to repurchase all the then outstanding Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

    Optional Redemption:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2001..........................................................................    106.3750%
2002..........................................................................    103.1875%
2003 and thereafter...........................................................         100%

    CERTAIN COVENANTS--The Company has agreed to certain covenants upon the sale of the Notes, including the inability to declare or pay a dividend, or purchase equity of the Company. The Company will not acquire additional indebtedness or issue preferred stock. The Company is also restricted in its ability to sell the assets of the Company, and not permitted to sell any capital stock.

    The Company's wholly-owned subsidiary, Trade Names, has guaranteed the payment of the Notes.

NOTE 10: INCOME TAXES

    The Company's tax year-end is the Saturday closest to July 31. A consolidated federal income tax return is filed. For the purpose of these financial statements, the Company calculates income taxes as if it files federal and state income tax returns for its fiscal years.

    As of November 1, 1997, the Company had a net operating loss carryforward of approximately $100,000,000. The Company's reorganization or significant changes in ownership of the Company could substantially limit the use of the net operating loss carryforward.

    Under SFAS No. 109, deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The Company evaluates the recoverability of its deferred tax assets based on estimates of future operating income. Based on these estimates and in consideration of the Company's recent emergence from Chapter 11, the Company fully reserved the current deferred tax asset of $10.2 million and the non-current deferred tax asset of $4.5 million representing a total valuation reserve of $14.7 million.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 11: SHAREHOLDERS' EQUITY

    Pursuant to the Plan the Company has amended and restated the articles of incorporation and bylaws of the Company. As such, the Company's authorized capital stock consists of 40,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $.01 per share.

    COMMON STOCK--20,000,000 shares of common stock were granted to creditors holding impaired claims (see Note 2 for a further explanation). In addition, (i) shares of common stock constituting 10% of the common stock on a fully-diluted basis are reserved for issuance upon the exercise of the Series A warrants, (ii) shares of common stock constituting 15% of the common stock are reserved for issuance upon the exercise of the Series B warrants, subject to dilution by the Series A warrants, the additional warrant, the Series C warrants, and options to purchase common stock to be granted to certain employees and directors of the Company, (iii) shares of common stock constituting 15% of the common stock are reserved for issuance upon exercise of the Series C warrants (as defined herein), subject to dilution by the Series A warrants, the additional warrant, and options to purchase common stock to be granted to certain employees and directors of the Company, and (iv) share of common stock constituting 2.5% of the common stock on a fully-diluted basis are reserved for issuance upon the exercise of the additional warrant. The holders of the common stock are entitled to one vote for each share of common stock.

    PREFERRED STOCK--Preferred stock may be issued from time to time by the board of directors as shares of one or more series, subject to the provisions of the articles of incorporation. Currently, the Company has no plans to issue any shares of preferred stock.

WARRANTS

    A) SERIES A WARRANTS--Each unit of the Notes have attached a Series A warrant to purchase 26.8908 shares of the Company's common stock at an exercise price of $.01 (See Note 8: Debt, b) Long-Term Debt--for further discussion).

    B) SERIES B WARRANTS--As provided for in the Plan, old preferred stockholders received warrants to purchase 15% of the Company's common stock, exercisable over a seven-year period in three equal tranches (See Note 2 for further discussion).

    C) SERIES C WARRANTS--Pursuant to a warrant agreement between the Company and Mr. Sam Forman (Mr. Forman), Mr. Forman received on the Effective Date, warrants to purchase 15% of the common stock, subject to dilution only by the Series A Warrants and by certain options to purchase common stock that may be granted to certain directors of the Company. The warrants vest in three equal tranches. The first vested on the Effective Date, the second on the first anniversary of the Effective Date and the third on the third anniversary date.

    The exercise price of the Series C warrants for the three tranches will represent a recovery to the holders of general unsecured claims under the Plan of 40%, 70% and 90%, respectively. However, if for any consecutive ten trading days during the term of the Series C warrant the product of (i) the average value per share of the common stock and (ii) the number of shares of common stock outstanding (including shares reserved for warrants other than the Series C warrants) exceeds $200 million, the exercise price for the first tranche of Series C warrants shall be $0.

    D) ADDITIONAL WARRANT--In connection with the offering, the Company issued to the initial purchaser of the senior debt an additional Series A warrant to purchase 2.5% of the common stock on a fully-diluted basis.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 12: COMMITMENTS AND CONTINGENCIES

    A) LEASES--The Company's leases are principally for the use of retail store facilities and equipment and certain non-store equipment and are generally for a period of up to ten years. Most store leases are net leases which require the Company to pay real estate taxes, maintenance costs, insurance and other operating costs. Rent payments are based upon a combination of fixed rentals (subject to escalation) and rentals contingent upon sales levels.

    The Company can reject executory contracts, including leases, under the relevant provisions of the Bankruptcy Code. Prior to the Effective Date, the Company rejected certain leases on stores, which they intend to close subsequent to January 1998. The minimum annual rental commitments, giving effect to rejected leases, at November 1, 1997 are summarized as follows (in thousands):

YEAR                                                                              PAYMENTS
-------------------------------------------------------------------------------  -----------
1997 (13-Weeks ending January 31, 1998)........................................   $   8,625
1998...........................................................................      31,330
1999...........................................................................      27,140
2000...........................................................................      23,677
2001...........................................................................      18,646
Thereafter.....................................................................      31,683

    LITIGATION--The Company has been named as a defendant in certain legal proceedings. Although the outcome of these matters cannot be determined, the Company believes the disposition of these proceedings will not materially affect the financial position or results of operations of the Company.

    On or about September 29, 1997, RAI Credit Corporation (RAI) filed an adversary proceeding against the Company in the Court. The Company and RAI had entered into an Account Purchase and Service Agreement dated July 11, 1997 (Agreement) pursuant to which RAI had agreed to establish and service a private-label credit card program for the Company. In September 1997, the Company notified RAI that it was terminating the Agreement on the ground that RAI had materially breached and failed to perform under the Agreement. RAI's complaint alleges that the Company wrongfully terminated the Agreement and seeks compensatory damages of not less than $10,741,960 and an injunction prohibiting the Company from entering into a private-label credit card program with any entity other than RAI prior to the beginning of 1999, as well as attorneys' fees and costs.

    The Company believes that it has meritorious defenses to RAI's complaint and counterclaims against RAI, which it intends to pursue vigorously. Although the ultimate outcome of the litigation cannot be predicted at this time, management believes that any resolution of this matter will not have a material adverse effect on the Company's financial position or future results of operations.

NOTE 13: RELATED PARTY TRANSACTIONS

    Mr. Forman is chairman of the board of directors and owns, together with his family, 70% of the voting securities of Forman Enterprises. Forman Enterprises owns and operates approximately 60 factory outlets stores that sell casual apparel similar to that sold by the Company. Mr. Forman's sons, Brett Forman and Richard Forman, and his daughter, Wendy Forman, have relationships with both the Company and with Forman Enterprises.

    The Company has engaged Forman Enterprises to perform certain consulting services for the Company. The Company entered into a consulting agreement with Forman Enterprises to provide the

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

NOTE 13: RELATED PARTY TRANSACTIONS (CONTINUED)
Company with sourcing, merchandising, budgeting, store management, and related services for a payment of $40,000 per month. Certain employees of Forman Enterprises will provide such services to the Company, and the Company will reimburse Forman Enterprises for the salary of these employees for the time spent working, based on a fixed percentage. In 1997, the Company purchased $1,666,827 of merchandise and paid consulting fees and related expenses of $321,739 to Forman Enterprises.

    Thirty percent of the equity of Forman Enterprises is owned by Mr. Larry Ashinoff, (Mr. Ashinoff). Coronet, an entity controlled by Mr. Ashinoff, sells merchandise to both the Company and Forman Enterprises. In addition, Forman Enterprises and the Company utilize many of the same suppliers. During 1997, payments for merchandise to Coronet totaled approximately $762,000.

    Felenstein, Koniver & Associates (FKA) was engaged by the Company in 1997 to act as a real estate consultant to the Company for a fee of $3,000 a month. Total payments to FKA in 1997 were $117,219. Mr. Felenstein, a member of the Company's board of directors, is a principal of FKA.

    The Company's legal counsel is Eaton & Van Winkle, who also provide personal legal counsel to Mr. Forman. Work performed by Eaton & Van Winkle, includes Mr. Forman's employment contract with the Company.

NOTE 14: RETIREMENT PLAN

    The Company has an Employee 401(k) Savings Plan (the 401K Plan), which is independently administered. All employees consistently working a minimum of 20-hour weeks and completing one year of service, as defined in the plan document, are eligible to participate in the 401(K) Plan. The Company is required to match 25% of the first 6% of compensation contributed by each employee.

NOTE 15: STOCK-BASED EMPLOYEE COMPENSATION

    Pursuant to the Plan and a warrant agreement, the Company granted Mr. Forman warrants to purchase 15% of the common stock of the Company (See Note 11, --Series C Warrants). As such, these warrants represent Stock-Based Employee Compensation (Stock Compensation) as defined by APB Opinion No. 25.

    As the exercise price is not currently determinable and a measurement date did not occur, the Company is unable to record compensation expense with respect to the Series C Warrants in accordance with APB Opinion No. 25. In addition, management is unable to provide the disclosures required by SFAS No. 123 as a measurement date has not occurred.

NOTE 16: SUBSIDIARY GUARANTOR

    CSS Trade Names, Inc. (Trade Names), a wholly-owned subsidiary, owns the County Seat Stores, Inc.'s service marks and licenses the rights to the Company. Trade Names guaranteed repayment of the Notes and indebtedness arising from borrowings under the Company's Credit Agreement (see Note 9). Trade Names is not an active Company, and as such, their financial statements are not presented herein.

NOTE 17: SUBSEQUENT EVENT

    In connection with the closing of the Company's current distribution center in Brooklyn Park, Minnesota during the early summer of 1998, the Company on February 26, 1998 signed a ten-year lease agreement for a new distribution center located near Baltimore, Maryland. Aggregate base rental commitments are $11.3 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of County Seat Stores, Inc.:

    We have audited the accompanying consolidated balance sheets of County Seat Stores, Inc. (a Minnesota corporation) and subsidiary as of February 1, 1997 and February 3, 1996, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for the fifty-two week periods ended February 1, 1997 and January 28, 1995, and the fifty-three week period ended February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of County Seat Stores, Inc. and Subsidiary as of February 1, 1997 and February 3, 1996, and the results of their operations and their cash flows for the fifty-two week periods ended February 1, 1997 and January 28, 1995 and the fifty-three week period ended February 3, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas

April 24, 1997, except for

Note 15, as to which the

date is October 29, 1997

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
                                                      ASSETS
Current Assets:
Cash and cash equivalents...............................................................   $   6,356    $   8,166
Receivables.............................................................................       1,983        2,658
Merchandise inventories.................................................................      72,628      110,744
Prepaid expenses........................................................................       8,347       11,188
Deferred tax benefit....................................................................      --              989
                                                                                          -----------  -----------
  Total current assets..................................................................      89,314      133,745
                                                                                          -----------  -----------
Property and equipment, at cost.........................................................      90,668      120,277
Less--Accumulated depreciation and amortization.........................................     (48,787)     (61,674)
                                                                                          -----------  -----------
  Property and equipment, net...........................................................      41,881       58,603
                                                                                          -----------  -----------
Other Assets, net:
Debt issuance costs.....................................................................       1,159        3,073
Deferred income taxes...................................................................      --            2,368
Other...................................................................................         528        1,303
                                                                                          -----------  -----------
  Total other assets, net...............................................................       1,687        6,744
                                                                                          -----------  -----------
                                                                                           $ 132,882    $ 199,092
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                                  LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
Borrowings under credit agreement.......................................................   $  38,600    $  27,000
Current maturities of long-term debt....................................................      --               25
Accounts payable........................................................................      30,009       36,754
Accrued expenses........................................................................      11,565       19,913
Accrued income taxes....................................................................      --            3,007
Accrued restructuring expenses..........................................................       3,838       --
                                                                                          -----------  -----------
  Total current liabilities.............................................................      84,012       86,699
                                                                                          -----------  -----------
Long-term borrowings under credit agreement.............................................      --           25,000
Other long-term liabilities.............................................................       9,118       11,242
Liabilities Subject to Compromise:
Accounts payable and accrued liabilities................................................      16,089       --
Reserves for lease settlements..........................................................      25,600       --
Long-term debt..........................................................................     105,007      105,031
Redeemable preferred stock..............................................................      50,347       44,319
Commitments and contingencies
Shareholder's Equity (Deficit):
Common stock: par value $1.00 per share; 1,000 shares authorized,
  issued and outstanding................................................................           1            1
Paid-in capital.........................................................................      49,789       49,789
Accumulated deficit.....................................................................    (207,081)    (122,989)
                                                                                          -----------  -----------
  Total shareholder's equity (deficit)..................................................    (157,291)     (73,199)
                                                                                          -----------  -----------
                                                                                           $ 132,882    $ 199,092
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of these consolidated balance sheets.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Net sales.....................................................    $   538,260      $   619,225      $   588,327
Cost of sales, including buying and occupancy (includes $4,311 inventory write-down charges related to restructuring in
  fiscal 1996)................................................        416,389          452,014          420,478
                                                                ---------------  ---------------  ---------------
    Gross profit..............................................        121,871          167,211          167,849
Selling, general and administrative expenses..................        126,561          132,699          119,638
Depreciation and amortization.................................         11,051           13,237           16,668
Write-off of certain long-lived assets........................        --                80,241          --
Reorganization costs..........................................         43,752          --               --
Interest expense, net.........................................         15,445           20,435           21,025
                                                                ---------------  ---------------  ---------------
    Income (loss) before income taxes and extraordinary
      items...................................................        (74,938)         (79,401)          10,518
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------
Income taxes..................................................           (762)           7,632            5,295
                                                                ---------------  ---------------  ---------------
    Income (loss) before extraordinary items..................        (74,176)         (87,033)           5,223
Extraordinary items, net of income tax benefit................          2,692            9,997          --
                                                                ---------------  ---------------  ---------------
Net income (loss).............................................    $   (76,868)     $   (97,030)     $     5,223
                                                                ---------------  ---------------  ---------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                 TOTAL
                                                                                               ACCUMULATED   SHAREHOLDER'S
                                                                           PAR       PAID-IN     EARNINGS        EQUITY
                                                            SHARES        VALUE      CAPITAL    (DEFICIT)      (DEFICIT)
                                                          -----------     -----     ---------  ------------  --------------
                                                                     COMMON STOCK
                                                          -----------------------------------
Balance, January 29, 1994...............................       1,000    $       1   $  49,789   $  (13,050)   $     36,740
  Net income............................................      --           --          --            5,223           5,223
  Redeemable preferred stock dividends and accretion....      --           --          --           (6,085)         (6,085)
                                                                               --
                                                               -----                ---------  ------------  --------------
Balance, January 28, 1995...............................       1,000            1      49,789      (13,912)         35,878
  Net loss..............................................      --           --          --          (97,030)        (97,030)
  Redeemable preferred stock dividends and accretion....      --           --          --           (8,645)         (8,645)
  Dividend to parent....................................      --           --          --           (2,102)         (2,102)
  Receivable from parent................................      --           --          --           (1,300)         (1,300)
                                                                               --
                                                               -----                ---------  ------------  --------------
Balance, February 3, 1996...............................       1,000            1      49,789     (122,989)        (73,199)
  Net loss..............................................      --           --          --          (76,868)        (76,868)
  Redeemable preferred stock dividends and accretion....      --           --          --           (6,029)         (6,029)
  Dividend to parent....................................      --           --          --           (1,051)         (1,051)
  Receivable from parent................................      --           --          --             (144)           (144)
                                                                               --
                                                               -----                ---------  ------------  --------------
Balance, February 1, 1997...............................       1,000    $       1   $  49,789   $ (207,081)   $   (157,291)
                                                                               --
                                                                               --
                                                               -----                ---------  ------------  --------------
                                                               -----                ---------  ------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Cash Flows from Operating Activities:
  Net income (loss)...........................................    $   (76,868)     $   (97,030)     $     5,223
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
      Noncash reorganization costs............................         33,563          --               --
      Extraordinary items.....................................          2,692            9,997          --
      Write-off of certain long-lived assets..................        --                80,241          --
      Depreciation and amortization...........................         11,051           13,237           16,668
      Amortization of debt issuance costs and discount........            835            1,272            2,599
      Rent expense in excess of cash outlays, net.............            460              494              768
      Deferred tax provision (benefit)........................           (762)           6,500          --
      Changes in operating assets and liabilities:
        Receivables...........................................           (141)           1,534           (1,819)
        Merchandise inventories...............................         38,116          (14,473)         (13,088)
        Prepaid expenses......................................          2,841           (1,300)            (771)
        Accounts payable......................................         (6,290)          (3,307)          (2,482)
        Accrued expenses......................................         (5,610)          (2,522)           2,217
        Accrued income taxes..................................            361            1,263            3,151
        Other non-current assets and liabilities..............            (68)          (1,673)            (196)
        Operating liabilities subject to compromise...........         16,089          --               --
                                                                ---------------  ---------------  ---------------
        Net cash provided by (used for) operating
          activities..........................................         16,269           (5,767)          12,270
                                                                ---------------  ---------------  ---------------
Cash Flows from Financing Activities:
  Borrowing (repayments) under credit agreement, net..........        (13,400)          52,000          --
  Issuance of long-term debt..................................        --               104,943          --
  Debt and equity issuance costs and prepayment premiums......         (1,649)          (6,998)             (81)
  Principal payments on long-term debt and capital leases.....            (25)        (150,836)             (45)
  Dividend to parent..........................................         (1,051)          (2,102)         --
  Advance to parent...........................................           (237)            (350)            (623)
                                                                ---------------  ---------------  ---------------
        Net cash used for financing activities................        (16,362)          (3,343)            (749)
                                                                ---------------  ---------------  ---------------
Cash Flows from Investing Activities:
  Capital expenditures........................................         (1,841)         (13,199)         (14,785)
                                                                ---------------  ---------------  ---------------
  Proceeds from disposal of property and equipment............            124               16               32
                                                                ---------------  ---------------  ---------------
        Net cash used for investing activities................         (1,717)         (13,183)         (14,753)
                                                                ---------------  ---------------  ---------------
Net Decrease in Cash and Cash Equivalents.....................         (1,810)         (22,293)          (3,232)
Cash and Cash Equivalents:
  Beginning of period.........................................          8,166           30,459           33,691
                                                                ---------------  ---------------  ---------------
  End of period...............................................    $     6,356      $     8,166      $    30,459
                                                                ---------------  ---------------  ---------------
Cash Paid During the Period For:
  Interest....................................................    $    12,308      $    19,459      $    18,449
                                                                ---------------  ---------------  ---------------
  Income taxes................................................    $      (361)     $       520      $     2,144
                                                                ---------------  ---------------  ---------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. REORGANIZATION AND NATURE OF BUSINESS

    The accompanying consolidated financial statements represent those of County Seat Stores, Inc. (County Seat) and its wholly-owned subsidiary, CSS Trade Names, Inc. (Trade Names) (together, the Company). The Company is a wholly-owned subsidiary of County Seat, Inc. (CSI) (see Note 3).

    The Company is a specialty apparel retailer selling both brand name and private-label jeans and jeanswear. The Company currently operates 537 stores in 42 states. The Company's 500 County Seat stores, located almost exclusively in regional shopping malls, offer one-stop shopping for daily casual wear featuring a contemporary jeanswear look. The Company's selection of popular brands includes Levi's, and its proprietary brands, County Seat-Registered Trademark-, Nuovo-Registered Trademark- and Ten Star-Registered Trademark-. The Company also operates 13 County Seat Outlet stores offering discount pricing on special purchase and clearance merchandise and 21 Levi's Outlet stores under license from Levi Strauss & Co. (Levi Strauss) offering a full range of Levi's and Docker's off-price merchandise for both adults and children. The Company operates three The Old Farmer's Almanac General Stores, a new retail concept selling products associated with American country living, under license from Yankee Publishing, Inc., the publisher of THE OLD FARMER'S ALMANAC.

    The activities of CSI consist principally of its investment in County Seat. The activities of Trade Names consist principally of licensing the rights to the County Seat service marks to these stores.

    On October 17, 1996, County Seat, Trade Names and CSI each filed voluntary petitions for relief under Chapter 11 (Chapter 11) of Title 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Delaware (the Court). The Company and CSI are presently operating their business as debtors-in-possession under the jurisdiction of the Court. As debtors-in-possession, the Company and CSI may not engage in transactions outside of the ordinary course of business without approval of the Court, after notice and hearing.

    Under Chapter 11, actions to enforce certain claims against the Company are stayed if the claims arose, or are based on events that occurred, on or before the petition date of October 17, 1996 (the Filing Date). Other liabilities may arise or be subject to compromise as a result of rejection of executory contracts, including leases, or the Court's determination of the allowed amount of contingent or other disputed claims. The ultimate terms of settlement of these claims will be determined in accordance with a plan of reorganization which requires the approval of impaired prepetition creditors and stockholders and confirmation by the Court. Liabilities subject to compromise (see Note 10) in the accompanying consolidated balance sheets represent the Company's estimate of liabilities as of February 1, 1997 subject to adjustment in the reorganization process.

    Following approval by the Court on October 17, 1996, the Company and CSI entered into a debtor-in-possession credit agreement (the DIP Credit Agreement) with a syndicate of commercial banks (the Banks) to provide working capital and longer-term financing through the Chapter 11 process. The Banks previously provided funding under the Company's pre-existing credit agreement and all outstanding obligations under the pre-existing credit agreement were secured and funded through the DIP Credit Agreement.

    On November 6, 1996, the Company and CSI notified the Securities and Exchange Commission of the suspension of the duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. REORGANIZATION AND NATURE OF BUSINESS (CONTINUED)
    The Company has experienced significant losses from operations and has a net capital deficiency as of February 1, 1997. The Company's board of directors and management are in the process of implementing several steps to reorganize County Seat to provide for profitable operations in the future. Executive management, including the Chief Executive Officer and several Senior Vice-Presidents, has substantially been replaced with a new management team. Management is in the process of implementing new merchandising strategies with the intention of expanding the Company's customer base while improving retail gross margins. Approximately 200 under-performing stores were closed in the fourth quarter of fiscal 1996 to focus efforts on potentially profitable locations. The operating performance of the remaining store locations is continuing to be evaluated and the Company is negotiating with landlords for more favorable lease terms. Administrative costs have been reduced with a reduction in the administrative work force. Management is also in the process of working with its creditors and equity holders to develop a plan of reorganization under Chapter 11 for the financial restructuring of the Company and the settlement of its liabilities (the Plan).

    Successful development and implementation of the Plan will depend on, among other things, the availability of long-term financing on acceptable terms and conditions, and acceptance of the Plan by the prepetition creditors and stockholders as required by the Bankruptcy Code. There can be no assurance that the Company will be successful in the development, implementation and validation of a business plan. If no plan of reorganization is successfully implemented, the Company could be liquidated.

    At this time it is not possible to predict the outcome of the Company's Chapter 11 proceedings as a general matter, or the effect of the proceedings on the Company or on the interests of prepetition creditors and stockholders. The uncertainty regarding the eventual outcome of the Chapter 11 proceedings and the effects of other unknown adverse factors could threaten the Company's existence as a going concern.

    The accompanying consolidated financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the Chapter 11 filing and circumstances relating to this event, realization of assets and satisfaction of liabilities is subject to uncertainty. The final plan of reorganization could materially change the amounts reported in the accompanying consolidated financial statements, which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan reorganization. The ability of the Company to continue as a going concern is dependent on, among other things, confirmation of an acceptable plan of reorganization, a successful senior management transition, future profitable operations, compliance with debtor-in-possession financing agreements, availability of long-term financing on acceptable terms and conditions, maintenance of vendor and factor confidence, renewal of desirable store leases, and the ability to generate sufficient cash from operations.

    In view of the Chapter 11 reorganization, there is uncertainty with respect to the Company's liquidity. The Company believes that at the present time its working capital, anticipated net cash provided by operating activities, factor and vendor trade credit, and debtor-in-possession financing should enable the Company to meet its short-term liquidity requirements. However, any change in the current status of these or other items affecting the Company, including adverse operating results, a reduction in vendor or factor

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. REORGANIZATION AND NATURE OF BUSINESS (CONTINUED) trade credit, loss or inadequacy of debtor-in-possession financing could have a materially adverse effect on the Company's liquidity and on its operations.

    See Note 15 for the subsequent event relating to the Company's emergence from Chapter 11 bankruptcy.

2. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    YEAR-END

    The Company's fiscal year ends on the Saturday closest to January 31 of each year. References to 1996, 1995 and 1994 relate to the fiscal years ended on February 1, 1997, February 3, 1996 and January 28, 1995 which include 52, 53 and 52 weeks, respectively. The Company's tax year-end is the Saturday closest to July 31.

    CASH AND CASH EQUIVALENTS

    Short-term investments included in cash and cash equivalents have original maturities of three months or less.

    MERCHANDISE INVENTORIES

    Merchandise inventories are stated at the lower of first-in, first-out
(FIFO) cost or market, using the retail inventory method.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The useful lives are generally 25 years for buildings and improvements, 3 to 10 years for furniture, fixtures and equipment, and the remaining lease term for leasehold improvements. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in income.

    Effective October 28, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for recognizing and recording the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. The

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company evaluates the recoverability of the net book value of property and equipment based on an analysis of expected cash flows. In fiscal 1996, the Company closed approximately 200 stores as part of the Company's reorganization. Restructuring charges of $7,239,000 were recorded in fiscal 1996 for the write-off of the net book value of assets disposed of in the store closing process. In fiscal 1995, certain fixed assets with a net book value of $5,523,000 were written off because the Company did not expect to recover their net book value (see Note 6).

    OTHER ASSETS

    Other assets consist principally of debt issuance costs, deferred income taxes and other deferred charges. Debt issuance costs are amortized on a straight-line basis over the life of the related debt. Amortization expense was $776,000, $1,938,000 and $5,966,000 in fiscal 1996, 1995 and 1994, respectively.
Amortization of debt issuance costs related to the Company's long-term debt was suspended as of the Filing Date. Deferred costs related to the pre-existing credit agreement were written off as an extraordinary charge in the third quarter of fiscal 1996 (see Note 7). Deferred income tax assets of $42,238,000 have been reduced in their entirety by a valuation allowance at February 1, 1997 (see Note 11). Other deferred charges are being amortized over 1 to 5 years (which represents the life of the related assets). In fiscal 1995, the $74,718,000 of remaining goodwill was written off to reflect a change in the Company's estimate of its fair value (see Note 6).

    STORE OPENING AND CLOSING COSTS

    Store opening costs are expensed as incurred. Costs of store closings, principally lease commitment costs and estimated losses on store asset dispositions, are provided for in the period when the decision is made to close the store.

    PROVISION FOR INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 utilizes an asset and liability approach and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

    REORGANIZATION

    The Company accounts for its reorganization activities under the provisions of Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". Under SOP 90-7, reorganization charges and prepetition liabilities subject to compromise are reported separately in the Company's financial statements. Liabilities subject to compromise are valued based on current estimates of the amount of the allowed claim under the Chapter 11 reorganization process. Interest accruals on the Company's and CSI's long-term debt and dividends and accretion on the Company's and CSI's preferred stock have been suspended as of the Filing Date.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    As the market for claims against companies under Chapter 11 is not well developed, no reliable source of market prices is available for estimating the fair value of the Company's long-term debt and liabilities subject to compromise.

3. COUNTY SEAT, INC.

    On December 4, 1989, CSI, formed by Donaldson, Lufkin & Jenrette Securities Corporation (DLJ) and certain members of the Company's management, acquired all of County Seat's outstanding capital stock from Carson Pirie Scott & Company (Carson). The activities of CSI consist principally of its investment in County Seat. A receivable from CSI totaling $1,444,000 was included in the accumulated deficit of County Seat at February 1, 1997.

    The consolidated financial position of CSI was comprised of the following (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Current assets..........................................................................   $  89,314    $ 133,896
Property and equipment, net.............................................................      41,881       58,603
Other assets, net.......................................................................       1,687        6,862
                                                                                          -----------  -----------
    Total assets........................................................................   $ 132,882    $ 199,361
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Current liabilities.....................................................................   $  84,012    $  85,416
Long-term borrowing under credit agreement..............................................          --       25,000
Other long-term liabilities.............................................................      10,141       12,044
Liabilities subject to compromise:
    Accounts payable and accrued liabilities............................................      16,889           --
    Reserves for lease settlements......................................................      25,600           --
    Long-term debt......................................................................     122,747      122,365
    Minority interest redeemable preferred stock of Stores..............................      50,347       44,319
    Redeemable preferred stock of CSI...................................................      66,969       58,628
                                                                                          -----------  -----------
        Total liabilities subject to compromise.........................................     282,552      225,312
Shareholders' equity (deficit):
    Common stock........................................................................          33           33
    Paid-in capital.....................................................................      24,793       24,793
    Common stock notes receivable.......................................................      (5,203)      (4,982)
    Accumulated deficit.................................................................    (263,446)    (168,255)
                                                                                          -----------  -----------
        Total shareholders' equity (deficit)............................................    (243,823)    (148,411)
                                                                                          -----------  -----------
                                                                                          -----------  -----------
        Total liabilities and shareholders' equity (deficit)............................   $ 132,882    $ 199,361
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. COUNTY SEAT, INC. (CONTINUED)
    The consolidated results of operations of CSI were (in thousands):

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Net sales.....................................................    $   538,260      $   619,225      $   588,327
    Gross profit..............................................        121,871          167,211          167,849
Selling, general and administrative expenses..................        126,619          132,746          119,649
Depreciation and amortization.................................         11,051           13,237           16,668
Write-off of certain long-lived assets and other deferred
  costs.......................................................             --           81,462               --
Reorganization costs..........................................         43,752               --               --
Interest expense, net.........................................         17,327           23,087           23,522
Minority interest dividends and accretion of redeemable
  preferred stock of Stores...................................          6,029            8,645            6,085
                                                                ---------------  ---------------  ---------------
    Income (loss) before income taxes and extraordinary
      items...................................................        (82,907)         (91,966)           1,925
Income taxes..................................................          1,252            6,548            4,527
Extraordinary items, net of income tax benefit................          2,692            9,997               --
                                                                ---------------  ---------------  ---------------
  Net loss....................................................    $   (86,851)     $  (108,511)     $    (2,602)
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

    Long-term debt consisted of the following (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Long-term borrowings under credit agreement.............................................   $      --    $  25,000
9% junior subordinated exchange debentures..............................................      17,740       17,334
County Seat Stores, Inc. long-term debt.................................................     105,007      105,031
                                                                                          -----------  -----------
                                                                                           $ 122,747    $ 147,365
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The aggregate redemption values of redeemable preferred stock were as follows (in thousands):

                                                                                   FEBRUARY 1,
                                                                                      1997
                                                                                   -----------
Junior exchangeable preferred stock of CSI.......................................   $  66,969
County Seat Stores, Inc. senior exchangeable preferred stock.....................      51,351

    The components of long-term debt, redeemable preferred stock and shareholders' investment of CSI are as follows:

    LONG-TERM DEBT

    On June 1, 1993 CSI exchanged all of the then outstanding shares of CSI senior exchangeable preferred stock (CSI Senior Preferred) for 9% junior subordinated exchange debentures (9% Exchange Debentures) due 2004, in the principal amount of $20,466,000. The 9% Exchange Debentures were issued

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. COUNTY SEAT, INC. (CONTINUED)
at a discount of approximately $7,500,000 which was being amortized over the life of the debentures. The unamortized discount on the 9% Exchange Debentures was $5,612,000 and $6,018,000 at February 1, 1997 and February 3, 1996,
respectively. The 9% Exchange Debentures are subordinated to all senior and senior subordinated debt of the Company and are due November 30, 2004, or earlier upon a change in control of CSI. Interest on the 9% Exchange Debentures was payable semi-annually at an annual rate of 9%. During 1996, CSI made a cash interest payment on the 9% Exchange Debentures of $1,051,000 which was funded through cash dividends from County Seat to CSI. The 9% Exchange Debentures are classified as subject to compromise in the consolidated financial position of CSI. The Company has suspended interest accruals and discount amortization on the 9% Exchange Debentures as of the Filing Date. An interest payment due November 1996 and future interest payments have been suspended until the Court authorizes payment or confirms a plan of reorganization defining the repayment terms. Accrued interest was $800,000 as of the Filing Date and at February 1, 1997.

    See Note 10 for discussion of County Seat Stores, Inc. long-term debt.

    JUNIOR EXCHANGEABLE PREFERRED STOCK

    As part of the Acquisition, CSI issued 1,381,128 shares of Series A junior exchangeable preferred stock and 282,766 shares of Series B junior exchangeable preferred stock, par value $.01, (together, the CSI Junior Preferred) for $12.02 per share.

    The CSI Junior Preferred is mandatorily redeemable at $25 per share on November 30, 2004, or earlier upon change in control of CSI, at the optional redemption price which increases ratably to $25 per share through November 30, 2004. In addition, CSI can redeem the CSI Junior Preferred at any time at the optional redemption price.

    Dividends on the Series A junior exchangeable preferred stock (Series A Junior Preferred) are cumulative and payable quarterly. Under the terms of the Series A Junior Preferred, the Company has the option of declaring stock dividends in lieu of cash dividends through February 15, 2000. For the quarterly dividends at February 29, 1996, May 31, 1996, and August 31, 1996, the Company was restricted from declaring dividends on the Series A Junior Preferred until sufficient net earnings are generated to permit the declaration of dividends under Delaware corporate law. As a result, under the terms of the CSI Junior Preferred, the annual dividend rate was increased from $3.00 per share to $3.50 per share beginning the quarter ending August 31, 1996. Unpaid dividends on the Series A Junior Preferred cumulate and compound until paid. As a result of the Chapter 11 Filing, accrued dividends and accretion on the CSI Junior Preferred were suspended on the Filing Date. At October 17, 1996, the optional redemption price was $17.76. Cumulative undeclared, unpaid Series A Junior Preferred stock dividends were $4,883,000 and equivalent to 274,937 shares as of the Filing Date and at February 1, 1997. These equivalent shares are not issued or outstanding.

    Cumulative dividends on the Series B junior exchangeable preferred stock (Series B Junior Preferred) compound as if a stock dividend was declared at each quarterly dividend date. Undeclared, unpaid Series B Junior Preferred stock dividends were $6,129,000 and equivalent to 345,099 shares as of the Filing Date and at February 1, 1997. At February 3, 1996, undeclared, unpaid Series B Junior Preferred stock dividends were $4,920,000 and equivalent to 289,238 shares. These equivalent shares are not issued or outstanding.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. COUNTY SEAT, INC. (CONTINUED)
    The CSI Junior Preferred has a liquidation preference over CSI common stock equal to the optional redemption price plus accrued dividends. At CSI's option, the CSI Junior Preferred is exchangeable for 12% Exchange Debentures, due 2004, at the rate of $25 face value of debt for each share of stock. The 12% Exchange Debentures would be redeemable under the same conditions and at the same redemption price as the CSI Junior Preferred. The 12% Exchange Debentures would be subordinated to all senior and senior subordinated debt of the Company (see
Note 10).

    In May 1994, CSI repurchased 3,666 shares of CSI Junior Preferred held by a former officer and director of the Company at the optional redemption price of $15.37 per share.

    Of the 6,000,000 shares of CSI Junior Preferred authorized 3,085,164 shares were issued and outstanding at February 1, 1997 and February 3, 1996.

    COMMON STOCK

    As part of the Acquisition, CSI issued 3,375,000 shares of common stock, par value $.01, (CSI Common Stock) for $6.67 per share. Of the 50,000,000 shares authorized, 3,327,042 shares were issued and outstanding at February 1, 1997 and February 3, 1996.

    In 1994, in accordance with the terms of the Management Stock Subscription Agreement, CSI repurchased 170,119 shares of CSI Common Stock held by former officers of the Company. Vested shares were repurchased at $10.00 per share. Non-vested shares were repurchased at the original purchase price of $6.67 per share plus accrued interest on the notes issued to purchase the shares. The cash payments to repurchase the shares were reduced by approximately $1,187,000 in common stock notes receivable and interest due from the former officers. Net cash payments of $464,000 were made in settlement of these transactions.

    In September 1994, CSI reissued 138,000 shares of previously repurchased CSI Common Stock to current members of management at $10.00 per share. As payment for the shares, CSI received $46,000 in cash, $306,000 in notes due September 1, 1995 and $1,028,000 in notes due November 30, 1997. Interest on these notes receivable accrues at 9% per year. During fiscal 1995 and 1994, principal and interest on the common stock notes receivable due September 1, 1995 were repaid.

    On November 17, 1994, the Board of Directors effected a 2.25 for 1 stock split on the CSI Common Stock and authorized an additional 5,000,000 shares of preferred stock. On June 1, 1995, the Board of Directors effected a 2 for 3 stock split on the CSI Common Stock. All presentations of common shares and per common share data have been adjusted to reflect these changes.

    DIVIDENDS

    Under the terms of its DIP Credit Agreement (see Note 4), the Company cannot pay any dividends to CSI to fund payment of dividends to holders of CSI Common Stock. The indenture for the 12% Senior Subordinated Notes also restricts the ability of the Company to pay dividends to CSI to fund payment of dividends to holders of CSI Common Stock.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. COUNTY SEAT, INC. (CONTINUED)
    WARRANTS

    In connection with the 1993 senior subordinated notes issuance discussed in Notes 7 and 10, CSI issued 105,000 Warrants to purchase 183,000 shares of CSI Common Stock. The Warrants were valued at $24.76 per Warrant, and the $2,600,000 proceeds to CSI for the Warrants were contributed to the Company as a capital contribution. The Warrants are exercisable after April 15, 1994, upon the earlier of a change in control or initial public offering, as defined, or April 15, 1998, at $.007 per share, subject to adjustment. The Warrants expire on October 15, 1998.

    STOCK OPTIONS

    The CSI stock program, consisting of an incentive stock option plan and a director stock option plan, provides for the grant of options to purchase up to 375,000 shares of CSI Common Stock. As of February 1, 1997, options to purchase 141,652 shares of CSI Common Stock have been granted to management at $9.00 to $15.00 per share. These grants are exercisable 25% per year and expire five years from the date of the grant. At February 1, 1997, grants of 11,526, 39,000 and 34,688 shares were exercisable at $9.00, $10.00 and $15.00 per share, respectively. In February 1995, certain members of management exercised 14,649 common stock options at a total exercise price of $97,565. In June 1995, a former member of management exercised 505 common stock options at a total exercise price of $6,185.

    As of February 1, 1997, options to purchase 18,000 shares of CSI Common Stock have been granted to a director at $6.67 per share which are currently exercisable through January 2001 pursuant to a separate stock option agreement. In addition, options to purchase 3,000 shares of CSI Common Stock have been granted to a director at $15.00 per share, exercisable when vested through November, 2003 pursuant to a separate stock option agreement. These options to purchase 3,000 shares of CSI Common Stock vested 25% per year through November, 1996. As of February 1, 1997, options to purchase 3,000 shares were exercisable.

4. DEBTOR-IN-POSSESSION CREDIT AGREEMENT

    Following approval by the Court on October 17, 1996, the Company and CSI entered into the DIP Credit Agreement, which was subsequently amended as of March 5, 1997. The DIP Credit Agreement is funded through the Banks to provide working capital and longer-term financing. The DIP Credit Agreement matures January 31, 1998 or the effective date of a plan of reorganization under the Chapter 11 process. The Banks previously provided funding under the Company's pre-existing credit agreement and all outstanding obligations under the pre-existing credit agreement were secured and funded through the DIP Credit Agreement.

    The commitment under the DIP Credit Agreement provides for a revolving credit facility up to $125,000,000 including a $65,000,000 letter of credit facility. Availability under the DIP Credit Agreement is limited to certain percentages of eligible inventory. Availability is reduced by any amounts drawn under the facility as well as outstanding letters of credit and bank acceptances. The DIP Credit Agreement also requires that for a period of 30 consecutive days after each December 15 and before each February 15 of the following year, the Company must not have any aggregate borrowings (including Bankers Acceptances) outstanding under the DIP Credit Agreement, less cash on deposit, in excess of $65,000,000. Borrowings

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. DEBTOR-IN-POSSESSION CREDIT AGREEMENT (CONTINUED) under the facility are secured by the Company's assets and guaranteed by CSI. CSI's guarantee is secured by a pledge of its primary asset, the outstanding common stock of the Company.

    At the option of the Company, interest is payable on borrowings under the DIP Credit Agreement at a prime rate plus 1.5% or a Eurodollar rate plus 2.5%. The DIP Credit Agreement provides for a commitment fee during the period prior to maturity of 0.5% of the unutilized commitment under the DIP Credit Agreement.

    The DIP Credit Agreement contains certain covenants which, among other things, limit the amount of debt of the Company, restrict the payment of interest or principal on the Company's or CSI's prepetition debt or liabilities, restrict the payment of dividends on the Company's or CSI's redeemable preferred stock, limit the maximum value of inventory, limit expenditures for property and equipment and require the Company to maintain certain financial performance levels. The most restrictive financial performance levels at February 1, 1997 for the Company on a consolidated basis with CSI included maximum inventory levels of $81,000,000, minimum adjusted net worth, as defined, (including redeemable preferred stock and excluding the effect of certain restructuring charges) of $(150,000,000). For fiscal 1997, required financial performance levels, as amended, include, as defined, a minimum EBITDA of $22,298,000, minimum adjusted net worth of $(150,000,000), various limits on the permitted levels of inventory throughout the year and capital expenditure limitations of $3,500,000. The Company obtained a waiver with respect to certain of its financial covenants at February 1, 1997. The Company was in compliance with all other restrictive and financial covenants at February 1, 1997.

    Loans, borrowing base and letter of credit commitments under the DIP Credit Agreement and the pre-existing credit agreement were as follows (dollars in thousands):

                                                                                   FEBRUARY 1,
                                                                                      1997
                                                                                   -----------
AT PERIOD-END
  Loans outstanding..............................................................   $  38,600
  Borrowing base.................................................................      88,531
  Available borrowing base.......................................................      14,348
  Letter of credit commitments outstanding.......................................      20,612
  Bank Acceptances outstanding...................................................      14,971
DURING THE 52 WEEK PERIOD
  Days loans were outstanding....................................................         364
  Maximum loan borrowing.........................................................   $  91,000
  Average loan borrowing.........................................................      61,010
  Weighted average interest rate.................................................        8.48%

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. REORGANIZATION COSTS

    Reorganization costs primarily relate to stores closed during fiscal year 1996 and stores which Management has decided to close and is in the process of closing. Reorganization costs associated with additional store closings, if any, would be recorded in the period in which the decision is made. Reorganization costs recorded in fiscal 1996 were as follows (amounts in thousands):

Estimated lease rejection claims for closed stores.................  $  25,600
Write-off of fixed assets associated with stores closed............      7,239
Operating and other costs associated with closing stores...........      7,206
Professional fees and other reorganization costs...................      3,707
                                                                     ---------
                                                                     $  43,752
                                                                     ---------
                                                                     ---------

    In addition, the Company recorded inventory write-down charges of $4,311,000 as additional cost of goods sold, to adjust inventory liquidated in connection with closing stores, to net realizable value.

6. WRITE-OFF OF CERTAIN LONG-LIVED ASSETS

    In fiscal 1995, the Company recorded an $80,241,000 non-cash write-off of certain long-lived assets. The $74,718,000 of remaining goodwill was written off to reflect a change in the Company's estimate of its fair value. Certain fixed assets with a net book value of $5,523,000 were included in the write-off based on Management's estimate of the recoverability of their net book value.

    Goodwill of $87,596,000 was initially recorded at the time CSI acquired County Seat through a leveraged buyout transaction (the Acquisition) in 1989. The goodwill represented the excess of the purchase price over the valuation of the net assets acquired in the Acquisition. The purchase price was based on Management's expectations of future performance at the time of the Acquisition, considering historical experience and industry trends. These expectations assumed significant growth rates in revenue, improved store sales productivity, stable gross profit margins and sufficient cash flow from operations to repay Acquisition indebtedness in addition to funding capital expansion.

    During the third quarter of fiscal 1995, the Company revised its projections of earnings before interest and taxes. As a result of these revised projections and the Company's significant accumulated deficit, combined with CSI's inability to successfully complete its initial public offering, Management reevaluated its goodwill based on a fair value approach. The Company believes fair value is the preferable method of estimating goodwill, as it better reflects the impact of the Company's capital structure on the fair value of goodwill. The result of this reevaluation indicated the remaining unamortized balance of goodwill had no value.

    Also in the third quarter of fiscal 1995, the Company performed an analysis of the recoverability of the net book value of property and equipment. The Company analyzed cash flows on an individual store level to assess recoverability of store fixed assets. This analysis identified stores with a history of negative cash flows which were not expected to recover the carrying value of their fixed assets in the future. A non-cash charge of approximately $5,523,000 was recorded in fiscal 1995, representing the write-off of the net book value of non-recoverable property and equipment. Property and equipment associated with stores consists primarily of leasehold improvements and fixtures which have minimal residual value.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. EXTRAORDINARY ITEMS

    In the third quarter of fiscal 1996, the Company recorded an extraordinary charge of $2,692,000, with no tax benefit. The extraordinary charge represented the write-off of debt issuance costs related to the pre-existing credit agreement, which was replaced with the DIP Credit Agreement as of the Filing Date (see Note 4).

    In fiscal 1995, the Company recorded extraordinary charges totaling $9,997,000 in connection with certain refinancing activities. As a result of the redemption of the Company's then outstanding senior notes, an extraordinary charge of $2,362,000 was recorded, consisting of $1,640,000 of prepayment premiums on the senior notes and the write-off of $722,000 of debt issuance costs related to the early retirement of the senior notes, all net of related income tax benefits of $1,510,000. As a result of the exchange of substantially all of the Company's then-outstanding 12% senior subordinated notes maturing October 1, 2001 (the Old Notes) with 12% senior subordinated notes maturing October 1, 2002, an extraordinary charge of $7,635,000 was recorded. This extraordinary charge consisted of the write-off of $5,099,000 of unamortized issuance discount and $2,057,000 of debt issuance costs related to the early retirement of the Old Notes and $479,000 of prepayment premiums on the Old Notes, all net of related income tax benefits of $1,622,000.

8. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Land....................................................................................   $     765    $     765
Buildings and improvements..............................................................       4,235        4,235
Leasehold improvements..................................................................      42,175       57,613
Furniture, fixtures and equipment.......................................................      43,376       55,205
Leasehold rights........................................................................          --          134
Construction in progress................................................................         117        2,325
                                                                                          -----------  -----------
                                                                                              90,668      120,277
    Less-Accumulated depreciation and amortization......................................     (48,787)     (61,674)
                                                                                          -----------  -----------
                                                                                           $  41,881    $  58,603
                                                                                          -----------  -----------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. ACCRUED EXPENSES

    Accrued expenses consisted of the following (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Interest................................................................................   $     119    $   4,701
Payroll and related benefits............................................................       3,582        3,585
Taxes other than income taxes...........................................................       1,392        2,644
Rent....................................................................................         442        1,697
Other...................................................................................       6,030        7,286
                                                                                          -----------  -----------
                                                                                           $  11,565    $  19,913
                                                                                          -----------  -----------

10. LIABILITIES SUBJECT TO COMPROMISE

    Certain prepetition liabilities have been approved by the Court for payment. As of February 1, 1997, such amounts, to the extent not paid, were included in accrued expenses and other payables. The remainder of the Company's liabilities as of the Filing Date, and certain other prepetition claims, are classified as liabilities subject to compromise as of February 1, 1997. The reported amount of liabilities subject to compromise represents the Company's estimates of the amount of allowed claims under the Chapter 11 process. These estimates may be subject to change due to reconciliation of the bankruptcy claims through the Chapter 11 process, the termination of contractual obligations and the settlement of disputed claims (see Note 1).

    RESERVES FOR LEASE SETTLEMENTS

    As part of the Company's reorganization, approximately 200 stores were closed in the fourth quarter of fiscal 1996 (see Note 1). Leases for the closed stores were rejected under the Chapter 11 process. The reserve for lease settlements represents the Company's estimate of allowable claims for rejected lease contracts under the Chapter 11 process. The ultimate settlement of the claims for rejected contracts may vary significantly from the estimate.

    LONG-TERM DEBT

    Long-term debt subject to compromise consisted primarily of $105,000,000 principal amount of 12% senior subordinated notes, of which $104,959,000 matures October 1, 2002 and $41,000 matures October 1, 2001.

    The Company did not make the semi-annual interest payment on the 12% senior subordinated notes scheduled for October 1, 1996. This constituted a default under the indenture for the 12% senior subordinated notes. Interest accruals on the 12% senior subordinated notes were suspended as of the Filing Date. Prepetition accrued interest of $6,934,000 is included in the accrual balance of liabilities subject to compromise. Net interest expense included $835,000, $936,000 and $1,810,000 of debt issuance cost amortization and $56,000, $192,000 and $446,000 of interest income for 1996, 1995 and 1994, respectively. Additionally, net interest expense in 1995 and 1994 included $336,000 and $790,000 of issuance discount amortization, respectively, arising from the original issuance of the Old Notes.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. LIABILITIES SUBJECT TO COMPROMISE (CONTINUED)
    COUNTY SEAT STORES, INC. SENIOR EXCHANGEABLE PREFERRED STOCK

    In June 1991, County Seat issued 506,974 shares of Series A senior exchangeable preferred stock and 293,026 shares of Series B senior exchangeable preferred stock, par value $.01 (together, the County Seat Senior Preferred) for $25 per share.

    Dividends are cumulative and payable quarterly at an annual cash dividend rate of $4.50 per share through August 31, 2004. Each quarter thereafter, the rate increases $0.25 per share to a maximum of $5.75 per share. In addition, a dividend rate adjustment of $0.125 per quarter per share will occur if dividends remain unpaid for two consecutive quarters. County Seat may declare stock dividends in lieu of cash dividends for the Series A senior exchangeable preferred stock through February 15, 2000. Cash dividends can only be paid on the Series B senior exchangeable preferred stock if cash dividends are paid on the Series A senior exchangeable preferred stock.

    Cumulative stock dividends on the Series B senior exchangeable preferred stock compound as if a stock dividend was declared at each quarterly dividend date through February 15, 2000. As a result of the Chapter 11 filing, dividend accruals and issuance cost accretion on the County Seat Senior Preferred were suspended as of the Filing Date. Undeclared, unpaid stock dividends were $11,066,000 as of the Filing Date and at February 1, 1997 and $8,791,000 at February 3, 1996. These undeclared, unpaid stock dividends were equivalent to 442,643 shares as of the Filing Date and at February 1, 1997 and 351,638 shares at February 3, 1996. These equivalent shares are not issued or outstanding.

    The County Seat Senior Preferred is redeemable at the option of the shareholder only upon certain events, as defined, that primarily relate to a change in control of County Seat or CSI. In addition, County Seat can redeem the stock at any time for $25 per share plus accrued dividends. The County Seat Senior Preferred has a liquidation preference over the CSI Junior Preferred and the County Seat common stock equal to the redemption price of $25 per share plus accrued dividends. The County Seat Senior Preferred is exchangeable at the option of County Seat for 18% Exchange Debentures, due 2004, at the rate of $25 face value of debt for each share of stock. The 18% Exchange Debentures would be redeemable under the same conditions and at the same redemption price as the County Seat Senior Preferred. The 18% Exchange Debentures would be subordinated to all senior and senior subordinated debt of the Company.

    In connection with the issuance of the County Seat Senior Preferred, the Company recorded issuance costs of $1,476,000 as a reduction of the net carrying value of the County Seat Senior Preferred. The issuance costs were being amortized through 2004 as preferred stock accretion. The unamortized issuance costs were $1,004,000 as of the Filing Date and at February 1, 1997 and $1,093,000 at February 3, 1996.

    Of the 4,000,000 shares of County Seat Senior Preferred authorized, 1,565,695 and 1,408,272 shares were issued and outstanding at February 1, 1997 and February 3, 1996, respectively.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES

    The Company's tax year-end is the Saturday closest to July 31. A consolidated federal income tax return is filed. For the purpose of these financial statements, the Company has calculated income taxes as if it filed federal and state income tax returns for its fiscal years.

    The provision (benefit) for income taxes, excluding the income tax benefit of the extraordinary items, includes the following (in thousands):

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Current
  Federal.....................................................     $      --        $     900        $   3,941
  State.......................................................            --              232            1,016
                                                                     -------          -------          -------
                                                                          --            1,132            4,957
                                                                     -------          -------          -------
                                                                     -------          -------          -------
Deferred
  Federal.....................................................          (664)           5,805              295
  State.......................................................           (98)             695               43
                                                                     -------          -------          -------
                                                                        (762)           6,500              338
                                                                     -------          -------          -------
                                                                     -------          -------          -------
Total
  Federal.....................................................          (664)           6,705            4,236
  State.......................................................           (98)             927            1,059
                                                                     -------          -------          -------
                                                                   $    (762)       $   7,632        $   5,295
                                                                     -------          -------          -------
                                                                     -------          -------          -------

    As of February 1, 1997, the Company had a net operating loss carryforward of approximately $42,500,000. The Company's plan of reorganization or significant changes in ownership of the Company could substantially limit the use of the net operating loss carryforward.

    Under SFAS No. 109, deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The Company evaluates the recoverability of its deferred tax assets based on estimates of future operating income. Based on these estimates and in consideration of the Company's Chapter 11

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
filing, the Company recorded a valuation reserve of $42,238,000 against the entire balance of deferred tax assets as of February 1, 1997. The net deferred tax asset is comprised of the following (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Current deferred taxes:
Gross assets............................................................................   $  35,973    $   4,105
Gross liabilities.......................................................................        (227)        (483)
Valuation allowance.....................................................................     (35,746)      (2,633)
                                                                                          -----------  -----------
    Total current deferred taxes........................................................          --          989
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Non-current deferred taxes:
Gross assets............................................................................       6,492        8,715
Gross liabilities.......................................................................          --         (375)
Valuation allowance.....................................................................      (6,492)      (5,972)
                                                                                          -----------  -----------
    Total non-current deferred taxes....................................................          --        2,368
                                                                                          -----------  -----------
                                                                                          -----------  -----------
    Total deferred taxes................................................................   $      --    $   3,357
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows (in thousands):

                                                                                          FEBRUARY 1,  FEBRUARY 3,
                                                                                             1997         1996
                                                                                          -----------  -----------
Net operating losses....................................................................   $  20,885    $      --
Lease settlement reserve................................................................       9,984           --
Depreciation............................................................................       2,999        4,799
Accrued rent............................................................................       2,458        3,001
Other restructuring reserves............................................................       1,814           --
Book accruals...........................................................................       1,506          584
Acquisition related reserves............................................................       1,170        1,170
Inventory valuation.....................................................................         817        1,696
Deferred revenue........................................................................         400          715
Other...................................................................................         205           (3)
                                                                                          -----------  -----------
Temporary differences...................................................................      42,238       11,962
Valuation allowance.....................................................................     (42,238)      (8,605)
                                                                                          -----------  -----------
Net deferred tax asset..................................................................   $      --    $   3,357
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
    The Company's effective income tax rate was different than the statutory federal income tax rate for the following reasons (in thousands):

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Federal income taxes (benefit) at statutory rate..............    $   (25,479)     $   (26,996)      $   3,576
State taxes, net of federal income tax benefit................         (3,747)          (3,970)            525
Valuation allowance...........................................         28,476            8,605              --
Tax effect of nondeductible amortization expense and write-off
  related to goodwill.........................................             --           29,762             854
Tax effect of amortization of discount on long-term debt......             --              131             309
Other.........................................................            (12)             100              31
                                                                ---------------  ---------------       -------
Income tax provision (benefit)................................    $      (762)     $     7,632       $   5,295
                                                                ---------------  ---------------       -------
                                                                ---------------  ---------------       -------

12. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company's leases are principally for the use of retail store facilities and equipment and certain non-store equipment and are generally for a period of up to ten years. Most store leases are net leases which require the Company to pay real estate taxes, maintenance costs, insurance and other operating costs. Rent payments are based upon a combination of fixed rentals and rentals contingent upon sales levels.

    Subject to the approval of the Court, the Company can reject executory contracts, including leases, under the relevant provisions of the Bankruptcy Code. Rejection of a lease gives the lessor the right to assert a prepetition claim against the Company as though the lease had been terminated as of the date of the Chapter 11 filing. However, the amount of the claim may be limited by the Bankruptcy Code. Estimated allowed claims for rejected leases related to stores closed are included in reorganization costs (see Note 10). The analysis of lease commitments below has not been adjusted to reflect possible future lease rejections related to additional store closures, if any.

    At February 1, 1997, future annual minimum rentals for all noncancelable operating leases were as follows (in thousands):

1997..............................................................  $  49,560
1998..............................................................     45,692
1999..............................................................     39,796
2000..............................................................     35,024
2001..............................................................     30,082
Thereafter........................................................     62,929
                                                                    ---------
                                                                    $ 263,083
                                                                    ---------
                                                                    ---------

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense was as follows (in thousands):

                                                                52 WEEKS ENDED   53 WEEKS ENDED   52 WEEKS ENDED
                                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,
                                                                     1997             1996             1995
                                                                ---------------  ---------------  ---------------
Minimum rents.................................................     $  65,863        $  65,240        $  58,750
Contingent rents..............................................            97              336              693
                                                                     -------          -------          -------
                                                                   $  65,960        $  65,576        $  59,443
                                                                     -------          -------          -------
                                                                     -------          -------          -------

    LITIGATION

    The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these matters cannot be determined, Management does not expect disposition of these proceedings to have a material impact on the financial position, results of operations or liquidity of the Company. Under Chapter 11, actions to pursue litigation against the Company are automatically stayed if the claim arose, or is based on events that occurred on or before the petition date of October 17, 1996.

    SUPPLIERS

    Levi Strauss is a significant supplier of brand name goods, representing approximately 31% of County Seat's total sales in fiscal 1996.

13. RELATED PARTY TRANSACTIONS

    Affiliates of DLJ held 1,407,630 and 1,407,630 shares of CSI Junior Preferred and 788,141 and 709,483 shares of the County Seat Senior Preferred at February 1, 1997 and February 3, 1996, respectively. Undeclared, unpaid stock dividends on the CSI Junior Preferred and County Seat Senior Preferred held by affiliates of DLJ, if issued, would be equivalent to 137,992 and 229,943 shares, respectively, as of February 1, 1997. In addition, affiliates of DLJ held 917,746 shares of CSI Common Stock at February 1, 1997 and February 3, 1996.

    The Company had a financial advisory and exclusive investment banking agreement with DLJ dated December 4, 1989 that required an annual retainer fee of $250,000 plus reimbursement for certain expenses incurred for services provided. This agreement expired on December 4, 1994. During the 52-week period ended February 1, 1997, the 53-week period ended February 3, 1996 and the 52-week period ended January 28, 1995, the Company paid to DLJ fees of $167,000, $556,000 and $257,000, respectively.

14. RETIREMENT PLAN

    The Company has an Employee 401(k) Savings Plan (the Plan), which is independently administered. All employees consistently working a minimum of 20-hour weeks and completing one year of service, as defined, are eligible to participate in the Plan. The Company is required to match 25% of the first 6% of compensation contributed by each employee. In addition, a discretionary contribution may be made if the Company meets its financial objectives. The Company's contributions under the Plan were $260,000, $297,000 and $252,000 for 1996, 1995 and 1994, respectively.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. RETIREMENT PLAN (CONTINUED)
    In January, 1991, the Company amended the Plan to include an employee profit sharing feature which covers all employees consistently working a minimum of 20-hour weeks and completing one year of service, as defined. Each year, a contribution up to 3% of an employee's compensation may be made if the Company meets its financial objectives. Eligible employees are immediately vested in profit sharing contributions made by the Company. The Company made a profit sharing contribution of $222,000 under the Plan in 1994. There were no contributions for 1996 or 1995. The Company does not provide other post-retirement benefits.

15. SUBSEQUENT EVENTS

    On August 22, 1997 the Company filed the "First Amended Disclosure Statement with Respect to the Plan of Reorganization of County Seat Stores, Inc." with the Court which was confirmed on October 1, 1997 and consummated on October 29, 1997 (Effective Date). Therefore, the Company emerged from bankruptcy as a newly reorganized entity. The plan of reorganization segregated creditors into three classes--unclassified claims, unimpaired claims and impaired claims. Unclassified and unimpaired claims were satisfied by cash payments totaling $4,234,286. In exchange for impaired claims of approximately $151.0 million, creditors received $4.2 million. In exchange for impaired claims of approximately $151.0 million, creditors received 20 million shares of the new common stock of the Company (100% of the Company's stock) valued at $66.9 million representing 44% recovery of their claims. Previous preferred stockholders received warrants valued at $1.6 million in exchange for their claims of $50.3 million. Additionally, a $1.5 million security account was established to pay lease cures, disputed claims and holdback professional fees.

    The effects of the Company's reorganization under Chapter 11 has been accounted for in the Company's consolidated balance sheet at November 1, 1997 using principles required by the American Institute of Certified Public Accountants, Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (Fresh Start Accounting). Fresh Start Accounting results in a revaluation of the Company's assets and liabilities as of the Effective Date to reflect the estimated fair market values of those assets and liabilities in conformity with the procedures specified by Accounting Principles Board (APB) No. 16, "Business Combinations". The valuation differences are charged to the Reorganization Value in Excess of Amounts Allocable to Identified Assets account (Excess Reorganization Value).

    On or about September 29, 1997, RAI Credit Corporation (RAI) filed an adversary proceeding against the Company in the Court. The Company and RAI had entered into an Account Purchase and Service Agreement dated July 11, 1997 (Agreement) pursuant to which RAI had agreed to establish and service a private-label credit card program for the Company. In September 1997, the Company notified RAI that it was terminating the Agreement on the ground that RAI had materially breached and failed to perform under the Agreement. RAI's complaint alleges that the Company wrongfully terminated the Agreement and seeks compensatory damages of no less than $10,741,960 and an injunction prohibiting the Company from entering into a private-label credit card program with any person other than RAI prior to the beginning of 1999, as well as attorneys' fees and costs.

    The Company believes that it has meritorious defenses to RAI's complaint and counterclaims against RAI, which it intends to pursue vigorously. Although the ultimate outcome of the litigation cannot be

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SUBSEQUENT EVENTS (CONTINUED)
predicted at this time, management believes that any resolution of this matter will not have a material adverse effect on the Company's financial position or future results of operations.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                        PRO FORMA       AS
                                                                           HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                                           ----------  -----------  ----------
Net sales................................................................  $  538,260   $(156,741)(a) $  381,519
Cost of sales, including buying and occupancy............................     416,389    (132,651)(a)    283,738
                                                                           ----------  -----------  ----------
    Gross profit.........................................................     121,871     (24,090)      97,781
Selling, general and administrative expenses.............................     126,561     (39,118)(a)     82,143
                                                                                             (400)(b)
                                                                                           (4,900)(c)
Depreciation and amortization............................................      11,051      (3,444)(d)     12,212
                                                                                            4,605(e)
Reorganization costs.....................................................      43,752     (43,752)(f)     --
Interest expense, net....................................................      15,445      (2,557)(g)     12,888
                                                                           ----------  -----------  ----------
    Loss before income taxes and extraordinary item......................     (74,938)    (65,476)      (9,462)
                                                                           ----------  -----------  ----------
Income taxes (benefit)...................................................        (762)     --             (762)
                                                                           ----------  -----------  ----------
    Loss before extraordinary item.......................................  $  (74,176)  $ (65,476)      (8,700)
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------
Other Data:
  EBITDA(h)..............................................................  $   (4,490)              $   15,638
                                                                           ----------               ----------
                                                                           ----------               ----------

------------------------

(a) Reflects the elimination of results related to the 341 closed or decided to be closed stores from the beginning of 1996 through the end of 1997 and the consolidation of certain regional offices.

(b) Reflects the planned closing of the Dallas and Minneapolis corporate offices and the opening of the Company's new corporate headquarters in New York.

(c) Reflects the adjustment to rent expense to reflect leases modified pursuant to the Plan of Reorganization.

(d) Reflects the reduction in depreciation expense related to property and equipment of closed stores and the write-off of assets recorded as a component of reorganization costs associated with closed stores, assuming closure occurred February 4, 1996.

(e) Reflects the amortization of the Reorganization Value in Excess of Amounts Allocated to Identified Assets over a 15 year period, assuming fresh start accounting was recorded as of February 4, 1996.

(f) Reflects the elimination of the provision for reorganization costs associated with store closures and professional fees and other expenses associated with the Chapter 11 case, assuming the Plan of Reorganization was implemented on February 4, 1996.

(g) Reflects the adjustment to interest expenses, amortization of debt issuance costs, and amortization of the debt discount to reflect restructured capitalization of the Company related to the Private Note Offering and the Senior Credit Facility.

(h) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance under GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity.

                    COUNTY SEAT STORES, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE 39 WEEKS ENDED NOVEMBER 1, 1997

                             (DOLLARS IN THOUSANDS)

                                                                                  PRO FORMA       AS
                                                                     HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                                     ----------  -----------  ----------
Net sales..........................................................  $  277,137   $ (43,427)(a) $  233,710
Cost of sales, including buying and occupancy......................     202,824     (35,725)(a)    167,099
Cost of sales, special charge......................................      11,975     (11,975)          --
                                                                     ----------  -----------  ----------
    Gross profit...................................................      62,338       4,273       66,611
Selling, general and administrative expenses.......................      71,465      (8,762)(a)     58,803
                                                                                       (300)(b)
                                                                                     (3,600)(c)
Depreciation and amortization......................................       6,136      (3,150)(d)      6,468
                                                                                      3,482(e)
Reorganization costs...............................................      38,405     (38,405)(f)
Interest expense, net..............................................       4,019       5,647(g)      9,666
                                                                     ----------  -----------  ----------
    Loss before income taxes.......................................     (57,687)    (49,361)      (8,326)
                                                                     ----------  -----------  ----------
Income taxes (benefit).............................................          --          --           --
                                                                     ----------  -----------  ----------
    Net loss.......................................................  $  (57,687)  $ (49,361)  $   (8,326)
                                                                     ----------  -----------  ----------
                                                                     ----------  -----------  ----------
Other Data:
  EBITDA(h)........................................................  $   (9,127)              $    7,808
                                                                     ----------               ----------
                                                                     ----------               ----------

------------------------
(a) Reflects the elimination of results related to the 137 closed or decided to be closed stores during the 39-week period and the consolidation of certain regional offices.

(b) Reflects the planned closing of the Dallas and Minneapolis corporate offices and the opening of the Company's new corporate headquarters in New York.

(c) Reflects the adjustment to rent expense to reflect leases modified pursuant to the Plan of Reorganization.

(d) Reflects the reduction in depreciation expense related to property and equipment of closed stores and the write-off of assets recorded as a component of reorganization costs associated with closed stores, assuming closure occurred February 2, 1997.

(e) Reflects the amortization of the Reorganization Value in Excess of Amounts Allocated to Identified Assets over a 15 year period, assuming fresh start accounting was recorded as of February 2, 1997.

(f) Reflects the elimination of the provision for reorganization costs associated with store closures and professional fees and other expenses associated with the Chapter 11 case, assuming the Plan of Reorganization was implemented on February 2, 1997.

(g) Reflects the adjustment to interest expense, amortization of debt issuance costs, and amortization of the debt discount, to reflect restructured capitalization of the Company related to the Offering and the Senior Credit Facility.

(h) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and reorganization costs. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance under GAAP) or (ii) cash flows from operating, investing, or financing activities as an indicator of cash flows or as a measure of liquidity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Notice to Investors............................
Special Note Regarding Forward-Looking
Statements.....................................
Available Information..........................
Summary........................................
Risk Factors...................................
No Cash Proceeds to the Company................
Dividend Policy................................
Market for the Common Stock....................
Capitalization.................................
Selected Historical Financial Data.............
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Management.....................................
Certain Relationships..........................
Principal Stockholders.........................
Certain Provisions of the Articles of
  Incorporation and By-laws....................
Certain Provisions of the Minnesota Business
  Corporation Act..............................
Plan of Reorganization.........................
Description of Certain Indebtedness............
Description of Capital Stock...................
Selling Stockholders...........................
Plan of Distribution...........................
Legal Matters..................................
Independent Public Accountants.................
Index to Consolidated Financial Statements.....  I-1
Financial Statements...........................  F-1
Pro Forma Financial Statements.................  PF-1

                               10,000,000 SHARES

                            COUNTY SEAT STORES, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the Shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Commission registration fee and NASD filing fee.

Commission registration fee.....................................
Legal fees and expenses.........................................
Accounting fees and expenses....................................
Miscellaneous...................................................
                                                                  ---------
    Total.......................................................
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

MINNESOTA BUSINESS CORPORATION ACT

    Under Section 302A.521 of the MBCA, a corporation shall indemnify a past or present director, officer or employee who is made or threatened to be made a party to a proceeding by reason of actions undertaken in the person's official capacity. Such persons shall be indemnified against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred in connection with the proceeding, as long as the person: (1) has not been indemnified by another organization or employee benefit plan against the same items arising out of the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and, if there was a conflict of interest, statutory procedures were followed; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that his/her conduct was in the best interests of the corporation (or where any such person was acting on the behest of the corporation as a director, officer, employee or agent of another entity, the person reasonably believed that the conduct was not opposed to the best interests of the corporation). Eligibility for indemnification is determined by the board, a committee or special legal counsel under procedures specified by the statute.

    Nothing in the statute shall be construed to limit the power of the corporation to indemnify persons other than a director, officer, employee, or member of a committee of the board of the corporation by contract or otherwise.

    MBCA Section 302A.521 also permits the reimbursement of an indemnified person by the corporation of reasonable expenses (including attorneys' fees and disbursements) incurred by the person in advance of the final disposition of the proceeding, upon compliance with certain statutory procedures. The corporation may also reimburse expenses, including attorneys' fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

    A corporation's articles or bylaws may prohibit, limit or impose conditions on indemnification or advances of expenses otherwise required by Section 302A.521 if the prohibition, limitation or conditions apply equally to all persons or to all persons within a given class. No such prohibition or limit on indemnification may affect the right of a person to indemnification or advances of expenses with respect to any acts or omissions of the person occurring prior to the effective date of the prohibition or limit on indemnification or advances.

    A corporation may purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this section.

    A corporation that indemnifies or advances expenses to a person in accordance with Section 302A.521 in connection with a proceeding by or on behalf of the corporation shall report to the shareholders in writing the amount of the indemnification or advance and to whom and on whose behalf it was paid not later than the next meeting of shareholders.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

    The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify its directors and officers and any other permitted persons to the fullest extent permitted by Section 302A.521 of the MBCA.

    The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

    Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the Registration Rights Agreement, the Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Pursuant to the Plan of Reorganization, 20,000,000 shares of Common Stock (including the shares subject to this Prospectus) were issued following the Effective Date and, as of March 16, 1998, constituted all of the shares of Common Stock outstanding. Under the Plan of Reorganization, the Company also issued (i) Series A Warrants to purchase up to 2,285,718 shares of Common Stock,
(ii) Series B Warrants to purchase up to an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants, the Series C Warrants described below, and options to purchase Common Stock granted to certain employees (the "Employee Options")), and (iii) Series C Warrants to Mr. Sam Forman to purchase an aggregate of 15% of Common Stock (subject to dilution by the Series A Warrants and certain Employee Options). As of the date hereof, none of the holders of the foregoing warrants or options have exercised their rights to acquire shares of Common Stock. Concurrently with the Plan of Reorganization, as of the Effective Date, the Company also issued $85,000,000 aggregate principal amount of the Private Notes in order to settle claims of certain of the Company's creditors.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits

 EXHIBIT
   NO.     DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------

    2.1+   First Amended Plan of Reorganization of County Seat Stores, Inc., dated August 22, 1997.

    2.2+   Order of United States Bankruptcy Court, dated October 1, 1997, confirming First Amended Plan of
           Reorganization of County Seat Stores, Inc.

    3.1+   Articles of Amendment and Restatement of the Articles of Incorporation of County Seat Stores, Inc.

    3.2+   Amended and Restated Bylaws of County Seat Stores, Inc.

    4.1    Registration Rights Agreement dated as of January 8, 1998 by and among County Seat Stores, Inc. and the
           Selling Stockholders.

   *5.1    Opinion of Eaton & Van Winkle with respect to the legality of the Shares.

 EXHIBIT
   NO.     DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------

   10.1+   Loan and Security Agreement dated October 29, 1997 between BankBoston Retail Finance, Inc. and County
           Seat Stores, Inc.

   10.2+   Revolving Credit Note dated December 11, 1997 between BankBoston Retail Finance, Inc. and Count Seat
           Stores, Inc.

   10.3+   Revolving Credit Note dated December 11, 1997 between BankAmerica Business Credit, Inc. and County Seat
           Stores, Inc.

   10.4+   Revolving Credit Note dated December 11, 1997 between Congress Financial Corporation Central and County
           Seat Stores, Inc.

   10.5+   Revolving Credit Note dated December 11, 1997 between Foothill Capital Corporation and County Seat
           Stores, Inc.

   10.6+   Revolving Credit Note dated December 11, 1997 FINOVA Capital Corporation and County Seat Stores, Inc.

   10.7+   Revolving Credit Note dated December 11, 1997 between The CIT Group/Business Credit, Inc. and County
           Seat Stores, Inc.

   10.8+   Non-Encumbrance Agreement dated October 29, 1997 between BankBoston Retail Finance, Inc. and County Seat
           Stores, Inc.

   10.9+   Trademark and Trademark Applications Security Agreement dated October 29, 1997 between BankBoston Retail
           Finance, Inc. and County Seat Stores, Inc.

   10.10+  Copyright and Copyright Applications Security Agreement dated October 29, 1997 between BankBoston Retail
           Finance, Inc. and County Seat Stores, Inc.

   10.11+  Form of Guaranty between BankBoston Retail Finance, Inc. and County Seat Stores, Inc.

   10.12+  Form of Trademark and Trademark Applications Security Agreement between BankBoston Retail Finance, Inc.
           and CSS Trade Names, Inc.

   10.13+  Form of Trademark License Agreement between Levi Strauss & Co. and County Seat Stores, Inc.

   10.14+  Lease Agreement dated June 30, 1990 by and between CB Institutional Fund VIII and County Seat Stores,
           Inc. incorporated herein by reference to the Company's Registration Statement on Form S-1. (No.
           33-66868).

   10.15+  Consulting Agreement dated November 14, 1997, between County Seat Stores, Inc. and Forman Enterprises,
           Inc.

   10.16+  Consulting Agreement dated July 30, 1996, between County Seat Stores, Inc. and Retail Consulting
           Services, Inc.

   10.17+  Amendment to Consulting Agreement dated March 12, 1997, between County Seat Stores, Inc. and Retail
           Consulting Services, Inc.

   10.18+  Employment Agreement dated August 11, 1997, between Sam Forman and County Seat Stores, Inc.

   12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges

   21.1+   Subsidiaries of the Registrant.

  *23.1    Consent of Eaton & Van Winkle (included in their opinion filed as Exhibit 5.1 hereto).

   23.2    Consent of Arthur Anderson L.L.P.

   24.1    Power of Attorney of County Seat Stores, Inc. (included on signature page to this Registration Statement on S-1).

 EXHIBIT
   NO.     DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------

   27.1    Financial Data Schedule.

------------------------

*   To be filed by amendment.

+ Filed as part of the Company's Registration Statement on Form S-4 covering its Exchange Offer for its 12 3/4 Senior Notes (filed concurrently with this Registration Statement on Form S-4), and incorporated herein by reference under Rule 411(c) under the Securities Act and 126-23 under the Exchange Act.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

------------------------

*   To be filed by amendment.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 13, 1998.

                                COUNTY SEAT STORES, INC.

                                BY:                /S/ SAM FORMAN
                                     -----------------------------------------
                                                     Sam Forman
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sam Forman and Brett Forman and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

        /s/ SAM FORMAN          President; Chief Executive     March 13, 1998
------------------------------    Officer; Director
          Sam Forman

     /s/ BRETT D. FORMAN        Executive Vice President;      March 13, 1998
------------------------------    Director
       Brett D. Forman

     /s/ PAUL J. KITTNER        Senior Vice President;         March 13, 1998
------------------------------    Chief Financial Officer;
       Paul J. Kittner            Treasurer

     /s/ JOHN S. BELISLE        Director                       March 13, 1998
------------------------------
       John S. Belisle

   /s/ MARSHALL FELENSTEIN      Director                       March 13, 1998
------------------------------
     Marshall Felenstein

       /s/ FAITH LARSEN         Director                       March 13, 1998
------------------------------
         Faith Larsen

       /s/ JOHN MEINERT         Director                       March 13, 1998
------------------------------
         John Meinert

     /s/ M. BRENT STEVENS       Director                       March 13, 1998
------------------------------
       M. Brent Stevens

                                 EXHIBIT INDEX

 EXHIBIT                                                                                                      PAGE
   NO.     DESCRIPTION                                                                                         NO.
---------  -----------------------------------------------------------------------------------------------  ---------

    2.1+   First Amended Plan of Reorganization of County Seat Stores, Inc., dated August 22, 1997.

    2.2+   Order of United States Bankruptcy Court, dated October 1, 1997, confirming First Amended Plan of Reorganization of County Seat Stores, Inc.

    3.1+   Articles of Amendment and Restatement of the Articles of Incorporation of County Seat Stores,
           Inc.

    3.2+   Amended and Restated Bylaws of County Seat Stores, Inc.

    4.1    Registration Rights Agreement dated as of January 8, 1998 by and among County Seat Stores, Inc.
           and the Selling Stockholders.

   *5.1    Opinion of Eaton & Van Winkle with respect to the legality of the Shares.

   10.1+   Loan and Security Agreement dated October 29, 1997 between BankBoston Retail Finance, Inc. and
           County Seat Stores, Inc.

   10.2+   Revolving Credit Note dated December 11, 1997 between BankBoston Retail Finance, Inc. and Count
           Seat Stores, Inc.

   10.3+   Revolving Credit Note dated December 11, 1997 between BankAmerica Business Credit, Inc. and
           County Seat Stores, Inc.

   10.4+   Revolving Credit Note dated December 11, 1997 between Congress Financial Corporation Central and County Seat Stores, Inc.

   10.5+   Revolving Credit Note dated December 11, 1997 between Foothill Capital Corporation and County
           Seat Stores, Inc.

   10.6+   Revolving Credit Note dated December 11, 1997 FINOVA Capital Corporation and County Seat
           Stores, Inc.

   10.7+   Revolving Credit Note dated December 11, 1997 between The CIT Group/Business Credit, Inc. and
           County Seat Stores, Inc.

   10.8+   Non-Encumbrance Agreement dated October 29, 1997 between BankBoston Retail Finance, Inc. and
           County Seat Stores, Inc.

   10.9+   Trademark and Trademark Applications Security Agreement dated October 29, 1997 between
           BankBoston Retail Finance, Inc. and County Seat Stores, Inc.

   10.10+  Copyright and Copyright Applications Security Agreement dated October 29, 1997 between
           BankBoston Retail Finance, Inc. and County Seat Stores, Inc.

   10.11+  Form of Guaranty between BankBoston Retail Finance, Inc. and County Seat Stores, Inc.

   10.12+  Form of Trademark and Trademark Applications Security Agreement between BankBoston Retail
           Finance, Inc. and CSS Trade Names, Inc.

   10.13+  Form of Trademark License Agreement between Levi Strauss & Co. and County Seat Stores, Inc.

   10.14+  Lease Agreement dated June 30, 1990 by and between CB Institutional Fund VIII and County Seat
           Stores, Inc. incorporated herein by reference to the Company's Registration Statement on Form
           S-1. (No. 33-66868).

   10.15+  Consulting Agreement dated November 14, 1997, between County Seat Stores, Inc. and Forman
           Enterprises, Inc.

   10.16+  Consulting Agreement dated July 30, 1996, between County Seat Stores, Inc. and Retail
           Consulting Services, Inc.

   10.17+  Amendment to Consulting Agreement dated March 12, 1997, between County Seat Stores, Inc. and
           Retail Consulting Services, Inc.

 EXHIBIT                                                                                                      PAGE
   NO.     DESCRIPTION                                                                                         NO.
---------  -----------------------------------------------------------------------------------------------  ---------
   12.1    Statement re: Computation of Ratio of Earnings to Fixed Charges

   21.1+   Subsidiaries of the Registrant.

  *23.1    Consent of Eaton & Van Winkle (included in their opinion filed as Exhibit 5.1 hereto).

   23.2    Consent of Arthur Anderson L.L.P.

   24.1    Power of Attorney of County Seat Stores, Inc. (included on signature page to this Registration
           Statement on S-1).

   27.1    Financial Data Schedule.

------------------------

*   To be filed by amendment.

+ Filed as part of the Company's Registration Statement on Form S-4 covering its Exchange Offer for its 12 3/4 Senior Notes (filed concurrently with this Registration Statement on Form S-4), and incorporated herein by reference under Rule 411(c) under the Securities Act and 12b-23 under the Exchange Act.